Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

MID-AMERICA APARTMENT COMMUNITIES, INC.

MID-AMERICA APARTMENTS, L.P.

MARTHA MERGER SUB, L.P.

COLONIAL PROPERTIES TRUST

and

COLONIAL REALTY LIMITED PARTNERSHIP

Dated as of June 3, 2013

This Agreement and Plan of Merger (the “Agreement”) contains representations and warranties that Mid-America Apartment Communities, Inc., Mid-America Apartments, L.P. and Martha Merger Sub, L.P. (the “Mid-America Parties”) and Colonial Properties Trust and Colonial Realty Limited Partnership (the “Colonial Parties”) made to one another. These representations and warranties were made only for the purposes of the Agreement and solely for the benefit of the Mid-America Parties and the Colonial Parties as of specific dates, may be subject to important limitations and qualifications agreed to by the Mid-America Parties and the Colonial Parties and included in confidential disclosure schedules provided by the Mid-America Parties and the Colonial Parties in connection with the signing of the Agreement, and may not be complete. Furthermore, these representations and warranties may have been made for the purposes of allocating contractual risk between the Mid-America Parties and the Colonial Parties instead of establishing these matters as facts, and may or may not have been accurate as of any specific date and do not purport to be accurate as of the date of the filing of the Agreement by Mid-America Apartment Communities, Inc. and Colonial Properties Trust and Colonial Realty Limited Partnership with the U.S. Securities and Exchange Commission. Accordingly, you should not rely upon the representations and warranties contained in the Agreement as characterizations of the actual state of facts, since they were intended to be for the benefit of, and to be limited to, the Mid-America Parties and the Colonial Parties.

i

EXHIBITS AND SCHEDULES

Exhibit A – Form of Mid-America Apartment Communities, Inc. Executive Waiver
Exhibit B – Form of Colonial Properties Trust Voting Agreement
Exhibit C – Form of Mid-America Apartment Communities, Inc. Voting Agreement
Exhibit D – Form of Plan of Merger
Exhibit E – Form of Mid-America Apartments, L.P. Limited Partnership Agreement

Exhibit F – Colonial Properties Trust Tax Representation Letter
Exhibit G-1 – Mid-America Apartment Communities, Inc. Tax Representation Letter (Form 1)
Exhibit G-2 – Mid-America Apartment Communities, Inc. Tax Representation Letter (Form 2)
Exhibit H – Form of Colonial Properties Trust REIT Opinion
Exhibit I – Form of Mid-America Apartment Communities, Inc. REIT Opinion
Exhibit J – Form of Mid-America Apartment Communities, Inc. 368 Opinion
Exhibit K – Form of Colonial Properties Trust 368 Opinion

Schedule A – Colonial Properties Trust Voting Agreement Parties
Schedule B – Mid-America Apartment Communities, Inc. Voting Agreement Parties
Schedule C – Knowledge of Colonial Properties Trust
Schedule D – Knowledge of Mid-America Apartment Communities, Inc.
Colonial Properties Trust Disclosure Letter
Mid-America Apartment Communities, Inc. Disclosure Letter

v

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of June 3, 2013 (this “Agreement”), is by and among MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (“MAA”), MID-AMERICA APARTMENTS, L.P., a Tennessee limited partnership (“MAA LP”), MARTHA MERGER SUB, L.P., a Delaware limited partnership and a subsidiary of MAA LP (“OP Merger Sub”), COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (“Colonial”), and COLONIAL REALTY LIMITED PARTNERSHIP, a Delaware limited partnership (“Colonial LP”). MAA, MAA LP, OP Merger Sub, Colonial and Colonial LP are each sometimes referred to herein as a “Party” and collectively as the “Parties”.

WHEREAS, the board of directors of MAA (the “MAA Board”) and the board of trustees of Colonial (the “Colonial Board”) have determined that it is in the best interests of their respective companies and respective shareholders for MAA and Colonial to combine their businesses by way of a merger of Colonial with and into MAA, with MAA being the surviving entity (the “Parent Merger”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Alabama Real Estate Investment Trust Law (as amended, the “AREITL”), the Alabama Business and Nonprofit Entities Code, to the extent applicable (the “ABNEC”), and the Tennessee Business Corporation Act (as amended, the “TBCA”);

WHEREAS, MAA, as the sole general partner of MAA LP, Colonial, as the sole general partner of Colonial LP, and MAA LP, as the sole general partner of OP Merger Sub, deem it advisable and in the best interest of their respective limited partners that, prior to the Parent Merger, OP Merger Sub shall merge with and into Colonial LP, with Colonial LP continuing as the surviving entity and an indirectly wholly-owned subsidiary of MAA LP after the Mergers (such merger transaction, the “Partnership Merger” and, together with the Parent Merger, the “Mergers”), on the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware Revised Uniform Limited Partnership Act (as amended, the “DRULPA”);

WHEREAS, each of the MAA Board and the Colonial Board has taken all actions required for the execution of this Agreement by MAA and Colonial, respectively, and approved the consummation of the Mergers and the other the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement;

WHEREAS, MAA, in its capacity as the general partner of MAA LP, Colonial, in its capacity as the general partner of Colonial LP, and MAA LP, in its capacity as the general partner of OP Merger Sub, have each taken all actions required for the execution of this Agreement by MAA LP, Colonial LP and OP Merger Sub, respectively, and to approve the consummation by MAA LP, Colonial LP and OP Merger Sub, respectively, of the transactions contemplated hereby;

WHEREAS, as an inducement to the Colonial Parties to enter into this Agreement, concurrently with the execution of this Agreement, certain of MAA’s executive officers have entered into an agreement, in the form attached hereto as Exhibit A (the “MAA Executive Waivers”), dated as of the date hereof, pursuant to which such executive officers have agreed, among other things, that the Mergers and the other transactions contemplated by this Agreement shall not constitute a change in control as defined in the executive officer’s applicable restricted stock and employment agreements;

WHEREAS, as an inducement to the MAA Parties to enter into this Agreement, certain of Colonial’s shareholders listed on Schedule A hereto have entered into a voting agreement, dated as of the date hereof, in the form attached hereto as Exhibit B (the “Colonial Voting Agreement”) pursuant to which such shareholders have agreed, among other matters, to vote the Colonial Common Shares held by them for approval of the Parent Merger and the other transactions contemplated by this Agreement;

WHEREAS, as an inducement to the Colonial Parties to enter into this Agreement, certain of MAA’s shareholders listed on Schedule B hereto have entered into a voting agreement, dated as of the date hereof, in the form attached hereto as Exhibit C (the “MAA Voting Agreement”) pursuant to which such shareholders have agreed, among other matters, to vote (i) the MAA Common Stock held by them for approval of the Parent Merger, the issuance of the MAA Common Stock to be issued in the Parent Merger and the other transactions contemplated by this Agreement, and (ii) the MAA OP Units, if any, held by them in favor of the MAA Partner Approval;

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the execution of this Agreement and to prescribe various conditions to the Mergers; and

WHEREAS, for federal income tax purposes, it is intended that (i) the Parent Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” with respect to the Parent Merger for purposes of Sections 354 and 361 of the Code, and (ii) the Partnership Merger shall qualify as and constitute an “asset-over” form of merger under Treasury Regulations Section 1.708-1(c)(3)(i) with MAA LP being a continuation of MAA LP pursuant to Treasury Regulations Section 1.708-1(c)(1).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, intending to be legally bound, the Parties agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions.

(a) For purposes of this Agreement:

“Action” means any claim, action, suit, proceeding, arbitration, mediation or other investigation.

“Affiliate” of a specified Person means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Business Day” means any day other than a Saturday, Sunday or any day on which banks located in New York, New York are authorized or required to be closed.

“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.

“Colonial Bylaws” means the Bylaws of Colonial, as amended and supplemented and in effect on the date hereof.

“Colonial Common Shares” means common shares of beneficial interest in Colonial, par value $0.01 per share.

“Colonial Declaration of Trust” means the Declaration of Trust of Colonial, as amended and supplemented and in effect on the date hereof.

“Colonial Equity Incentive Plans” means the Colonial 2008 Omnibus Incentive Plan, as amended, the Colonial Third Amended and Restated Share Option and Restricted Share Plan, as amended, and the Colonial Non-Employee Trustee Share Option Plan, as amended.

“Colonial ESPP” means Colonial’s Employee Share Purchase Plan, as amended.

“Colonial LP Agreement” means the Fourth Amended and Restated Agreement of Limited Partnership of Colonial LP, dated as of January 27, 2012, as amended, modified or supplemented from time to time.

“Colonial Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of Colonial and the Colonial Subsidiaries taken as a whole or (b) that will or would reasonably be expected to, prevent or materially impair the ability of the Colonial Parties to consummate the Mergers in the manner contemplated hereby before the Outside Date; provided, however, that for purposes of clause (a) “Colonial Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of Colonial to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a Colonial Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of MAA, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any Colonial Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not materially disproportionately affect Colonial and the Colonial Subsidiaries, taken as a whole, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States, and in the case of clause (viii) do not materially disproportionately affect Colonial and the Colonial Subsidiaries, taken as a whole, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which Colonial and the Colonial Subsidiaries operate or own or lease properties.

“Colonial OP Unit” shall mean a limited partnership interest in Colonial LP designated as a “Class A Unit” and a “Partnership Unit” under the Colonial LP Agreement.

“Colonial Option” means any option to purchase Colonial Common Shares under the Colonial Equity Incentive Plans or otherwise.

“Colonial Party” means any of Colonial or Colonial LP.

“Colonial Restricted Share Award” means an award of Colonial Common Shares granted under the Colonial Equity Incentive Plans that are unvested or subject to a substantial risk of forfeiture.

“Colonial Shareholder Meeting” means the meeting of the holders of Colonial Common Shares for the purpose of seeking the Colonial Shareholder Approval, including any postponement or adjournment thereof.

“Colonial Subsidiary” means Colonial LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Colonial and/or Colonial LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Colonial and/or any Person that is a Colonial Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Colonial Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Colonial and/or Colonial LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“Confidentiality Agreement” means the letter agreement, dated October 30, 2012 from MAA to Colonial and confirmed and agreed to by Colonial.

“Employee Benefit Plan” means any “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and any employment, consulting, termination, severance, change in control, separation, retention, stock option, restricted stock, restricted stock unit, profits interest unit, equity, outperformance, stock purchase, deferred compensation, bonus, incentive compensation, fringe benefit, health, medical, dental, vision, disability, accident, life insurance, welfare benefit, cafeteria, vacation, paid time off, perquisite, retirement, pension, profit sharing or savings or any other compensation or employee benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, whether funded or unfunded, written or unwritten, for the benefit of any current or former employee, officer, manager, director or consultant.

“Environmental Law” means any Law (including common law) relating to the pollution or protection of the environment (including air, surface water, groundwater, land surface or subsurface land), or human health or safety (as such matters relate to Hazardous Substances), including Laws relating to the use, handling, presence, transportation, treatment, storage, disposal, release or discharge of Hazardous Substances.

“Environmental Permit” shall mean any permit, approval, license or other authorization required under any applicable Environmental Law.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) that, together with any other entity, trade or business (whether or not incorporated), is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Expense Amount” means an amount, not to exceed $10,000,000, equal to the sum of all documented reasonable and necessary Expenses paid or payable by any of the Colonial Parties or any of the MAA Parties, as applicable, in connection with this Agreement, the Mergers or any of the other transactions contemplated hereby.

“Expenses” means all expenses (including all fees and expenses of counsel, accountants, investment bankers, experts and consultants to a Party hereto and its Affiliates) incurred by a Party or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement, the preparation, printing, and filing of the Form S-4, the preparation, printing, filing and mailing of the Joint Proxy Statement and all SEC and other regulatory filing fees incurred in connection with the Form S-4 and the Joint Proxy Statement, the solicitation of shareholder or partner approvals, the preparation, printing and mailing of the MAA Consent Solicitation, engaging the services of the Exchange Agent, obtaining third party consents, any other filings with the SEC and all other matters related to the closing of the Mergers and the other transactions contemplated by this Agreement.

“GAAP” means the United States generally accepted accounting principles.

“Governmental Authority” means any United States (federal, state or local) or foreign government or arbitration panel, or any governmental or quasi-governmental, regulatory, judicial, or administrative authority, board, bureau, agency, commission or self-regulatory organization.

“Hazardous Substances” means (i) those substances listed in, defined in or regulated under any Environmental Law, including the following federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Resource Conservation and Recovery Act, CERCLA, the Toxic Substances Control Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act and the Clean Air Act; (ii) petroleum and petroleum products, including crude oil and any fractions thereof; and (iii) polychlorinated biphenyls, mold, methane, asbestos, and radon.

“Indebtedness” shall mean, with respect to any Person, (i) all Indebtedness, notes payable, accrued interest payable or other obligations for borrowed money, whether secured or unsecured, (ii) all obligations under conditional sale or other title retention agreements, or incurred as financing, in either case with respect to property acquired by such Person, (iii) all obligations issued, undertaken or assumed as the deferred purchase price for any property or assets, (iv) all obligations under capital leases, (v) all obligations in respect of bankers acceptances or letters of credit, (vi) all obligations under interest rate cap, swap, collar or similar transaction or currency hedging transactions, and (vii) any guarantee (other than customary non-recourse carve-out or “badboy” guarantees) of any of the foregoing, whether or not evidenced by a note, mortgage, bond, indenture or similar instrument.

“Intellectual Property” shall mean all United States and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions and extensions thereof, (ii) trademarks, service marks, trade dress, logos, trade names, corporate names, Internet domain names, design rights and other source identifiers, together with the goodwill symbolized by any of the foregoing, (iii) copyrightable works and copyrights, (iv) confidential and proprietary information, including trade secrets, know-how, ideas, formulae, models and methodologies, (v) all rights in the foregoing and in other similar intangible assets, and (vi) all applications and registrations for the foregoing.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the United States Internal Revenue Service or any successor agency.

“Knowledge” (A) where used herein with respect to the Colonial Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule C and (B) where used herein with respect to the MAA Parties means the actual (and not constructive or imputed) knowledge of the persons named in Schedule D.

“Law” means any and all domestic (federal, state or local) or foreign laws, rules, regulations, orders, judgments or decrees promulgated by any Governmental Authority.

“Lien” shall mean with respect to any asset (including any security), any mortgage, deed of trust, claim, condition, covenant, lien, pledge, charge, security interest, preferential arrangement, option or other third party right (including right of first refusal or first offer), restriction, right of way, easement, or title defect or encumbrance of any kind in respect of such asset, including any restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership.

“MAA Bylaws” means the Bylaws of MAA as amended and supplemented and in effect on the date hereof.

“MAA Charter” means the Amended and Restated Charter of MAA as amended and supplemented and in effect on the date hereof.

“MAA Common Stock” means shares of common stock in MAA, par value $0.01 per share.

“MAA Equity Incentive Plans” means the MAA 2004 Stock Plan, the MAA Director Deferred Compensation Plan, the MAA 2012 NEO Bonus Plan, the MAA 2008 Long Term Incentive Plan, the MAA 2012 Long Term Incentive Plan, and the MAA 2013 Long Term Incentive Plan, as each may be amended from time to time.

“MAA LP Agreement” means the Second Amended and Restated Agreement of Limited Partnership of MAA LP, dated as of November 24, 1997, as amended, modified or supplemented from time to time.

“MAA Material Adverse Effect” means any event, circumstance, change or effect (a) that is material and adverse to the business, assets, properties, financial condition or results of operations of MAA and the MAA Subsidiaries taken as a whole or (b) that will or would reasonably be expected to, prevent or materially impair the ability of the MAA Parties to consummate the Mergers in the manner contemplated hereby before the Outside Date; provided, however, that for purposes of clause (a) “MAA Material Adverse Effect” shall not include any event, circumstance, change or effect to the extent arising out of or resulting from (i) any failure of MAA to meet any internal or external projections or forecasts or any estimates of earnings, revenues, or other metrics for any period (provided, that any event, circumstance, change or effect giving rise to such failure may be taken into account in determining whether there has been a MAA Material Adverse Effect), (ii) any events, circumstances, changes or effects that affect the multifamily residential real estate REIT industry generally, (iii) any changes in the United States or global economy or capital, financial or securities markets generally, including changes in interest or exchange rates, (iv) any changes in the legal or regulatory conditions, (v) the commencement, escalation or worsening of a war or armed hostilities or the occurrence of acts of terrorism or sabotage, (vi) the negotiation, execution or announcement of this Agreement, or the consummation or anticipation of consummation of the Mergers or the other transactions contemplated hereby, (vii) the taking of any action expressly required by, or the failure to take any action expressly prohibited by, this Agreement, or the taking of any action at the written request or with the prior written consent of an executive officer of Colonial, (viii) earthquakes, hurricanes, floods or other natural disasters, (ix) any damage or destruction of any MAA

Property that is substantially covered by insurance, or (x) changes in Law or GAAP, which in the case of each of clauses (ii), (iii), (iv), (v) and (x) do not materially disproportionately affect MAA and the MAA Subsidiaries, taken as a whole, relative to other similarly situated participants in the multifamily residential real estate REIT industry in the United States, and in the case of clause (viii) do not materially disproportionately affect MAA and the MAA Subsidiaries, taken as a whole, relative to other participants in the multifamily residential real estate REIT industry in the geographic regions in which MAA and the MAA Subsidiaries operate or own or lease properties.

“MAA OP Unit” shall mean a limited partnership interest in MAA LP designated as a “Partnership Unit” under the MAA LP Agreement.

“MAA Option” means any option to purchase MAA Common Stock under the MAA Equity Incentive Plans or otherwise.

“MAA Party” means any of MAA, MAA LP or OP Merger Sub.

“MAA Shareholder Meeting” means the meeting of the holders of MAA Common Stock for the purpose of seeking the MAA Shareholder Approval, including any postponement or adjournment thereof.

“MAA Subsidiary” means MAA LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) MAA and/or MAA LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) MAA and/or any Person that is a MAA Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “MAA Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) MAA and/or MAA LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

“NYSE” means the New York Stock Exchange.

“Order” means a judgment, order or decree of any Governmental Authority.

“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

“Representative” means, with respect to any Person, such Person’s directors, officers, employees, consultants, advisors (including attorneys, accountants, consultants, investment bankers, and financial advisors), agents and other representatives.

“SEC” means the United States Securities and Exchange Commission (including the staff thereof).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Tax” or “Taxes” means any federal, state, local and foreign income, gross receipts, license, withholding, property, recording, stamp, transfer, sales, use, abandoned property, escheat, franchise, employment, payroll, excise, environmental and other taxes, tariffs or governmental charges of any nature whatsoever, together with penalties, interest or additions thereto.

“Termination Fee” means $75,000,000.

“Third Party” means any Person or group of Persons other than a Party to this Agreement or their respective Affiliates.

“VWAP of MAA Common Stock” shall mean the volume weighted average price of MAA Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, as amended, and any state law analogs or statutes of similar effect, including any statutes that require advance notice of plant closings, mass layoffs or similar group personnel or employment actions.

(b) The following terms have the respective meanings set forth in the sections set forth below opposite such term:

Defined Terms	Location of Definition

ABNEC	Preamble
ABNEC Article 13	Section 3.7
Acquisition Agreement	Section 7.4(a)
Acquisition Proposal	Section 7.4(a)
Agreement	Preamble
Amended Partnership Agreement	Section 2.4
AREITL	Preamble
BofA Merrill Lynch	Section 4.21
Book-Entry Share	Section 3.1(b)
Certificate	Section 3.1(b)

Change in Colonial Recommendation	Section 7.4(b)(iii)
Change in MAA Recommendation	Section 7.4(b)(iii)
Claim	Section 7.6(a)
Claim Expenses	Section 7.6(a)
Clarification Request	Section 7.4(e)(iii)
Closing	Section 2.3
Closing Date	Section 2.3
Code	Preamble
Colonial	Preamble
Colonial Board	Preamble
Colonial Designees	Section 2.5
Colonial Disclosure Letter	Article IV
Colonial DRIP	Section 4.3(a)
Colonial Employee Benefit Plans	Section 4.13(a)
Colonial Insurance Policies	Section 4.20
Colonial Leases	Section 4.18(g)
Colonial LP	Preamble
Colonial Material Contract	Section 4.19(b)
Colonial Pending Acquisitions	Section 6.1(b)(vii)
Colonial Permits	Section 4.6(a)
Colonial Permitted Liens	Section 4.18(b)
Colonial Preferred Shares	Section 4.3(a)
Colonial Properties	Section 4.18(a)
Colonial Recommendation	Section 4.4(b)
Colonial SEC Documents	Section 4.7(a)
Colonial Shareholder Approval	Section 4.22
Colonial Subsidiary Partnership	Section 4.12(g)
Colonial Tax Protection Agreement	Section 4.12(g)
Colonial Third Party	Section 4.18(k)
Colonial Title Insurance Policies	Section 4.18(m)
Colonial Voting Agreement	Preamble
Continuing Employees	Section 7.17(a)
Dissenting Shares	Section 3.7
DRULPA	Preamble
ESPP Participants	Section 7.13(c)
ESPP Suspension Date	Section 7.13(c)
Exchange Agent	Section 3.5(a)
Exchange Fund	Section 3.5(a)
Exchange Ratio	Section 3.1(b)
Fee Payee	Section 9.3(d)(i)
Fee Payor	Section 9.3(d)(i)
Form S-4	Section 4.5(b)
Fractional Share Consideration	Section 3.1(b)
Indemnified Parties	Section 7.6(a)
Indemnifying Parties	Section 7.6(a)

Interim Period	Section 6.1(a)
Intervening Event Notice Period	Section 7.4(b)(v)
Joint Proxy Statement	Section 3.5(a)
JP Morgan	Section 5.21
Letter of Transmittal	Section 3.5(c)(i)
MAA	Preamble
MAA Board	Preamble
MAA Consent Solicitation	Section 7.1(a)
MAA Employee Benefit Plan	Section 5.13(a)
MAA Executive Waivers	Preamble
MAA Disclosure Letter	Article V
MAA Insurance Policies	Section 5.20
MAA Leases	Section 5.18(g)
MAA LP	Preamble
MAA Material Contract	Section 5.19(b)
MAA Partner Approval	Section 5.22
MAA Pending Acquisitions	Section 6.2(b)(vii)
MAA Permits	Section 5.6(a)
MAA Permitted Liens	Section 5.18(b)
MAA Preferred Stock	Section 5.3(a)
MAA Properties	Section 5.18(a)
MAA Recommendation	Section 5.4(b)
MAA SEC Documents	Section 5.7(a)
MAA Shareholder Approval	Section 5.22
MAA Subsidiary Partnership	Section 5.12(g)
MAA Tax Protection Agreements	Section 5.12(g)
MAA Third Party	Section 5.18(k)
MAA Title Insurance Policies	Section 5.18(m)
MAA Voting Agreement	Preamble
Maximum Premium	Section 7.6(c)
Merger Consideration	Section 3.1(b)
Mergers	Preamble
New MAA OP Units	Section 3.2(b)
Notice of Recommendation Change	Section 7.4(b)(iv)
Notice Period	Section 7.4(b)(iv)
Organizational Documents	Section 7.6(a)
Outside Date	Section 9.1(c)
Parent Merger	Preamble
Parent Merger Effective Time	Section 2.2(c)
Parties	Preamble
Partnership Merger	Preamble
Partnership Merger Effective Time	Section 2.1(c)
Plan of Merger	Section 2.2(a)
Qualified REIT Subsidiary Qualifying Income	Section 4.12(b) Section 9.3(d)(i)
REIT	Section 4.12(b)
Superior Proposal	Section 7.4(c)
Takeover Statutes	Section 4.25
Taxable REIT Subsidiary	Section 4.12(b)
TBCA	Preamble
Transfer Taxes	Section 7.11(b)

Section 1.2 Interpretation and Rules of Construction. In this Agreement, except to the extent otherwise provided or that the context otherwise requires:

(a) when a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference is to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated;

(b) the table of contents and headings for this Agreement are for reference purposes only and do not affect in any way the meaning or interpretation of this Agreement;

(c) whenever the words “include,” “includes” or “including” are used in this Agreement, they are deemed to be followed by the words “without limitation” unless the context expressly provides otherwise;

(d) the words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, refer to this Agreement as a whole and not to any particular provision of this Agreement, except to the extent otherwise specified;

(e) the phrase “made available” in this Agreement means that the information referred to has been made available if requested by the Party to whom such information is to be made available;

(f) any pronoun shall include the corresponding masculine, feminine and neuter forms;

(g) all terms defined in this Agreement have the defined meanings when used in any certificate or other document made or delivered pursuant hereto, unless otherwise defined therein; and

(h) the definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms.

ARTICLE II

THE MERGERS

Section 2.1 The Partnership Merger.

(a) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the DRULPA, at the Partnership Merger Effective Time, OP Merger Sub shall merge with and into Colonial LP, with Colonial LP continuing as the surviving entity and an indirect wholly-owned subsidiary of MAA LP, and MAA LP continuing as the operating partnership of MAA. The Partnership Merger shall have the effects provided in this Agreement and as specified in the DRULPA.

(b) The Parties shall cause the Partnership Merger to be consummated by filing, as soon as practicable on the Closing Date a certificate of merger with the Secretary of State of the State of Delaware in accordance with the DRULPA, in such form as required by, and executed in accordance with the relevant provisions of, the DRULPA. The Parties shall make all other filings, recordings or publications required under the DRULPA in connection with the Partnership Merger.

(c) The Partnership Merger shall become effective upon such time as the certificate of merger has been filed with the Secretary of State for the State of Delaware, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the DRULPA as the effective time of the Partnership Merger, but not to exceed thirty (30) days after the certificate of merger has been accepted for record by the Office of the Secretary of State of the State of Delaware (the “Partnership Merger Effective Time”).

Section 2.2 The Parent Merger.

(a) Upon the terms and subject to satisfaction or waiver of the conditions set forth in this Agreement, and in accordance with the applicable provisions of the AREITL, the ABNEC and the TBCA, at the Parent Merger Effective Time, Colonial shall be merged with and into MAA, with MAA continuing as the surviving entity pursuant to the plan of merger substantially in the form attached as Exhibit D hereto (the “Plan of Merger”). The Parent Merger will have the effects set forth in the AREITL, the ABNEC (as applicable) and the TBCA.

(b) The Parties shall cause the Parent Merger to be consummated as soon as practicable on the Closing Date immediately after the Partnership Merger Effective Time, and shall file (i) articles of merger, which shall set forth the Plan of Merger, with the Office of the Secretary of State for the State of Alabama in accordance with the AREITL and the applicable provisions of the ABNEC, in such form as required by, and executed in accordance with the relevant provisions of, the AREITL and the ABNEC, and (ii) articles of merger with the Secretary of State of the State of Tennessee in accordance with the TBCA, in such form as required by, and executed in accordance with the relevant provisions of, the TBCA. The Parties shall make all other filings, recordings or publications required under the AREITL, the ABNEC and TBCA in connection with the Parent Merger.

(c) The Parent Merger shall become effective upon the later of such time as the articles of merger have been accepted for record by the Office of the Secretary of State for the State of Alabama or the articles of merger have been accepted for record by the Secretary of State of the State of Tennessee, or such later time which the Parties hereto shall have agreed upon and designated in such filings in accordance with the ABNEC and the TBCA as the effective time of the Parent Merger, but not to exceed thirty (30) days after the articles of merger, as applicable, have been accepted for record by the relevant governmental office (the “Parent Merger Effective Time”), it being understood and agreed that the Parties shall cause the Parent Merger Effective Time to occur on the Closing Date as soon as practicable following the Partnership Merger Effective Time.

Section 2.3 Closing. The closing (the “Closing”) of the Mergers will take place at the date and time mutually agreed upon by the Parties (but in no event later than the third (3rd) Business Day after all the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied or waived at the Closing, but subject to the satisfaction or waiver of such conditions) shall have been satisfied or waived by the Party entitled to the benefit of the same), or at such other date and time to be specified in writing by the Parties (the “Closing Date”), provided, however, that MAA may elect at its reasonable discretion to accelerate or delay the Closing Date to the last Business Day of the calendar month in which all of the conditions set forth in Article VIII have been satisfied or waived, as set forth above, or as close as reasonably practicable thereto, provided that the Closing Date shall occur no less than two (2) Business Days and no more than fifteen (15) calendar days following the date on which all such conditions have been satisfied or waived (other than those conditions that by their nature are to be satisfied or waived at the Closing). The Closing shall take place at the offices of Goodwin Procter LLP, The New York Times Building, 620 Eighth Avenue, New York, NY 10018-1405, or at such other place as agreed to by the Parties.

Section 2.4 Governing Documents. The MAA Charter and MAA Bylaws as in effect immediately prior to the Parent Merger Effective Time shall be the charter and bylaws of MAA immediately following the Parent Merger Effective Time, until further amended in accordance with applicable Law. The limited partnership agreement of MAA LP, as in effect immediately prior to the Partnership Merger Effective Time shall be the limited partnership agreement of MAA LP immediately following the Partnership Merger Effective Time, until thereafter amended in accordance with the provisions thereof and in accordance with applicable Law. Prior to the Partnership Merger Effective Time, MAA shall cause the limited partnership agreement of MAA LP to be amended and restated, effective no later than the Partnership Merger Effective Time, to be in all material respects in the form of Exhibit E attached hereto, except that any provisions noted on such Exhibit E as being “In The Form” shall be in the form of such provisions (as so amended and restated, the “Amended Partnership Agreement”).

Section 2.5 Board of Directors. Immediately following the Parent Merger Effective Time, the MAA Board shall be increased to 12 members and the MAA Board shall fill the five newly created vacancies by immediately appointing to the MAA Board the five members designated by the Colonial Board (pursuant to Section 7.14(b), the “Colonial Designees”), to serve until the 2014 annual meeting of MAA’s shareholders (and until their successors have been duly elected and qualified) and who shall be nominated by the MAA Board for reelection at the 2014 and 2015 annual meetings of MAA’s shareholders, in all cases subject to the satisfaction and compliance of such Colonial Designees with MAA’s then-current corporate governance guidelines and code of business conduct and ethics.

Section 2.6 Tax Consequences. It is intended that, for United States federal income tax purposes, the Parent Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement be, and is hereby adopted as, a plan of reorganization for purposes of Section 354 and 361 of the Code. It is further intended for United States federal income tax purposes that the Partnership Merger shall qualify as and constitute an “asset- over” form of merger governed by Treasury Regulations Section 1.708-1(c)(3)(i), with MAA LP being a continuation of MAA LP pursuant to Treasury Regulations Section 1.708-1(c)(1).

ARTICLE III

EFFECTS OF THE MERGERS

Section 3.1 Effects on Shares. At the Parent Merger Effective Time and by virtue of the Parent Merger and without any further action on the part of MAA, Colonial, or the holders of any securities of MAA or Colonial:

(a) Cancellation of Colonial Common Shares. Each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time that is held by MAA, any MAA Subsidiary or any wholly owned Colonial Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of Colonial Common Shares. Subject to Section 3.4(b), each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time (other than shares to be cancelled in accordance with Section 3.1(a) and any Dissenting Shares (to the extent provided in Section 3.7)) shall automatically be converted into the right to receive 0.360 (as the same may be adjusted pursuant to Section 3.3, the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of MAA Common Stock (the “Merger Consideration”), without interest. All Colonial Common Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate (a “Certificate”) or book-entry share registered in the transfer books of Colonial (a “Book-Entry Share”) that immediately prior to the Parent Merger Effective Time represented Colonial Common Shares shall cease to have any rights with respect to such Colonial Common Shares other than the right to receive the Merger Consideration in accordance with Section 3.5, including the right, if any, to receive, pursuant to Section 3.9, cash in lieu of fractional shares of MAA Common Stock into which such Colonial Common Shares have been converted pursuant to this Section 3.1(b) (the “Fractional Share Consideration”), together with the amounts, if any, payable pursuant to Section 3.5(d).

(c) Share Transfer Books. At the Parent Merger Effective Time, the share transfer books of Colonial shall be closed and thereafter there shall be no further registration of transfers of the Colonial Common Shares. From and after the Parent Merger Effective Time, persons who held Colonial Common Shares immediately prior to the Parent Merger Effective Time shall cease to have rights with respect to such shares, except as otherwise provided for herein. On or after the Parent Merger Effective Time, any Certificates or Book-Entry Shares of

Colonial presented to the Exchange Agent, MAA or the transfer agent for any reason shall be exchanged as provided in this Article III with respect to the Colonial Common Shares formerly represented thereby.

(d) MAA Common Stock. Each share of MAA Common Stock outstanding immediately prior to the Parent Merger Effective Time shall remain outstanding following the Parent Merger Effective Time.

Section 3.2 Effects on Partnership Interests.

(a) Conversion of OP Merger Sub Interests. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of MAA LP, OP Merger Sub, Colonial LP, or the holders of Colonial OP Units, MAA OP Units or partnership units of OP Merger Sub, (i) the partnership interests of OP Merger Sub held by MAA LP and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into one Colonial OP Unit representing the general partner interest of the general partner of Colonial LP and MAA LP shall be admitted as the sole general partner of Colonial LP and (ii) the partnership interests in OP Merger Sub held by the limited partner of OP Merger Sub and issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into 99 Colonial OP Units and the limited partner of OP Merger Sub shall be admitted as the sole limited partner of Colonial LP.

(b) Conversion of Colonial OP Units. At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of MAA LP, OP Merger Sub, Colonial LP or the holders of Colonial OP Units or MAA OP Units, (i) the interests of the general partner in Colonial LP (other than the Colonial OP Units held by Colonial, which shall be converted pursuant to clause (ii) hereof) shall be cancelled and no payment shall be made with respect thereto, and (ii) each Colonial OP Unit issued and outstanding immediately prior to the Partnership Merger Effective Time shall automatically be converted into validly issued Class A Common Units in MAA LP (“New MAA OP Units”) in an amount equal to (x) 1, multiplied by (y) the Exchange Ratio, and each holder of New MAA OP Units shall be admitted as a limited partner of MAA LP in accordance with the terms of the limited partnership agreement of MAA LP following the Partnership Merger Effective Time.

Section 3.3 Adjustments. Without limiting the other provisions of this Agreement and subject to Section 6.1(b)(ii) and Section 6.1(b)(iii), if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, Colonial should split, combine or otherwise reclassify the Colonial Common Shares, or make a dividend or other distribution in Colonial Common Shares (including any dividend or other distribution of securities convertible into Colonial Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the other Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change. Without limiting the other provisions of this Agreement and subject to Section 6.2(b)(ii) and Section 6.2(b)(iii), if at any time during the period between the date of this Agreement and the Partnership Merger Effective Time, MAA should split, combine or otherwise reclassify the MAA Common Stock, or make a distribution in shares of MAA Common Stock (including any dividend or other distribution of securities convertible into MAA Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change (without limiting any other rights of the other Parties hereunder), then the Exchange Ratio shall be ratably adjusted to reflect any such change.

Section 3.4 Colonial Options and Restricted Stock.

(a) At the Parent Merger Effective Time, each outstanding Colonial Option, whether or not exercisable at the Parent Merger Effective Time, will be assumed by MAA by virtue of the Parent Merger and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable Colonial Equity Incentive Plan and award agreement or other agreement or other document evidencing Colonial Options, from and after the Parent Merger Effective Time, each Colonial Option so assumed by MAA under this Agreement will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Colonial Option immediately prior to the Parent Merger Effective Time as set forth in the applicable Colonial Equity Incentive Plan (including any applicable award agreement, other agreement or other document evidencing such Colonial Option) immediately prior to the Parent Merger Effective Time, except that, from and after the Parent Merger Effective Time, (A) each Colonial Option, when exercisable, will be exercisable for that number of whole shares of MAA Common Stock equal to the product of the number of Colonial Common Shares that were subject to such Colonial Option immediately prior to the Parent Merger Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of MAA Common Stock and (B) the per share exercise price for the shares of MAA Common Stock issuable upon exercise of such assumed Colonial Option will be equal to the quotient determined by dividing the exercise price of each Colonial Common Share subject to such assumed Colonial Option by the Exchange Ratio, rounded up to the nearest whole cent.

(b) Any and all Colonial Common Shares subject to Colonial Restricted Share Awards that are converted into the right to receive MAA Common Stock pursuant to Section 3.1(b) shall be converted into the right to receive shares of MAA Common Stock that are subject to the same vesting and forfeiture conditions and other terms and conditions as are applicable to the Colonial Restricted Share Award immediately prior to the Parent Merger Effective Time.

(c) Prior to the Parent Merger Effective Time, Colonial and MAA agree that Colonial shall, and shall be permitted under this Agreement to, take all corporate action necessary to effectuate the provisions of this Section 3.4. From and after the Parent Merger Effective Time, unless the compensation committee of the MAA Board determines otherwise, all references to Colonial in the Colonial Equity Incentive Plans and in each agreement evidencing any Colonial Options or any other Colonial equity-based award, shall be deemed (A) for all purposes relating to employment, consultancy or directorship (or words of similar meaning) to refer to MAA and its Subsidiaries and (B) for all other purposes, to refer to MAA.

Section 3.5 Exchange of Certificates.

(a) Not less than five (5) days prior to dissemination of a joint proxy statement in preliminary and definitive form relating to the Colonial Shareholder Meeting and the MAA Shareholder Meeting (together with any amendments or supplements thereto, the “Joint Proxy Statement”), MAA shall appoint a bank or trust company reasonably satisfactory to Colonial to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as provided in Section 3.1(b) and Section 3.9. On or before the Partnership Merger Effective Time, MAA shall deposit, or cause to be deposited, with the Exchange Agent (i) evidence of MAA Common Stock in book-entry form issuable pursuant to Section 3.1(b) equal to the aggregate Merger Consideration, and (ii) cash in immediately available funds in an amount sufficient to pay the Fractional Share Consideration and any dividends under Section 3.5(d) (such evidence of book-entry shares of MAA Common Stock and cash amounts, together with any dividends or other distributions with respect thereto, the “Exchange Fund”), in each case, for the sole benefit of the holders of Colonial Common Shares. MAA shall cause the Exchange Agent to make, and the Exchange Agent shall make delivery of the Merger Consideration, payment of the Fractional Share Consideration and any amounts payable in respect of dividends or other distributions on shares of MAA Common Stock in accordance with Section 3.5(d) out of the Exchange Fund in accordance with this Agreement. The Exchange Fund shall not be used for any other purpose.

(b) The cash portion of the Exchange Fund shall be invested by the Exchange Agent as directed by MAA. Interest and other income on the Exchange Fund shall be the sole and exclusive property of MAA. No investment of the Exchange Fund shall relieve MAA or the Exchange Agent from making the payments required by this Article III, and following any losses from any such investment, MAA shall promptly provide additional funds to the Exchange Agent to the extent necessary to satisfy MAA’s obligations hereunder for the benefit of the holders of Colonial Common Shares at the Parent Merger Effective Time, which additional funds will be deemed to be part of the Exchange Fund.

(c) Exchange Procedures.

(i) As promptly as practicable following the Parent Merger Effective Time (but in no event later than two (2) Business Days thereafter), MAA shall cause the Exchange Agent to mail (and to make available for collection by hand) to each holder of record of a Certificate or Book-Entry Share (A) a letter of transmittal (a “Letter of Transmittal”) which shall specify that delivery shall be effected, and risk of loss and title to the Certificates or Book-Entry Shares shall pass only upon proper delivery of the Certificates or Book-Entry Shares (or affidavits of loss in lieu thereof) to the Exchange Agent, which Letter of Transmittal shall be in such form and have such other customary provisions as MAA and Colonial may reasonably agree upon, and (B) instructions for use in effecting the surrender of the Certificates or Book-Entry Shares in exchange for the Merger Consideration into which the number of Colonial Common Shares previously represented by such Certificate or Book-Entry Share shall have been converted pursuant to this Agreement, together with any amounts payable in respect of the Fractional Share Consideration in accordance with Section 3.9 and dividends or other distributions on shares of MAA Common Stock in accordance with Section 3.5(d).

(ii) Upon surrender of a Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) to the Exchange Agent, together with a Letter of Transmittal duly completed and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate or Book-Entry Share shall be entitled to receive in exchange therefor the Merger Consideration for each Colonial Common Share formerly represented by such Certificate or Book-Entry Share pursuant to the provisions of this Article III plus any Fractional Share Consideration that such holder has the right to receive pursuant to the provisions of Section 3.9 and any amounts that such holder has the right to receive in respect of dividends or other distributions on shares of MAA Common Stock in accordance with Section 3.5(d) to be mailed or delivered by wire transfer, within two (2) Business Days following the later to occur of (A) the Parent Merger Effective Time or (B) the Exchange Agent’s receipt of such Certificate (or affidavit of loss in lieu thereof), and the Certificate (or affidavit of loss in lieu thereof) so surrendered shall be forthwith cancelled. The Exchange Agent shall accept such Certificates (or affidavits of loss in lieu thereof) upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect an orderly exchange thereof in accordance with customary exchange practices. Until surrendered as contemplated by this Section 3.5, each Certificate and Book-Entry Share shall be deemed, at any time after the Parent Merger Effective Time, to represent only the right to receive, upon such surrender, the Merger Consideration as contemplated by this Article III. No interest shall be paid or accrued for the benefit of holders of the Certificates or Book-Entry Shares on the Merger Consideration or the Fractional Share Consideration payable upon the surrender of the Certificates or Book-Entry Shares and any distributions to which such holder is entitled pursuant to Section 3.5(d) hereof.

(iii) In the event of a transfer of ownership of Colonial Common Shares that is not registered in the transfer records of Colonial, it shall be a condition of payment that any Certificate or Book-Entry Share surrendered in accordance with the procedures set forth in this Section 3.5(c) shall be properly endorsed or shall be otherwise in proper form for transfer, and that the Person requesting such payment shall have paid any transfer Taxes and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate or Book-Entry Share surrendered or shall have established to the reasonable satisfaction of MAA that such Tax either has been paid or is not applicable.

(d) Dividends with Respect to MAA Common Stock. No dividends or other distributions with respect to MAA Common Stock with a record date after the Parent Merger Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of MAA Common Stock issuable hereunder, and all such dividends and other distributions shall be paid by MAA to the Exchange Agent and shall be included in the Exchange Fund, in each case until the surrender of such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) in accordance with this Agreement. Subject to applicable Laws, following surrender of any such Certificate or Book-Entry Share (or affidavit of loss in lieu thereof) there shall be paid to the holder thereof, without interest, (i) the amount of dividends or other distributions with a record date after the Parent Merger Effective Time theretofore paid with respect to such shares of MAA Common Stock to which such holder is entitled pursuant to this Agreement and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Parent Merger Effective Time but prior to such surrender and with a payment date subsequent to such surrender payable with respect to such shares of MAA Common Stock.

(e) Termination of Exchange Fund. Any portion of the Exchange Fund (including any Fractional Share Consideration and any applicable dividends or other distributions with respect to MAA Common Stock) which remains undistributed to the holders of Colonial Common Shares for twelve (12) months after the Parent Merger Effective Time shall be delivered to MAA, upon demand, and any former holders of Colonial Common Shares prior to the Parent Merger who have not theretofore complied with this Article III shall thereafter look only to MAA for payment of the Merger Consideration.

(f) No Liability. None of the MAA Parties, the Colonial Parties, the Exchange Agent, or any employee, officer, director, agent or Affiliate thereof, shall be liable to any person in respect of the Merger Consideration, as applicable, if the Exchange Fund has been delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any amounts remaining unclaimed by holders of any such shares immediately prior to the time at which such amounts would otherwise escheat to, or become property of, any Governmental Authority shall, to the extent permitted by applicable Law, become the property of MAA, free and clear of any claims or interest of such holders or their successors, assigns or personal representatives previously entitled thereto.

Section 3.6 Withholding Rights. The Parties, Colonial LP, MAA LP, OP Merger Sub, the respective Affiliates of the foregoing and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and Fractional Share Consideration (and any other consideration otherwise payable pursuant to this Agreement or deemed paid for Tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Code or any other provision of state, local or foreign Law. Any such amounts so deducted and withheld shall be paid over to the applicable Governmental Authority in accordance with applicable Law and shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Section 3.7 Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, Colonial Common Shares that are outstanding immediately prior to the Parent Merger Effective Time and that are held by any Person who is entitled to dissent and properly perfects such Person’s dissenters’ rights of appraisal with respect to such Colonial Common Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, Section 10A-2-13.01 et seq. of the ABNEC (“ABNEC Article 13”) shall not be converted into shares of MAA Common Stock as provided in Section 3.1(b), but rather the holders of Dissenting Shares shall be entitled to payment by MAA of the “fair value” (as defined in ABNEC Article 13) of such Dissenting

Shares plus accrued interest in accordance with ABNEC Article 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under ABNEC Article 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Parent Merger Effective Time into, and shall have become exchangeable solely for the right to receive, shares of MAA Common Stock as provided in Section 3.1(b). Colonial shall serve prompt written notice to MAA of any demand received by Colonial from a holder of Colonial Common Shares pursuant to Section 13.21 of ABNEC Article 13, and MAA shall have the right to participate in all negotiations and proceedings with respect to any such demand. Prior to the Parent Merger Effective Time, Colonial shall not, without the prior written consent of MAA (not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle or offer to settle, any such demands, or agree to do any of the foregoing.

Section 3.8 Structure. Each party hereto shall cooperate reasonably in the consideration of any reasonable changes requested by the other Parties regarding the structure of the transactions contemplated herein; provided, however, that no such change shall (a) alter or change the amount or kind of the consideration to be issued to holders of Colonial Common Shares or Colonial OP Units as currently contemplated in this Agreement, (b) reasonably be expected to impose any material impediment or delay, or condition to, consummation of the Mergers, (c) adversely affect, including with respect to federal income tax treatment, any of the parties hereto or the holders of Colonial Common Shares or Colonial OP Units in connection with the Mergers, (d) require submission to or approval by holders of Colonial Common Shares after the Colonial Shareholder Approval, (e) require submission to or approval by holders of Colonial OP Units (other than to the extent solely from Colonial, as general partner and/or limited partner of Colonial LP) or (f) provide for any modifications to the provisions of the Amended Partnership Agreement that are noted on Exhibit E as being “In The Form”; and provided further that such change also shall be subject to the written consent of the other Parties (such consent not to be unreasonably withheld, or conditioned or delayed). In the event that the Parties mutually agree to make such a change, the Parties agree to execute appropriate documents, including entering into appropriate amendments to this Agreement, to reflect the change.

Section 3.9 Fractional Shares. No certificate or scrip representing fractional shares of MAA Common Stock shall be issued upon the surrender for exchange of Certificates or the transfer of Book-Entry Shares, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of MAA. Notwithstanding any other provision of this Agreement, each holder of Colonial Common Shares converted pursuant to the Parent Merger who would otherwise have been entitled to receive a fraction of a share of MAA Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of MAA Common Stock multiplied by the VWAP of MAA Common Stock.

Section 3.10 Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by MAA, the posting by such Person of a bond in such reasonable amount as MAA may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration, Fractional Share Consideration and any distributions to which such holder is entitled pursuant to this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF COLONIAL

Except (a) as set forth in the disclosure letter that has been prepared by the Colonial Parties and delivered by the Colonial Parties to the MAA Parties in connection with the execution and delivery of this Agreement (the “Colonial Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the Colonial Disclosure Letter with respect to any Section or subsection of Article IV of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article IV of this Agreement to the extent such relationship is reasonably apparent; provided, that nothing in the Colonial Disclosure Letter is intended to broaden the scope of any representation or warranty of the Colonial Parties made herein and (y) no reference to or disclosure of any item or other matter in the Colonial Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the Colonial Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which Colonial or any of the Colonial Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 4.12, as disclosed in publicly available Colonial SEC Documents filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the Colonial Parties hereby jointly and severally represent and warrant to the MAA Parties that:

Section 4.1 Organization and Qualification; Subsidiaries.

(a) Colonial is a real estate investment trust duly organized, validly existing and in good standing under the laws of the State of Alabama and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. Colonial is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(b) Each Colonial Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(c) Section 4.1(c) of the Colonial Disclosure Letter sets forth a true and complete list of the Colonial Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly, by Colonial in each Colonial Subsidiary.

(d) Except as set forth in Section 4.1(d) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the Colonial Subsidiaries and investments in short-term investment securities).

Section 4.2 Organizational Documents. Colonial has made available to MAA complete and correct copies of (i) the Colonial Declaration of Trust and Colonial Bylaws, (ii) the Colonial LP Agreement and the certificate of limited partnership of Colonial LP, and (iii) the organizational documents of each Colonial Subsidiary, in each case as in effect on the date hereof.

Section 4.3 Capital Structure.

(a) The authorized capital stock of Colonial consists of 125,000,000 Colonial Common Shares and 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on May 31, 2013, 2013, (i) 88,728,449 Colonial Common Shares were issued and outstanding, (ii) no preferred shares of beneficial interest in Colonial (“Colonial Preferred Shares”) were issued and outstanding, (iii) 1,360,094 Colonial Common Shares were reserved for issuance pursuant to the terms of outstanding options granted pursuant to the Colonial Equity Incentive Plans, (iv) 3,252,618 Colonial Common Shares were available for grant under the Colonial Equity Incentive Plans, (v) 6,177,028 Colonial Common Shares were reserved for issuance under the Colonial ESPP and Colonial’s Dividend Reinvestment Plan (the “Colonial DRIP”) and (vi) 7,151,752 Colonial Common Shares were reserved for issuance upon redemption of Colonial OP Units. All issued and outstanding shares of the capital stock of Colonial are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of Colonial having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of Colonial Common Shares may vote. Section 4.3(a) of the Colonial Disclosure Letter sets forth a complete and correct list, as of the date of this Agreement, of the total number of outstanding Colonial Options under the Colonial Equity Incentive Plans and the number of Colonial Common Shares subject to each outstanding Colonial Option, the name of the holder, the exercise price, and the grant date. There are no other rights to purchase or receive Colonial Common Shares granted under the Colonial Equity Incentive Plans or otherwise other than the Colonial Options.

(b) All of the outstanding shares of capital stock of each of the Colonial Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the Colonial Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the Colonial Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 4.3(b) of the Colonial Disclosure Letter, Colonial owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the Colonial Subsidiaries owned by Colonial or a Colonial Subsidiary, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and except as set forth in the Colonial LP Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any Colonial Subsidiary owned by Colonial or a Colonial Subsidiary or which would require any Colonial Subsidiary to issue or sell any shares of such Colonial Subsidiary capital stock, ownership interests or securities convertible into or exchangeable for shares of such Colonial Subsidiary capital stock or ownership interests.

(c) Except as set forth in this Section 4.3 or in Section 4.3(c) of the Colonial Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which Colonial or any Colonial Subsidiary is a party or by which any of them is bound, obligating Colonial or any Colonial Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional Colonial Common Shares, Colonial Preferred Shares or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of Colonial or any of the Colonial Subsidiaries or obligating Colonial or any Colonial Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 4.3(c) of the Colonial Disclosure Letter, there are no outstanding contractual obligations of Colonial or any Colonial Subsidiary to repurchase, redeem or otherwise acquire any Colonial Common Shares, Colonial Preferred Shares, or other equity securities of Colonial or any Colonial Subsidiary. Neither Colonial nor any Colonial Subsidiary is a party to or, to the Knowledge of Colonial, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of Colonial or any of the Colonial Subsidiaries.

(d) Colonial does not have a “poison pill” or similar shareholder rights plan.

(e) Except as set forth in Section 4.3(e) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the Colonial Common Shares and any material dividends or distributions on any securities of any Colonial Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(g) Colonial is the sole general partner of Colonial LP and Colonial owns, directly or indirectly, all of the general partner interests in Colonial LP.

(h) Section 4.3(h) of the Colonial Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in Colonial LP.

Section 4.4 Authority.

(a) Colonial has the requisite real estate investment trust power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the Colonial Shareholder Approval, to consummate the transactions contemplated by this Agreement to which Colonial is a party, including the Parent Merger. The execution and delivery of this Agreement by Colonial and the consummation by Colonial of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary real estate investment trust action, and no other real estate investment trust proceedings on the part of Colonial are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to receipt of the Colonial Shareholder Approval, and to the filing of the articles of merger with the Office of the Secretary of State for the State of Alabama. This Agreement has been duly executed and delivered by Colonial and assuming due authorization, execution and delivery by each of Colonial LP, MAA, MAA LP and OP Merger Sub, constitutes a legally valid and binding obligation of Colonial enforceable against Colonial in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The Colonial Board, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of, and adopted, this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Parent Merger as contemplated by the Plan of Merger and the other transactions contemplated by this Agreement be submitted for consideration at the Colonial Shareholder Meeting, and (iii) as of the date of this Agreement, resolved to recommend that the shareholders of Colonial vote in favor of the approval of the Parent Merger as contemplated by the Plan of Merger and the other transactions contemplated by this Agreement (the “Colonial Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4.

(c) Colonial LP has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement, including the Partnership Merger. The execution and delivery of this Agreement by Colonial LP and the consummation by it of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of Colonial LP are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject with respect to the Partnership Merger to the filing of the certificate of merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by Colonial LP, and assuming due authorization, execution and delivery by each of Colonial, MAA, MAA LP and OP Merger Sub, constitutes a legally valid and binding obligation of Colonial LP, enforceable against Colonial LP in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 4.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 4.5(a) of the Colonial Disclosure Letter, the execution and delivery of this Agreement by each of Colonial and Colonial LP does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the Colonial Shareholder Approval, conflict with or violate any provision of (A) the Colonial Declaration of Trust or Colonial Bylaws (B) the Colonial LP Agreement or the certificate of limited partnership of Colonial LP or (C) any equivalent organizational or governing documents of any other Colonial Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.5(b) have been obtained, all filings and notifications described in Section 4.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Colonial or any Colonial Subsidiary or by which any property or asset of Colonial or any Colonial Subsidiary is bound, or (iii) assuming receipt of the Colonial Shareholder Approval, require any consent or approval (except as contemplated by Section 4.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of Colonial or any Colonial Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of Colonial or any Colonial Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which Colonial or any Colonial Subsidiary is a party, except, as to clauses (i)(C), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. Notwithstanding the foregoing, no representations and warranties shall be deemed to have been made under Section 4.5(a)(iii) with respect to the agreements (other than the Colonial LP Agreement) listed on Section 4.12(g) of the Colonial Disclosure Letter.

(b) The execution and delivery of this Agreement by each of Colonial and Colonial LP does not, and the performance of this Agreement by each of Colonial and Colonial LP will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and of a registration statement on Form S-4 pursuant to which the offer and sale of shares of MAA Common Stock in the Parent Merger will be registered pursuant to the Securities Act and in which the Joint Proxy Statement will be included (together with any amendments or supplements thereto, the “Form S-4”), and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (x) the articles of merger with respect to the Parent Merger with the Office of the Secretary of State for the State of Alabama and the Office of the Secretary of State for the State of Tennessee and (y) appropriate documents with the relevant authorities of the other jurisdictions in which Colonial and MAA and their respective Subsidiaries are qualified to do business, (iv) the filing of the certificate of merger with respect to the Partnership Merger with the Secretary of State of the State of Delaware, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 4.17 or Section 4.18, which are addressed solely in those Sections, Colonial and each Colonial Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for Colonial and each Colonial Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Colonial Permits”), and all such Colonial Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the Colonial Permits, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. All applications required to have been filed for the renewal of the Colonial Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such Colonial Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. Neither Colonial nor any Colonial Subsidiary has received any claim or notice nor has any Knowledge indicating that Colonial or any Colonial Subsidiary is currently not in compliance with the terms of any such Colonial Permits, except where the failure to be in compliance with the terms of any such Colonial Permits, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(b) Neither Colonial nor any Colonial Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to Colonial or any Colonial Subsidiary or by which any property or asset of Colonial or any Colonial Subsidiary is bound (except for Laws addressed in Section 4.16, Section 4.17, or Section 4.18), or (ii) any Colonial Permits (except for the Colonial Permits addressed in Section 4.17 or Section 4.18), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.7 SEC Documents; Financial Statements.

(a) Colonial has made available to MAA (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by Colonial and Colonial LP with the SEC since January 1, 2010 (the “Colonial SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 4.7 of the Colonial Disclosure Letter, as of their respective dates, the Colonial SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Colonial SEC Documents and none of the Colonial SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later Colonial SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Colonial or Colonial LP. Except as previously made available to MAA, neither Colonial nor Colonial LP have any outstanding and unresolved comments from the SEC with respect to the Colonial SEC Documents. Other than Colonial LP, no Colonial Subsidiary is required to file any form or report with the SEC.

(b) Colonial has made available to MAA complete and correct copies of all written correspondence between the SEC on one hand, and Colonial or Colonial LP, on the other hand, since January 1, 2010. At all applicable times, Colonial and Colonial LP have both complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of Colonial and the Colonial Subsidiaries included or incorporated by reference in the Colonial SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of Colonial and the Colonial Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of Colonial and the Colonial Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later Colonial SEC Documents filed and publicly available prior to the date of this Agreement.

Section 4.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 4.8 of the Colonial Disclosure Letter, since March 31, 2013, Colonial and each Colonial Subsidiary has conducted its business in all material respects in the ordinary course. Since March 31, 2013, there has not been any Colonial Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, would reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.9 No Undisclosed Material Liabilities. Except as disclosed in the Colonial SEC Documents, as set forth in Section 4.9 of the Colonial Disclosure Letter or as otherwise would not reasonably be expected to have a Colonial Material Adverse Effect, there are no liabilities of Colonial or any of the Colonial Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of Colonial or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of Colonial dated as of March 31, 2013 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business, consistent with past practice, subsequent to March 31, 2013.

Section 4.10 No Default. Except as set forth on Section 4.10 of the Colonial Disclosure Letter, none of Colonial or any of the Colonial Subsidiaries is in default or violation (and to the Knowledge of Colonial, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the Colonial Declaration of Trust or the Colonial Bylaws (B), the Colonial LP Agreement or the certificate of limited partnership of Colonial LP or (C) the comparable charter or organizational documents of any of the other Colonial Subsidiaries (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which Colonial or any of the Colonial Subsidiaries is a party or by which Colonial, any of the Colonial Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order, statute, rule or regulation applicable to Colonial or any of the Colonial Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, or as set forth in Section 4.11 of the Colonial Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of Colonial, threatened in writing by or before any Governmental Authority against Colonial or any Colonial Subsidiary or any director or officer of Colonial or any Colonial Subsidiary, and (b) neither Colonial nor any Colonial Subsidiary, nor any of Colonial’s or any Colonial Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.

Section 4.12 Taxes.

(a) Colonial and each Colonial Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. Colonial and each Colonial Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax return.

(b) Colonial (i) for all taxable years commencing with Colonial’s formation and through December 31, 2012, has been subject to taxation as a real estate investment trust within the meaning of Sections 856 and 857 of the Code (a “REIT”) and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2013 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT (without taking into account the effects of the Partnership Merger); (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year ending with the Parent Merger; and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT (without taking into account the effects of the Partnership Merger), and to the Knowledge of Colonial, no such challenge is pending or threatened. No entity in which Colonial owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary” within the meaning of Section 856(i)(2) of the Code (“Qualified REIT Subsidiary”) or a “taxable REIT subsidiary” within the meaning of Section 856(l) of the Code (“Taxable REIT Subsidiary”). Section 4.12(b) of the Colonial Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of Colonial, and each Colonial Subsidiary not set forth in Section 4.12(b) of the Colonial Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from Colonial or a Colonial Subsidiary for United States federal income tax purposes. Taking into account all distributions to be made by Colonial prior to the Parent Merger Effective Time, Colonial will have distributed cash to its shareholders in its taxable year ending with the Parent Merger in an amount equal to or in excess of the amount required to be distributed pursuant to Section 857(a) of the Code in respect of its taxable year ending with the Parent Merger, and Colonial will not be subject to Tax under Sections 857(b) or 4981 of the Code in respect of its taxable year ending with the Parent Merger.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of Colonial, threatened with regard to any Taxes or Tax Returns of Colonial or any Colonial Subsidiary; (ii) no deficiency for Taxes of Colonial or any Colonial Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of Colonial, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect; (iii) except as set forth in Section 4.12(c)(iii) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return except for any such waivers or extensions relating to an extension of time to file any non-income Tax Return in respect of a taxable year or period ending in 2012 or 2013; and (iv) except as set forth in Section 4.12(c)(iv) of the Colonial Disclosure Letter, neither Colonial nor any of the Colonial Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Neither Colonial nor any Colonial Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) Beginning with its taxable year ended December 31, 2009, (i) Colonial and the Colonial Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid and shall not incur any such liability for such Taxes in the taxable year ending on the Closing Date, and (ii) neither Colonial nor any Colonial Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon Colonial or the Colonial Subsidiaries.

(f) Colonial and the Colonial Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) Except as set forth on Section 4.12(g) of the Colonial Disclosure Letter, there are no Colonial Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of Colonial, threatened to raise a material claim against Colonial or any Colonial Subsidiary for any breach of any Colonial Tax Protection Agreements. As used herein, “Colonial Tax Protection Agreements” means any written agreement to which Colonial or any Colonial Subsidiary is a party (i) pursuant to which any liability to holders of interests in a Colonial Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a Colonial Subsidiary Partnership, and that requires Colonial or any Colonial Subsidiary (A) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) to retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, and/or (D) only dispose of assets in a particular manner. As used herein, “Colonial Subsidiary Partnership” means a Colonial Subsidiary that is a partnership for United States federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of Colonial or any Colonial Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither Colonial nor any Colonial Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to which Colonial or any Colonial Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business and Colonial Tax Protection Agreements).

(k) Neither Colonial nor any Colonial Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any liability for the Taxes of any Person (other than Colonial or any Colonial Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither Colonial nor any Colonial Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither Colonial nor any of the Colonial Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) Except as set forth in Section 4.12(n) of the Colonial Disclosure Letter, no written power of attorney that has been granted by Colonial or any of the Colonial Subsidiaries (other than to Colonial or a Colonial Subsidiary) currently is in force with respect to any matter relating to Taxes.

(o) This Section 4.12 contains the sole and exclusive representations and warranties of the Colonial Parties with respect to Taxes and Tax matters (other than those matters described in Section 4.7(c), Section 4.13, Section 4.14(c), Section 4.18(b) and Section 4.18(i)).

Section 4.13 Pension and Benefit Plans; Employees.

(a) Section 4.13(a) of the Colonial Disclosure Letter sets forth a list, as of the date hereof, of every material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by Colonial or any of its

ERISA Affiliates (such Employee Benefit Plans, the “Colonial Employee Benefit Plans”. Each such Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to Colonial’s Knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.

(b) With respect to each such Colonial Employee Benefit Plan, Colonial has provided, or made available, to MAA (if applicable to such Colonial Employee Benefit Plan): (i) all documents embodying or governing such Colonial Employee Benefit Plan, and any funding medium for the Colonial Employee Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such Colonial Employee Benefit Plan under Section 401(a) of the Code; (iii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iv) the most recent actuarial report; (v) the current summary plan description for such Colonial Employee Benefit Plan (or other descriptions of such Colonial Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (vi) any insurance policy related to such Colonial Employee Benefit Plan and (vii) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years.

(c) Each Colonial Employee Benefit Plan has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect, and is being administered and operated in all material respects in accordance with its terms. No Colonial Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code).

(d) Full payment has been made, or otherwise properly accrued on the books and records of Colonial and any ERISA Affiliate, of all amounts that Colonial and any ERISA Affiliate are required under the terms of the Colonial Employee Benefit Plans to have paid as contributions to such Colonial Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of Colonial through the Closing Date.

(e) Neither Colonial, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of Colonial, or an ERISA Affiliate, nor, to the Knowledge of Colonial, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any Colonial Employee Benefit Plan that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action, audit, investigation, governmental proceeding or litigation has been made, commenced or, to the Knowledge of Colonial, threatened with respect to any Colonial Employee Benefit Plan (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 4.13(g) of the Colonial Disclosure Letter, no Colonial Employee Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

(h) Except as set forth in Section 4.13(h) of the Colonial Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (individually or together with the occurrence of any other event): (A) entitle any employee, trustee, director or consultant of Colonial or the Colonial Subsidiaries to severance pay or any increase in severance pay under any Colonial Employee Benefit Plan or Colonial employment agreement upon any termination of employment on or after the date of this Agreement, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of Colonial or any Colonial Subsidiary, or could limit the right to amend, merge or terminate any Colonial Employee Benefit Plan or related trust, (C) result in payments or benefits under any Colonial Employee Benefit Plan or Colonial employment agreement which would not be deductible under Section 280G of the Code, or (D) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of Colonial or any of its ERISA Affiliates.

(i) The per share exercise price of each Colonial Option is no less than the fair market value of a Colonial Common Share on the date of grant of such Colonial Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each Colonial Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any Colonial Employee Benefit Plan is, or to the Knowledge of Colonial, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 4.14 Labor and Employment Matters.

(a) Neither Colonial nor any Colonial Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between Colonial, or any of the Colonial Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Colonial, threatened against Colonial or any of the Colonial Subsidiaries relating to their business and neither Colonial nor any Colonial Subsidiary has experienced any strike, work stoppage, lockout, shutdown, labor dispute or other concerted interference with normal operations during the past five (5) years. To Colonial’s Knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Colonial or any of the Colonial Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

(b) Except as set forth in Section 4.14(b) of the Colonial Disclosure Letter, there are no proceedings pending or, to the Knowledge of Colonial, threatened against Colonial or any of the Colonial Subsidiaries in any forum by or on behalf of any present or former employee of Colonial or any of the Colonial Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of Colonial of any of the Colonial Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a Colonial Material Adverse Effect.

(c) Each individual who renders service to Colonial or any Colonial Subsidiary who is classified by Colonial or such Colonial Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any Colonial Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all Colonial Employee Benefit Plans and perquisites.

(d) Each of Colonial and the Colonial Subsidiaries is in compliance in all material respects with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Except as set forth in Section 4.14(d) of the Colonial Disclosure Letter, neither Colonial nor any Colonial Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of Colonial or any Colonial Subsidiary.

Section 4.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of Colonial and Colonial LP in writing for inclusion or incorporation by reference in the Form S-4 or the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time such Joint Proxy Statement is first mailed to Colonial’s shareholders or at the time of the Colonial Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated

therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to Colonial, its officers and directors and the Colonial Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of Colonial or Colonial LP. None of the information supplied or to be supplied by or on behalf of Colonial or Colonial LP in writing for inclusion in the MAA Consent Solicitation will, at the time of the mailing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made hereunder as to statements made in the MAA Consent Solicitation that were not supplied by or on behalf of Colonial or Colonial LP.

Section 4.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, (i) Colonial and the Colonial Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of Colonial and the Colonial Subsidiaries as it is currently conducted, (ii) to the Knowledge of Colonial, the conduct of the business of Colonial and the Colonial Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of Colonial, threatened claims with respect to any of the Intellectual Property rights owned by Colonial or any Colonial Subsidiary, and (iv) to the Knowledge of Colonial, no third party is currently infringing or misappropriating Intellectual Property owned by Colonial or any Colonial Subsidiary. Colonial and the Colonial Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 4.16 contains the exclusive representations and warranties of the Colonial Parties with respect to intellectual property matters.

Section 4.17 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, or as set forth in Section 4.17(a) of Colonial Disclosure Letter, or in any Phase I or Phase II report made available to MAA prior to the date hereof:

(i) Colonial and each Colonial Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii) Colonial and each Colonial Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither Colonial nor any Colonial Subsidiary has received any written notice, demand, letter or claim alleging that Colonial or any such Colonial Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against Colonial or any Colonial Subsidiary which remains unresolved. There is no litigation, investigation, governmental request for information or other proceeding pending, or, to the Knowledge of Colonial, threatened against Colonial and any Colonial Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv) Neither Colonial nor any Colonial Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of Colonial, threatened against Colonial or any Colonial Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(v) Neither Colonial nor any Colonial Subsidiary has assumed, by contract or, to the Knowledge of Colonial, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither Colonial nor any Colonial Subsidiary has caused, and to the Knowledge of Colonial, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by Colonial or any Colonial Subsidiary under any Environmental Law.

(vii) There is no site to which Colonial or any Colonial Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of Colonial, is or may become the subject of any Action under Environmental Law.

(b) Notwithstanding any other provision of this Agreement, other than Section 4.5(b), Section 4.7, Section 4.8, Section 4.9, Section 4.18(b), Section 4.18(h) and Section 4.20, this Section 4.17 contains the exclusive representations and warranties of the Colonial Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 4.18 Properties.

(a) Section 4.18(a) of the Colonial Disclosure Letter sets forth a list of the common name and address of each facility and real property owned, leased (as lessee or sublessee), including ground leased, by Colonial or any Colonial Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Colonial Property” and collectively referred to herein as the “Colonial Properties”). Section 4.18(a) of the Colonial Disclosure Letter sets forth a list of the common name and address of each facility and real property which, as of the date of this Agreement, is under contract by Colonial or a Colonial Subsidiary for purchase or which is required under a binding contract to be leased or subleased by Colonial or a Colonial Subsidiary after the date of this Agreement. Except as set forth in Section 4.18(a) of the Colonial Disclosure Letter, there are no real properties that Colonial or any Colonial Subsidiary is obligated to buy, lease or sublease at some future date.

(b) Colonial or a Colonial Subsidiary owns good, valid and marketable fee simple title or leasehold title (as applicable) to each of the Colonial Properties, in each case, free and clear of Liens, except for Colonial Permitted Liens. For the purposes of this Agreement, “Colonial Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of Colonial (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law, including zoning regulations, permits and licenses (but not including Liens imposed pursuant to CERCLA and similar state laws), (iv) Liens that are disclosed on the existing Colonial Title Insurance Policies made available by or on behalf of Colonial or any Colonial Subsidiary to MAA prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the Colonial Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Colonial Properties (assuming its continued use in the manner it is currently operated).

(c) Neither Colonial nor any Colonial Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the Colonial Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Colonial Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Colonial Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Colonial Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the Colonial Properties which, individually or in the aggregate, would reasonably be expected to have a Colonial Material Adverse Effect.

(d) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the Colonial Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the Colonial Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Colonial Properties has failed to be obtained or is not in full force and effect, and neither Colonial nor any Colonial Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect.

(e) Except as set forth in Section 4.18(e) of the Colonial Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned Colonial Property or, to the Knowledge of Colonial, any Colonial Property leased by Colonial or any Colonial Subsidiary, that would interfere in any material manner with the current use of the Colonial Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Colonial Properties (assuming its continued use in the manner it is currently operated), and neither Colonial nor any Colonial Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened for any Colonial Property, that would interfere in any material manner with the current use of the Colonial Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such Colonial Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any Colonial Property.

(f) Section 4.18(f) of the Colonial Disclosure Letter lists all ground leases affecting the interest of Colonial or any Colonial Subsidiary in the Colonial Properties in effect as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to MAA on or prior to the date hereof.

(g) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, the rent roll summaries for each of the Colonial Properties as previously provided to MAA, and the schedules with respect to the Colonial Properties subject to triple-net leases, which schedules have previously been made available to MAA, correctly reference each lease or sublease that was in effect as of the dates shown therein and to which Colonial or any Colonial Subsidiary is a party as lessor or sublessor with respect to each of the applicable Colonial Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “Colonial Leases”). Section 4.18(g) of the Colonial Disclosure Letter sets forth, as of April 30, 2013, the aggregate current annualized rent and security deposit amounts currently held for each Colonial Property (which security deposits are in the amounts required by the applicable Colonial Lease).

(h) Except as set forth on Section 4.18(h) of the Colonial Disclosure Letter or as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, neither Colonial nor any Colonial Subsidiary, on the one hand, nor, to the Knowledge of Colonial, any other party, on the other hand, is in monetary default under any Colonial Lease relating to property used for commercial or retail purposes as of the date of the delinquency report made available to MAA on or prior to the date hereof by or on behalf of Colonial.

(i) Except as set forth on Section 4.18(i) of the Colonial Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the Colonial Properties, and Colonial and the Colonial Subsidiaries have not received any written notice of (and Colonial and the Colonial Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the Colonial Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to Colonial and the Colonial Subsidiaries, considered as a whole.

(j) Except as set forth in Section 4.18(j) of the Colonial Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any Colonial Lease for which the purchase has not closed prior to the date of this Agreement.

(k) Except for Colonial Permitted Liens or as set forth in Section 4.18(k) of the Colonial Disclosure Letter and as set forth in contracts provided to MAA prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any Colonial Property or any portion thereof that would materially adversely affect Colonial’s, or any Colonial Subsidiary’s, ownership, ground lease or right to use a Colonial Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Colonial Property or any portion thereof that is owned by any Colonial Subsidiary, which, in each case, is in favor of any party other than Colonial or a Colonial Subsidiary (a “Colonial Third Party”).

(l) Except as set forth in Section 4.18(l) of the Colonial Disclosure Letter or pursuant to a Colonial Lease or any ground lease affecting any Colonial Property, neither Colonial nor any Colonial Subsidiary is a party to any agreement pursuant to which Colonial or any Colonial Subsidiary manages or manages the development of any real property for any Colonial Third Party.

(m) Colonial and each Colonial Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each Colonial Property (each, a “Colonial Title Insurance Policy” and, collectively, the “Colonial Title Insurance Policies”). A copy of each Colonial Title Insurance Policy in the possession of Colonial as of the date hereof has been made available to MAA. No written claim has been made against any Colonial Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any Colonial Property.

(n) To the Knowledge of Colonial, Section 4.18(n) of the Colonial Disclosure Letter lists each Colonial Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) which is subject to a binding agreement for development or commencement of construction by Colonial or a Colonial Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(o) Colonial and the Colonial Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect. None of Colonial’s or any of the Colonial Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Colonial Permitted Liens and Liens that would not reasonably be expected to have a Colonial Material Adverse Effect. Section 4.18(o) of the Colonial Disclosure Letter sets forth all leased personal property of Colonial or any Colonial Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(p) Section 4.18(p) of the Colonial Disclosure Letter lists the parties currently providing third-party property management services to Colonial or a Colonial Subsidiary and the number of facilities currently managed by each such party.

(q) Except (A) for capital expenditures made or to be made in the ordinary course of business, (B) as set forth in Section 4.18(q) of the Colonial Disclosure Letter or (C) as, individually or in the aggregate, would cost Colonial and the Colonial Subsidiaries less than $1,000,000 to repair or otherwise remediate for any Colonial Property, Colonial has no Knowledge of (i) any structural defects relating to any Colonial Property, (ii) Colonial Properties whose building systems are not in working order, or (iii) physical damage to any Colonial Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

Section 4.19 Material Contracts.

(a) Except for contracts listed in Section 4.19(a) of the Colonial Disclosure Letter or filed as exhibits to the Colonial SEC Documents, as of the date of this Agreement, neither Colonial nor any Colonial Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to Colonial’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates Colonial or any Colonial Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to Colonial or any Colonial Subsidiary, except for any Colonial Lease or any ground lease affecting any Colonial Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of Colonial or any Colonial Subsidiary, or that otherwise restricts the lines of business conducted by Colonial or any Colonial Subsidiary or the geographic area in which Colonial or any Colonial Subsidiary may conduct business;

(iv) is an agreement which obligates Colonial or any Colonial Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of Colonial or any Colonial Subsidiary pursuant to which Colonial or a Colonial Subsidiary is the indemnitor;

(v) constitutes an Indebtedness obligation of Colonial or any Colonial Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires Colonial or any Colonial Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a Colonial Lease or a ground lease affecting a Colonial Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any Colonial Lease or any ground lease affecting any Colonial Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of Colonial or any Colonial Subsidiary;

(x) constitutes a loan to any Person (other than a wholly owned Colonial Subsidiary) by Colonial or any Colonial Subsidiary (other than advances made pursuant to and expressly disclosed in the Colonial Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a Colonial Lease with respect to the development, construction, or equipping of Colonial Properties or the funding of improvements to Colonial Properties) in an amount in excess of $5,000,000;

(xi) constitutes a regulatory agreement or similar agreement that requires that any portion of a Property be leased to persons meeting criteria set forth in such agreement; or

(xii) with respect to any non-residential Colonial Property, requires payment of material commissions (including leasing commissions or brokerage fees) or material tenant improvement costs, allowances or other concessions.

(b) Each such contract described in clauses (i)-(xii) of Section 4.19(a) above is referred to herein as a “Colonial Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, each Colonial Material Contract is legal, valid, binding and enforceable on Colonial and each Colonial Subsidiary that is a party thereto and, to the Knowledge of Colonial, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, Colonial and each Colonial Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Colonial Material Contract and, to the Knowledge of Colonial, each other party thereto has performed all obligations required to be performed by it under such Colonial Material Contract prior to the date hereof. None of Colonial or any Colonial Subsidiary, nor, to the Knowledge of Colonial, any other party thereto, is in material breach or violation of, or default under, any Colonial Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any Colonial Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a Colonial Material Adverse Effect. Neither Colonial nor any Colonial Subsidiary has received notice of any violation of or default under any Colonial Material Contract, except as set forth in Section 4.19(c) of the Colonial Disclosure Letter, and except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Colonial Material Adverse Effect.

Section 4.20 Insurance. Colonial has made available to MAA copies of all material insurance policies and all material fidelity bonds or other material insurance service contracts in Colonial’s possession providing coverage for all Colonial Properties (the “Colonial Insurance Policies”). Except as individually or in the aggregate, would not reasonable be expected to have a Colonial Material Adverse Effect, there is no claim for coverage by Colonial or any Colonial Subsidiary pending under any of the Colonial Insurance Policies that has been denied or disputed by the issuer. Except as individually or in the aggregate, would not reasonably be expected to have a Colonial Material Adverse Effect, all premiums payable under all Colonial Insurance

Policies have been paid, and Colonial and the Colonial Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the Colonial Insurance Policies. To the Knowledge of Colonial, such Colonial Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by Colonial or any Colonial Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 4.21 Opinion of Financial Advisor. The Colonial Board has received the oral opinion of Merrill Lynch, Pierce, Fenner & Smith Incorporated (“BofA Merrill Lynch”) (to be confirmed in writing) to the effect that, as of the date of such opinion, and subject to the assumptions and limitations set forth in BofA Merrill Lynch’s written opinion, the Exchange Ratio is fair, from a financial point of view, to the holders (other than MAA and its Affiliates) of Colonial Common Shares. Colonial will make available to MAA, solely for informational purposes, a complete and correct copy of the written opinion promptly after receipt thereof by the Colonial Board.

Section 4.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding Colonial Common Shares (the “Colonial Shareholder Approval”) is the only vote of holders of securities of Colonial required to adopt this Agreement and approve the Parent Merger and the other transactions contemplated by this Agreement.

Section 4.23 Brokers. Except for the fees and expenses payable to BofA Merrill Lynch, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of Colonial or any Colonial Subsidiary.

Section 4.24 Investment Company Act. Neither Colonial nor any Colonial Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 4.25 Takeover Statutes. No “business combination,” “control share acquisition,” “fair price,” “moratorium” or other takeover or anti-takeover statute or similar federal or state Law (collectively, “Takeover Statutes”) is, or as of the Parent Merger Effective Time will be, applicable to this Agreement, the Colonial Voting Agreement, the Parent Merger or the other transactions contemplated by this Agreement.

Section 4.26 Related Party Transactions. Except as set forth in Section 4.26 of the Colonial Disclosure Letter or in the Colonial SEC Documents filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between Colonial or any Colonial Subsidiary, on the one hand, and any Affiliates (other than Colonial Subsidiaries) of Colonial or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 4.27 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article IV, no Colonial Party nor any of their Affiliates nor any other person on behalf of any Colonial Party has made any representation or warranty, expressed or implied, with respect to Colonial or any of the Colonial Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding Colonial or the Colonial Subsidiaries.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF MAA

Except (a) as set forth in the disclosure letter that has been prepared by the MAA Parties and delivered by the MAA Parties to the Colonial Parties in connection with the execution and delivery of this Agreement (the “MAA Disclosure Letter”) (it being agreed that (x) disclosure of any item in any section of the MAA Disclosure Letter with respect to any Section or subsection of Article V of this Agreement shall be deemed disclosed with respect to any other Section or subsection of Article V of this Agreement to the extent such relationship is reasonably apparent; provided, that nothing in the MAA Disclosure Letter is intended to broaden the scope of any representation or warranty of the MAA Parties made herein and (y) no reference to or disclosure of any item or other matter in the MAA Disclosure Letter shall be construed as an admission or indication that (1) such item or other matter is material, (2) such item or other matter is required to be referred to or disclosed in the MAA Disclosure Letter or (3) any breach or violation of applicable Laws or any contract, agreement, arrangement or understanding to which MAA or any of the MAA Subsidiaries is a party exists or has actually occurred), or (b) other than with respect to representations or warranties set forth in Section 5.12, as disclosed in publicly available MAA SEC Documents, filed with, or furnished to, as applicable, the SEC on or after January 1, 2010 and prior to the date of this Agreement (excluding any risk factor disclosures contained in such documents under the heading “Risk Factors” and any disclosure of risks or other matters included in any “forward-looking statements” disclaimer or other statements that are cautionary, predictive or forward-looking in nature), the MAA Parties hereby jointly and severally represent and warrant to the Colonial Parties that:

Section 5.1 Organization and Qualification; Subsidiaries.

(a) MAA is a corporation duly organized, validly existing and in good standing under the laws of the State of Tennessee and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted. MAA is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, operated or leased by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) Each MAA Subsidiary is duly organized, validly existing and in good standing (to the extent applicable) under the Laws of the jurisdiction of its incorporation or organization, as the case may be, and has the requisite organizational power and authority and any necessary governmental authorization to own, lease and, to the extent applicable, operate its properties and to carry on its business as it is now being conducted, except for such failures to be so qualified, licensed or in good standing that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(c) Section 5.1(c) of the MAA Disclosure Letter sets forth a true and complete list of the MAA Subsidiaries and their respective jurisdiction of incorporation or organization, as the case may be, and the type of and percentage of interest held, directly or indirectly.

(d) Except as set forth in Section 5.1(d) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary directly or indirectly owns any interest or investment (whether equity or debt) in any Person (other than in the MAA Subsidiaries and investments in short-term investment securities).

Section 5.2 Organizational Documents. MAA has made available to Colonial complete and correct copies of (i) the MAA Charter and MAA Bylaws, (ii) the MAA LP Agreement and the certificate of limited partnership of MAA LP, and (iii) the organizational documents of each MAA Subsidiary, in each case as in effect on the date hereof.

Section 5.3 Capital Structure.

(a) The authorized capital stock of MAA consists of 100,000,000 shares of MAA Common Stock and 20,000,000 shares of preferred stock, par value $0.01 per share. At the close of business on May 28, 2013, (i) 42,732,806 shares of MAA Common Stock were issued and outstanding, (ii) no shares of MAA preferred stock (“MAA Preferred Stock”) were issued and outstanding, (iii) 700,000 shares of MAA Common Stock were reserved for issuance pursuant to the terms of the MAA Equity Incentive Plans, (iv) 304,996 shares of MAA Common Stock were available for grant under the MAA Equity Incentive Plans, (v) 2,000,000 shares of MAA Common Stock were reserved for issuance under the MAA Dividend and Distribution Reinvestment and Share Purchase Plan, (vi) 150,000 shares of MAA Common Stock were reserved for issuance under the MAA Employee Stock Purchase Plan and (vii) 1,707,661 shares of MAA Common Stock were reserved for issuance upon redemption of MAA OP Units. All issued and outstanding shares of the capital stock of MAA are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights. There are no outstanding bonds, debentures, notes or other Indebtedness of MAA having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which holders of shares of MAA Common Stock may vote. As of the date of this Agreement, there are no outstanding MAA Options under the MAA Equity Incentive Plans. There are no other rights to purchase or receive MAA Common Stock granted under the MAA Equity Incentive Plans or otherwise other than the MAA Options.

(b) All of the outstanding shares of capital stock of each of the MAA Subsidiaries that is a corporation are duly authorized, validly issued, fully paid and nonassessable. All equity interests in each of the MAA Subsidiaries that is a partnership or limited liability company are duly authorized and validly issued. All shares of capital stock of (or other ownership interests in) each of the MAA Subsidiaries which may be issued upon exercise of outstanding options or exchange rights are duly authorized and, upon issuance will be validly issued, fully paid and nonassessable. Except as set forth in Section 5.3(b) of the MAA Disclosure Letter, MAA owns, directly or indirectly, all of the issued and outstanding capital stock and other ownership interests of each of the MAA Subsidiaries owned by MAA or a MAA Subsidiary, free and clear of all encumbrances other than statutory or other liens for Taxes or assessments which are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings and for which adequate reserves are being maintained in accordance with GAAP, and except as set forth in the MAA LP Agreement, there are no existing options, warrants, calls, subscriptions, convertible securities or other securities, agreements, commitments or obligations of any character relating to the outstanding capital stock or other securities of any MAA Subsidiary owned by MAA or a MAA Subsidiary or which would require any MAA Subsidiary to issue or sell any shares of such MAA Subsidiary capital stock, ownership interests or securities convertible into or exchangeable for shares of such MAA Subsidiary capital stock or ownership interests.

(c) Except as set forth in this Section 5.3 or in Section 5.3(c) of the MAA Disclosure Letter, as of the date of this Agreement, there are no securities, options, warrants, calls, rights, commitments, agreements, rights of first refusal, arrangements or undertakings of any kind to which MAA or any MAA Subsidiary is a party or by which any of them is bound, obligating MAA or any MAA Subsidiary to issue, deliver or sell or create, or cause to be issued, delivered or sold or created, additional shares of MAA Common Stock, shares of MAA Preferred Stock or other equity securities or phantom stock or other contractual rights the value of which is determined in whole or in part by the value of any equity security of MAA or any of the MAA Subsidiaries or obligating MAA or any MAA Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, right of first refusal, arrangement or undertaking. Except as set forth in Section 5.3(c) of the MAA Disclosure Letter, there are no outstanding contractual obligations of MAA or any MAA Subsidiary to repurchase, redeem or otherwise acquire any shares of MAA Common Stock, shares of MAA Preferred Stock, or other equity securities of MAA or any MAA Subsidiary. Neither MAA nor any MAA Subsidiary is a party to or, to the Knowledge of MAA, bound by any agreements or understandings concerning the voting (including voting trusts and proxies) of any capital stock of MAA or any of the MAA Subsidiaries.

(d) MAA does not have a “poison pill” or similar shareholder rights plan.

(e) Except as set forth in Section 5.3(e) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary is under any obligation, contingent or otherwise, by reason of any contract to register the offer and sale or resale of any of their securities under the Securities Act.

(f) All dividends or distributions on the shares of MAA Common Stock and any material dividends or distributions on any securities of any MAA Subsidiary which have been authorized or declared prior to the date hereof have been paid in full (except to the extent such dividends have been publicly announced and are not yet due and payable).

(g) MAA is the sole general partner of MAA LP and MAA owns, directly or indirectly, all of the general partner interests in MAA LP.

(h) Section 5.3(h) of the MAA Disclosure Letter sets forth, as of the date hereof, the name of, and the number and class of limited partnership interests held by, each partner in MAA LP.

Section 5.4 Authority.

(a) MAA has the requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of the MAA Shareholder Approval, to consummate the transactions contemplated by this Agreement to which MAA is a party, including the Parent Merger. The execution and delivery of this Agreement by MAA and the consummation by MAA of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of MAA are necessary to authorize this Agreement or the Parent Merger or to consummate the other transactions contemplated by this Agreement, subject, with respect to the Parent Merger, to receipt of the MAA Shareholder Approval, and to the filing of the articles of merger with the Offices of the Secretaries of State for the States of Alabama and Tennessee. This Agreement has been duly executed and delivered by MAA and assuming due authorization, execution and delivery by each of MAA LP, OP Merger Sub, Colonial and Colonial LP, constitutes a legally valid and binding obligation of MAA enforceable against MAA in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

(b) The MAA Board, at a duly held meeting, has, by unanimous vote, (i) duly and validly authorized the execution and delivery of, and adopted, this Agreement and declared advisable the consummation of the Mergers and the other transactions contemplated by this Agreement, (ii) directed that the Parent Merger and the other transactions contemplated by this Agreement be submitted for consideration at the MAA Shareholder Meeting, and (iii) as of the date of this Agreement, resolved to recommend that the shareholders of MAA vote in favor of the approval of the Parent Merger and the other transactions contemplated by this Agreement (the “MAA Recommendation”) and to include such recommendation in the Joint Proxy Statement, subject to Section 7.4.

(c) Each of MAA LP and OP Merger Sub has the requisite limited partnership power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to the receipt of the MAA Partner Approval, to consummate the transactions contemplated by this Agreement to which either of them is a party, including the Partnership

Merger. The execution and delivery of this Agreement by MAA LP and OP Merger Sub and the consummation by each of them of the transactions contemplated by this Agreement have been duly and validly authorized by all necessary partnership action, and no other partnership proceedings on the part of either MAA LP or OP Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated by this Agreement, subject with respect to the Partnership Merger, to the receipt of the MAA Partner Approval, and to the filing of a certificate of merger with the Office of the Secretary of State of the State of Delaware. This Agreement has been duly executed and delivered by MAA LP and OP Merger Sub, and assuming due authorization, execution and delivery by each of MAA, Colonial and Colonial LP, constitutes a legally valid and binding obligation of each of MAA LP and OP Merger Sub, enforceable against each of them in accordance with its terms, except as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

Section 5.5 No Conflict; Required Filings and Consents.

(a) Except as set forth in Section 5.5(a) of the MAA Disclosure Letter, the execution and delivery of this Agreement by each of MAA, MAA LP and OP Merger Sub does not, and the performance of their respective obligations hereunder will not, (i) assuming receipt of the MAA Shareholder Approval and the MAA Partner Approval, conflict with or violate any provision of (A) the MAA Charter or MAA Bylaws (B) the MAA LP Agreement or the certificate of limited partnership of MAA LP or (C) any equivalent organizational or governing documents of any other MAA Subsidiary, (ii) assuming that all consents, approvals, authorizations and permits described in Section 5.5(b) have been obtained, all filings and notifications described in Section 5.5(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to MAA or any MAA Subsidiary or by which any property or asset of MAA or any MAA Subsidiary is bound, or (iii) assuming receipt of the MAA Shareholder Approval, the MAA Partner Approval and the MAA Executive Waivers, require any consent or approval (except as contemplated by Section 5.5(b)) under, result in any breach of or any loss of any benefit or material increase in any cost or obligation of MAA or any MAA Subsidiary under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation (with or without notice or the lapse of time or both) of, or give rise to any right of purchase, first offer or forced sale under or result in the creation of a Lien on any property or asset of MAA or any MAA Subsidiary pursuant to, any note, bond, debt instrument, indenture, contract, agreement, ground lease, license, permit or other legally binding obligation to which MAA or any MAA Subsidiary is a party, except, as to clauses (i)(C), (ii) and (iii), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) The execution and delivery of this Agreement by each of MAA, MAA LP and OP Merger Sub does not, and the performance of this Agreement by each of MAA, MAA LP and OP Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) the filing with the SEC of (A) the Joint Proxy Statement in preliminary and definitive form and the Form S-4, and declaration of effectiveness of the Form S-4, and (B) such reports under, and other compliance with, the Exchange Act (and the rules and regulations promulgated thereunder) and the Securities Act (and the rules and regulations promulgated thereunder) as may be required in connection with this Agreement and the transactions contemplated hereby, (ii) as may be required under the rules and regulations of the NYSE, (iii) the filing of (x) the articles of merger with respect to the Parent Merger with the Office of the Secretary of State for the State of Tennessee and the Office of the Secretary of State for the State of Alabama and (y) appropriate documents with the relevant authorities of the other jurisdictions in which MAA and Colonial and their respective Subsidiaries are qualified to do business, (iv) the filing of the certificate of merger with respect to the Partnership Merger with the Secretary of State of the State of Delaware, (vi) such filings and approvals as may be required by any applicable state securities or “blue sky” Laws (vi) such filings as may be required in connection with Transfer Taxes, and (vii) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.6 Permits; Compliance with Law.

(a) Except for the authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances that are the subject of Section 5.17 or Section 5.18, which are addressed solely in those Sections, MAA and each MAA Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals, variances, exemptions, orders, franchises, certifications and clearances of any Governmental Authority and accreditation and certification agencies, bodies or other organizations, including building permits and certificates of occupancy, necessary for MAA and each MAA Subsidiary to own, lease and, to the extent applicable, operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “MAA Permits”), and all such MAA Permits are valid and in full force and effect, except where the failure to be in possession of, or the failure to be valid or in full force and effect of, any of the MAA Permits, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. All applications required to have been filed for the renewal of the MAA Permits have been duly filed on a timely basis with the appropriate Governmental Authority, and all other filings required to have been made with respect to such MAA Permits have been duly made on a timely basis with the appropriate Governmental Authority, except in each case for failures to file which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. Neither MAA nor any MAA Subsidiary has received any claim or notice nor has any Knowledge indicating that MAA or any MAA Subsidiary is currently not in compliance with the terms of any such MAA Permits, except where the failure to be in compliance with the terms of any such MAA Permits, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(b) Neither MAA nor any MAA Subsidiary is or has been in conflict with, or in default or violation of (i) any Law applicable to MAA or any MAA Subsidiary or by which any property or asset of MAA or any MAA Subsidiary is bound (except for Laws addressed in Section 5.16, Section 5.17, or Section 5.18), or (ii) any MAA Permits (except for the MAA Permits addressed in Section 5.17 or Section 5.18), except in each case for any such conflicts, defaults or violations that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.7 SEC Documents; Financial Statements.

(a) MAA has made available to Colonial (by public filing with or furnishing to the SEC or otherwise) a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed or furnished by MAA with the SEC since January 1, 2010 (the “MAA SEC Documents”). Except for matters relating to open comment letters with the SEC as set forth in Section 5.7 of the MAA Disclosure Letter, as of their respective dates, the MAA SEC Documents (other than preliminary materials) complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such MAA SEC Documents and none of the MAA SEC Documents, at the time of filing or being furnished (or effectiveness in the case of registration statements), contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later MAA SEC Documents filed or furnished and publicly available prior to the date of this Agreement and provided that no representation or warranty is made hereunder as to statements made or incorporated by reference in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of MAA or MAA LP. Except as previously made available to Colonial, MAA does not have any outstanding and unresolved comments from the SEC with respect to the MAA SEC Documents. No MAA Subsidiary is required to file any form or report with the SEC.

(b) MAA has made available to Colonial complete and correct copies of all written correspondence between the SEC on one hand, and MAA, on the other hand, since January 1, 2010. At all applicable times, MAA has complied in all material respects with the applicable provisions of the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder, as amended from time to time.

(c) The consolidated financial statements of MAA and the MAA Subsidiaries included or incorporated by reference in the MAA SEC Documents, including the related notes and schedules, complied as to form in all material respects with the applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto, or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X under the Exchange Act) and fairly presented, in all material respects, in accordance with applicable requirements of GAAP and the applicable rules and regulations of the SEC (subject, in the case of the unaudited statements, to normal, recurring adjustments, none of which are material), the consolidated financial position of MAA and the MAA Subsidiaries, taken as a whole, as of their respective dates and the consolidated statements of income and the consolidated cash flows of MAA and the MAA Subsidiaries for the periods presented therein, in each case, except to the extent such financial statements have been modified or superseded by later MAA SEC Documents filed and publicly available prior to the date of this Agreement.

Section 5.8 Absence of Certain Changes or Events. Except as contemplated by this Agreement or as set forth in Section 5.8 of the MAA Disclosure Letter, since March 31, 2013, MAA and each MAA Subsidiary has conducted its business in all material respects in the ordinary course. Since March 31, 2013, there has not been any MAA Material Adverse Effect or any effect, event, change or circumstance that, individually or in the aggregate with all other effects, events, changes and circumstances, would reasonably be expected to have a MAA Material Adverse Effect.

Section 5.9 No Undisclosed Material Liabilities. Except as disclosed in the MAA SEC Documents, as set forth in Section 5.9 of the MAA Disclosure Letter or as otherwise would not reasonably be expected to have a MAA Material Adverse Effect, there are no liabilities of MAA or any of the MAA Subsidiaries of a nature that would be required under GAAP to be set forth on the financial statements of MAA or the notes thereto, other than: (i) liabilities adequately provided for on the balance sheet of MAA dated as of March 31, 2013 (including the notes thereto) as required by GAAP, (ii) liabilities incurred in connection with the transactions contemplated by this Agreement or (iii) liabilities incurred in the ordinary course of business consistent with past practice subsequent to March 31, 2013.

Section 5.10 No Default. Except as set forth on Section 5.10 of the MAA Disclosure Letter, none of MAA or any of the MAA Subsidiaries is in default or violation (and to the Knowledge of MAA, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation) of any term, condition or provision of (i) (A) the MAA Charter or the MAA Bylaws (B), the MAA LP Agreement or the certificate of limited partnership of MAA LP or (C) the comparable charter or organizational documents of any of the other MAA Subsidiaries, (ii) any loan or credit agreement, note, or any bond, mortgage or indenture, to which MAA or any of the MAA Subsidiaries is a party or by which MAA, any of the MAA Subsidiaries or any of their respective properties or assets is bound, or (iii) any Order, statute, rule or regulation applicable to MAA or any of the MAA Subsidiaries, except in the case of (ii) and (iii) for defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

Section 5.11 Litigation. Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or as set forth in Section 5.11 of the MAA Disclosure Letter, as of the date of this Agreement, (a) there is no Action pending or, to the Knowledge of MAA, threatened in writing by of before any Governmental Authority against MAA or any MAA Subsidiary or any director or officer of MAA or any MAA Subsidiary, and (b) neither MAA nor any MAA Subsidiary, nor any of MAA’s or any MAA Subsidiary’s respective property, is subject to any outstanding Order of any Governmental Authority.

Section 5.12 Taxes.

(a) MAA and each MAA Subsidiary has timely filed with the appropriate Governmental Authority all Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct in all material respects. MAA and each MAA Subsidiary has duly paid (or there has been paid on their behalf), or made adequate provisions for, all material Taxes required to be paid by them, whether or not shown on any Tax Return.

(b) MAA (i) for all taxable years commencing with MAA’s formation and through December 31, 2012, has been subject to taxation as REIT and has satisfied all requirements for qualification and taxation as a REIT for such years; (ii) has operated since January 1, 2013 and will operate to the Parent Merger Effective Time in a manner consistent with the requirements for qualification and taxation as a REIT (without taking into account the effects of the Partnership Merger); (iii) intends to continue to operate in such a manner as to qualify as a REIT for its taxable year that will include the date of Parent Merger (and currently intends to operate in such manner thereafter); and (iv) has not taken or omitted to take any action that could reasonably be expected to result in a challenge by the IRS to its status as a REIT (without taking into account the effects of the Partnership Merger), and to the Knowledge of MAA, no such challenge is pending or threatened. No entity in which MAA owns an interest is a corporation for United States federal income tax purposes, other than a corporation that qualifies as a Qualified REIT Subsidiary or as a Taxable REIT Subsidiary. Section 5.12(b) of the MAA Disclosure Letter sets forth a list of each Qualified REIT Subsidiary and Taxable REIT Subsidiary of MAA, and each MAA Subsidiary not set forth in Section 5.12(b) of the MAA Disclosure Letter is and has been since its formation classified as a partnership or entity disregarded as separate from MAA or an entity in which MAA owns an interest for United States federal income tax purposes.

(c) (i) There are no audits, investigations by any Governmental Authority or other proceedings ongoing or, to the Knowledge of MAA, threatened with regard to any Taxes or Tax Returns of MAA or any MAA Subsidiary; (ii) no deficiency for Taxes of MAA or any MAA Subsidiary has been claimed, proposed or assessed in writing or, to the Knowledge of MAA, threatened, by any Governmental Authority, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect; (iii) except as set forth in Section 5.12(c)(iii) of the MAA Disclosure Letter, neither MAA nor any MAA Subsidiary has waived any statute of limitations with respect to the assessment of Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year or is the beneficiary of an extension of time to file any Tax Return except for any such waivers or extensions relating to an extension of time to file any non-income Tax Return in respect of a taxable year or period ending in 2012 or 2013; and (iv) except as set forth in Section 5.12(c)(iv) of the MAA Disclosure Letter, neither MAA nor any of the MAA Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law).

(d) Neither MAA nor any MAA Subsidiary holds any asset the disposition of which would be subject to (or to rules similar to) Section 1374 of the Code.

(e) Beginning with its taxable year ended December 31, 2009, (i) MAA and the MAA Subsidiaries have not incurred any liability for material Taxes under Sections 857(b)(1), 857(b)(6)(A), 860(c) or 4981 of the Code which have not been previously paid, and shall not incur any such liability for such Taxes in the taxable year that will include the Closing Date, and (ii) neither MAA nor any MAA Subsidiary has incurred any material liability for Taxes other than (x) in the ordinary course of business or consistent with past practice, or (y) transfer or similar Taxes arising in connection with a sale, exchange, or other transfer of property. No event has occurred, and no condition or circumstance exists, which presents a material risk that any material Tax described in the preceding sentence will be imposed upon MAA or the MAA Subsidiaries.

(f) MAA and the MAA Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446 and 3402 of the Code or similar provisions under any state and foreign Laws) and have duly and timely withheld and, in each case, have paid over to the appropriate Governmental Authority all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

(g) Except as set forth on Section 5.12(g) of the MAA Disclosure Letter, there are no MAA Tax Protection Agreements in force at the date of this Agreement, and, as of the date of this Agreement, no person has raised in writing, or to the Knowledge of MAA threatened to raise a material claim against MAA or any MAA Subsidiary for any breach of any MAA Tax Protection Agreements. As used herein, “MAA Tax Protection Agreements” means any written agreement to which MAA or any MAA Subsidiary is a party (i) pursuant to which any liability to holders of interests in a MAA Subsidiary Partnership relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; and/or (ii) that was entered into in connection with or related to the deferral of income Taxes of a holder of interests in a MAA Subsidiary Partnership, and that requires MAA or any MAA Subsidiary (A) to maintain a minimum level of debt, continue a particular debt, or provide rights to guarantee or otherwise assume economic risk of loss with respect to debt, (B) to retain or not to dispose of assets, or engage in transactions of comparable tax effect, (C) to make or refrain from making a Tax election, and/or (D) only dispose of assets in a particular manner. As used herein, “MAA Subsidiary Partnership” means a MAA Subsidiary that is a partnership for United States federal income tax purposes.

(h) There are no Tax Liens upon any property or assets of MAA or any MAA Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP.

(i) Neither MAA nor any MAA Subsidiary has requested or has received any written ruling of a Governmental Authority, or has entered into any written agreement with a Governmental Authority with respect to any Taxes.

(j) There are no Tax allocation or sharing agreements or similar arrangements with respect to which MAA or any MAA Subsidiary is a party (other than customary arrangements under commercial contracts or borrowings entered into in the ordinary course of business and MAA Tax Protection Agreements).

(k) Neither MAA nor any MAA Subsidiary (A) has been a member of an affiliated group filing a consolidated United States federal income Tax Return or (B) has any liability for the Taxes of any Person (other than MAA or any MAA Subsidiary) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

(l) Neither MAA nor any MAA Subsidiary has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(m) Neither MAA nor any of the MAA Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with transactions contemplated by this Agreement.

(n) Except as set forth in Section 5.12(n) of the MAA Disclosure Letter, no written power of attorney that has been granted by MAA or any of the MAA Subsidiaries (other than to MAA or a MAA Subsidiary) currently is in force with respect to any matter relating to Taxes.

(o) This Section 5.12 contains the sole and exclusive representations and warranties of the MAA Parties with respect to Taxes and Tax matters (other than those matters described in Section 5.7(c), Section 5.13, Section 5.14(c), Section 5.18(b) and Section 5.18(i)).

Section 5.13 Pension and Benefit Plans; Employees.

(a) Section 5.13(a) of the MAA Disclosure Letter sets forth a list, as of the date hereof, of every material Employee Benefit Plan currently maintained or contributed to (or with respect to which any obligation to contribute has been undertaken) by MAA or any of its ERISA Affiliates (such Employee Benefit Plans, the “MAA Employee Benefit Plans”). Each such MAA Employee Benefit Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS regarding its qualification thereunder that has not been revoked and, to MAA’s Knowledge, no event has occurred and no condition exists that is reasonably expected to result in the revocation of any such determination or opinion letter.

(b) With respect to each MAA Employee Benefit Plan, MAA has provided, or made available, to Colonial (if applicable to such MAA Employee Benefit Plan): (i) all documents embodying or governing such MAA Employee Benefit Plan, and any funding medium for the MAA Employee Benefit Plan (including, without limitation, trust agreements); (ii) the most recent IRS determination or opinion letter with respect to such MAA Employee Benefit Plan under Section 401(a) of the Code; (iii) the most recently filed IRS Form 5500 Annual Report and accompanying schedules and audited financial statements; (iv) the most recent actuarial report; (v) the current summary plan description for such MAA Employee Benefit Plan (or other descriptions of such MAA Employee Benefit Plan provided to employees) and all summaries of material modifications thereto; (vi) any insurance policy related to such MAA Employee Benefit Plan; and (vii) all material written correspondence received from the IRS, Pension Benefit Guaranty Corporation or the U.S. Department of Labor during the past three (3) years.

(c) Each MAA Employee Benefit Plan has been administered in accordance with the requirements of applicable law, including, without limitation, ERISA and the Code, except as would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect and is being administered and operated in all material respects in accordance with its terms. No MAA Employee Benefit Plan is subject to Title IV of ERISA, is a multiemployer plan, within the meaning of ERISA Section 3(37), is a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA) or is a “multiple employer plan” (as defined in Section 413 of the Code).

(d) Full payment has been made, or otherwise properly accrued on the books and records of MAA and any ERISA Affiliate, of all amounts that MAA and any ERISA Affiliate are required under the terms of the MAA Employee Benefit Plans to have paid as contributions to such MAA Employee Benefit Plans on or prior to the date hereof (excluding any amounts not yet due) and the contribution requirements, on a prorated basis, for the current year have been made or otherwise properly accrued on the books and records of MAA through the Closing Date.

(e) Neither MAA, an ERISA Affiliate or any person appointed or otherwise designated to act on behalf of MAA, or an ERISA Affiliate, nor, to the Knowledge of MAA, any other “disqualified person” or “party in interest” (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively) has engaged in any transactions in connection with any MAA Employee Benefit Plan that is reasonably expected to result in the imposition of a material penalty or pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

(f) No material liability, claim, action, audit, investigation, governmental proceeding or litigation has been made, commenced or, to the Knowledge of MAA, threatened with respect to any MAA Employee Benefit Plan (other than for benefits payable in the ordinary course of business).

(g) Except as set forth in Section 5.13(g) of the MAA Disclosure Letter, no MAA Employee Benefit Plan provides for medical, life insurance or other health or welfare benefits (other than under Section 4980B of the Code, Part 6 of Title I of ERISA or other similar applicable Law, or a plan qualified under Section 401(a) of the Code) to any current or future retiree or former employee.

(h) Except as set forth in Section 5.13(h) of the MAA Disclosure Letter, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (after giving effect to any waivers executed in connection with this Agreement) individually or together with the occurrence of any other event: (A) entitle any employee, director or consultant of MAA or the MAA Subsidiaries to severance pay or any increase in severance pay under any MAA Employee Benefit Plan or MAA employment agreement upon any termination of employment on or after the date of this Agreement, (B) accelerate the time of payment, vesting or funding or result in any payment of compensation or benefits under, or increase the amount or value of any payment to any employee, officer, trustee or director of MAA or any MAA Subsidiary, or could limit the right to amend, merge or terminate any MAA Employee Benefit Plan or related trust, (C) result in payments or benefits under any MAA Employee Benefit Plan or MAA employment agreement which would not be deductible under Section 280G of the Code, or (D) result in a requirement to pay any tax “gross up” or similar “make whole” payment to any employee, director, consultant or other service provider of MAA or any of its ERISA Affiliates.

(i) The per share exercise price of each MAA Option is no less than the fair market value of a share of MAA Common Stock on the date of grant of such MAA Option (and as of each later modification thereof within the meaning of Section 409A of the Code) determined in a manner consistent with Section 409A of the Code. Each MAA Employee Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and applicable guidance thereunder. No payment to be made under any MAA Employee Benefit Plan is, or to the Knowledge of MAA, will be, subject to the penalties of Section 409A(a)(1) of the Code.

Section 5.14 Labor and Employment Matters.

(a) Neither MAA nor any MAA Subsidiary is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization, nor are there any negotiations or discussions currently pending or occurring between MAA, or any of the MAA Subsidiaries, and any union or employee association regarding any collective bargaining agreement or any other work rules or polices. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of MAA, threatened against MAA or any of the MAA Subsidiaries relating to their business and neither MAA nor any MAA Subsidiary has experienced any strike, work stoppage, lockout, shutdown, dispute or other concerted interference with normal operations during the past five (5) years. To MAA’s Knowledge, (i) there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of MAA or any of the MAA Subsidiaries (ii) nor have there been any such organizational efforts over the past five (5) years.

(b) Except as set forth in Section 5.14(b) of the MAA Disclosure Letter, there are no proceedings pending or, to the Knowledge of MAA, threatened against MAA or any of the MAA Subsidiaries in any forum by or on behalf of any present or former employee of MAA or any of the MAA Subsidiaries, any applicant for employment or classes of the foregoing alleging unpaid or overdue wages or compensation due, breach of any express or implied employment contract, violation of any law or regulation governing employment or the termination thereof, or any other discriminatory, wrongful or tortious conduct on the part of MAA of any of the MAA Subsidiaries in connection with the employment relationship that, individually or in the aggregate, would reasonably be expected to have a MAA Material Adverse Effect.

(c) Each individual who renders service to MAA or any MAA Subsidiary who is classified by MAA or such MAA Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under any MAA Employee Benefit Plans) is properly so classified and treated in accordance with applicable Laws and for purposes of all MAA Employee Benefit Plans and perquisites.

(d) Each of MAA and the MAA Subsidiaries is in compliance in all material respects with all applicable Laws and all applicable contracts and policies relating to labor and labor practices, employment and employment practices, wages, hours, and terms and conditions of employment, including the obligations of the WARN Act, and all other notification and bargaining obligations arising under any collective bargaining agreement, by applicable Law or otherwise. Neither MAA nor any MAA Subsidiary has implemented, conducted or experienced a “plant closing” or “mass layoff” as defined in the WARN Act (or any similar group personnel action requiring advance notice under the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of MAA or any MAA Subsidiary.

Section 5.15 Information Supplied. None of the information supplied or to be supplied by or on behalf of MAA and MAA LP in writing for inclusion or incorporation by reference in the Form S-4, the Joint Proxy Statement will (a) in the case of the Form S-4, at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, or (b) in the case of the Joint Proxy Statement, at the time such Joint Proxy Statement is first mailed to MAA’s shareholders or at the time of the MAA Shareholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 and the Joint Proxy Statement will (with respect to MAA, its officers and directors and the MAA Subsidiaries) comply as to form in all material respects with the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations thereunder. No representation or warranty is made hereunder as to statements made or incorporated by reference by in the Form S-4 or the Joint Proxy Statement that were not supplied by or on behalf of MAA or MAA LP. None of the information supplied or to be supplied by or on behalf of MAA or MAA LP in writing for inclusion in the MAA Consent Solicitation will, at the time of the mailing thereof, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, that no representation or warranty is made hereunder as to statements made in the MAA Consent Solicitation that were not supplied by or on behalf of MAA or MAA LP.

Section 5.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, (i) MAA and the MAA Subsidiaries own or are licensed or otherwise possess valid rights to use all Intellectual Property necessary to conduct the business of MAA and the MAA Subsidiaries as it is currently conducted, (ii) to the Knowledge of MAA, the conduct of the business of MAA and the MAA Subsidiaries as it is currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (iii) there are no pending or, to the Knowledge of MAA, threatened claims with respect to any of the Intellectual Property rights owned by MAA or any MAA Subsidiary, and (iv) to the Knowledge of MAA, no third party is currently infringing or misappropriating Intellectual Property owned by MAA or any MAA Subsidiary. MAA and the MAA Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

(b) This Section 5.16 contains the exclusive representations and warranties of the MAA Parties with respect to intellectual property matters.

Section 5.17 Environmental Matters.

(a) Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or as set forth in Section 5.17(a) of the MAA Disclosure Letter, or in any Phase I or Phase II report made available to Colonial prior to the date hereof:

(i) MAA and each MAA Subsidiary are in compliance with and, except for matters that have been fully and finally resolved, have complied with all Environmental Laws.

(ii) MAA and each MAA Subsidiary have all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits, and all such Environmental Permits are in good standing.

(iii) Neither MAA nor any MAA Subsidiary has received any written notice, demand, letter or claim alleging that MAA or any such MAA Subsidiary is in violation of, or liable under, any Environmental Law or that any judicial, administrative or compliance order has been issued against MAA or any MAA Subsidiary which remains unresolved. There is no litigation, investigation, governmental request for information or other proceeding pending, or, to the Knowledge of MAA, threatened against MAA and any MAA Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(iv) Neither MAA nor any MAA Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial, administrative or compliance order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Substances and no investigation, litigation or other proceeding is pending or, to the Knowledge of MAA, threatened against MAA or any MAA Subsidiary under any Environmental Law or with respect to Hazardous Substances.

(v) Neither MAA nor any MAA Subsidiary has assumed, by contract or, to the Knowledge of MAA, by operation of Law, any liability under any Environmental Law or relating to any Hazardous Substances, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Substances.

(vi) Neither MAA nor any MAA Subsidiary has caused, and to the Knowledge of MAA, no Third Party has caused any release of a Hazardous Substance that would be required to be investigated or remediated by MAA or any MAA Subsidiary under any Environmental Law.

(vii) There is no site to which MAA or any MAA Subsidiary has transported or arranged for the transport of Hazardous Substances which, to the Knowledge of MAA, is or may become the subject of any Action under Environmental Law.

(b) Notwithstanding any other provision of this Agreement, other than Section 5.5(b), Section 5.7, Section 5.8, Section 5.9, Section 5.18(b), Section 5.18(h) and Section 5.20, this Section 5.17 contains the exclusive representations and warranties of the MAA Parties with respect to Environmental Laws, Hazardous Substances or other environmental matters.

Section 5.18 Properties.

(a) Section 5.18(a) of the MAA Disclosure Letter sets forth a list of the common name and address of each facility and real property owned, leased (as lessee or sublessee), including ground leased, by MAA or any MAA Subsidiary as of the date of this Agreement (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “MAA Property” and collectively referred to herein as the “MAA Properties”). Section 5.18(a) of the MAA Disclosure Letter sets forth a list of the common name and address of each facility and real property which, as of the date of this Agreement, is under contract by MAA or a MAA Subsidiary for purchase or which is required under a binding contract to be leased or subleased by MAA or a MAA Subsidiary after the date of this Agreement. Except as set forth in Section 5.18(a) of the MAA Disclosure Letter, there are no real properties that MAA or any MAA Subsidiary is obligated to buy, lease or sublease at some future date.

(b) MAA or a MAA Subsidiary owns good, valid and marketable fee simple title or leasehold title (as applicable) to each of the MAA Properties, in each case, free and clear of Liens, except for MAA Permitted Liens. For the purposes of this Agreement, “MAA Permitted Liens” shall mean any (i) Liens relating to any Indebtedness incurred in the ordinary course of business consistent with past practice, (ii) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings and for which there are adequate reserves on the financial statements of MAA (if such reserves are required pursuant to GAAP), (iii) Liens imposed or promulgated by Law, including zoning regulations, permits and licenses (but not including Liens pursuant to CERCLA and similar state laws), (iv) Liens that are disclosed on the existing MAA Title Insurance Policies made available by or on behalf of MAA or any MAA Subsidiary to Colonial prior to the date hereof and, with respect to leasehold interests, Liens on the underlying fee or leasehold interest of the applicable ground lessor, lessor or sublessor, (v) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business consistent with past practice that are not yet subject to penalty or the validity of which is being contested in good faith by appropriate proceedings, and (vi) such imperfections in title, easements, restrictions, covenants and similar Liens that do not or will not interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated).

(c) Neither MAA nor any MAA Subsidiary has received (i) written notice that any certificate, permit or license from any Governmental Authority having jurisdiction over any of the MAA Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the MAA Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the MAA Properties is not in full force and effect as of the date of this Agreement, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a MAA Material Adverse Effect, or (ii) written notice of any uncured violation of any Laws affecting any of the MAA Properties which, individually or in the aggregate, would reasonably be expected to have a MAA Material Adverse Effect.

(d) No certificate, variance, permit or license from any Governmental Authority having jurisdiction over any of the MAA Properties or any agreement, easement or other right that is necessary to permit the current use of the buildings and improvements on any of the MAA Properties or that is necessary to permit the current use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the MAA Properties has failed to be obtained or is not in full force and effect, and neither MAA nor any MAA Subsidiary has received written notice of any outstanding threat of modification, suspension or cancellation of any such certificate, variance, permit or license, except for any of the foregoing as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect.

(e) Except as set forth in Section 5.18(e) of the MAA Disclosure Letter, no condemnation, eminent domain or similar proceeding has occurred or is pending with respect to any owned MAA Property or, to the Knowledge of MAA, any MAA Property leased by MAA or any MAA Subsidiary, that would interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated), and neither MAA nor any MAA Subsidiary has received any written notice to the effect that (i) any condemnation or rezoning proceedings are threatened for any MAA Property that would interfere in any material manner with the current use of the MAA Properties (assuming its continued use in the manner it is currently used), or otherwise impair in any material manner the current operations of such MAA Properties (assuming its continued use in the manner it is currently operated), or (ii) any zoning regulation or ordinance (including with respect to parking), building, fire, health or other Law has been violated (and remains in violation) for any MAA Property.

(f) Section 5.18(f) of the MAA Disclosure Letter lists all ground leases affecting the interest of MAA or any MAA Subsidiary in the MAA Properties in effect as of the date hereof. True and complete in all material respects copies of all such ground leases in effect as of the date hereof, together with all amendments, modifications, supplements, renewals and extensions related thereto, have been made available to Colonial on or prior to the date hereof.

(g) Except for discrepancies, errors or omissions that, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, the rent roll summaries for each of the MAA Properties as previously provided to Colonial, and the schedules with respect to the MAA Properties subject to triple-net leases, which schedules have previously been made available to Colonial, correctly reference each lease or sublease that was in effect as of the dates shown therein and to which MAA or any MAA Subsidiary is a party as lessor or sublessor with respect to each of the applicable MAA Properties (all leases or subleases (including any triple-net leases), together with all amendments, modifications, supplements, renewals, exercise of options and extensions related thereto, the “MAA Leases”). Section 5.18(g) of the MAA Disclosure Letter sets forth, as of April 30, 2013, the aggregate current annualized rent and security deposit amounts currently held for each MAA Property (which security deposits are in the amounts required by the applicable MAA Lease).

(h) Except as set forth on Section 5.18(h) of the MAA Disclosure Letter or as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, neither MAA nor any MAA Subsidiary, on the one hand, nor, to the Knowledge of MAA, any other party, on the other hand, is in monetary default under any MAA Lease relating to property used for commercial or retail purposes as of the date of the delinquency report made available to Colonial on or prior to the date hereof by or on behalf of MAA.

(i) Except as set forth on Section 5.18(i) of the MAA Disclosure Letter, there are no material Tax abatements or exemptions specifically affecting the MAA Properties, and

MAA and the MAA Subsidiaries have not received any written notice of (and MAA and the MAA Subsidiaries do not have any Knowledge of) any proposed increase in the assessed valuation of any of the MAA Properties or of any proposed public improvement assessments that will result in the Taxes or assessments payable in the next tax period increasing by an amount material to MAA and the MAA Subsidiaries, considered as a whole.

(j) Except as set forth in Section 5.18(j) of the MAA Disclosure Letter, as of the date of this Agreement, no purchase option has been exercised under any MAA Lease for which the purchase has not closed prior to the date of this Agreement.

(k) Except for MAA Permitted Liens or as set forth in Section 5.18(k) of the MAA Disclosure Letter and as set forth in contracts provided to Colonial prior to the date hereof, (i) there are no unexpired option to purchase agreements, rights of first refusal or first offer or any other rights to purchase or otherwise acquire any MAA Property or any portion thereof that would materially adversely affect MAA’s, or any MAA Subsidiary’s, ownership, ground lease or right to use a MAA Property, and (ii) there are no other outstanding rights or agreements to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any MAA Property or any portion thereof that is owned by any MAA Subsidiary, which, in each case, is in favor of any party other than MAA or a MAA Subsidiary (a “MAA Third Party”).

(l) Except as set forth in Section 5.18(l) of the MAA Disclosure Letter or pursuant to a MAA Lease or any ground lease affecting any MAA Property, neither MAA nor any MAA Subsidiary is a party to any agreement pursuant to which MAA or any MAA Subsidiary manages or manages the development of any real property for any MAA Third Party.

(m) MAA and each MAA Subsidiary, as applicable, is in possession of title insurance policies or valid marked-up title commitments evidencing title insurance with respect to each MAA Property (each, a “MAA Title Insurance Policy” and, collectively, the “MAA Title Insurance Policies”). A copy of each MAA Title Insurance Policy in the possession of MAA as of the date hereof has been made available to Colonial. No written claim has been made against any MAA Title Insurance Policy, which remains pending and, which, individually or in the aggregate, would be material to any MAA Property.

(n) To the Knowledge of MAA, Section 5.18(n) of the MAA Disclosure Letter lists each MAA Property which is (i) under development as of the date hereof, and describes the status of such development as of the date hereof, and (ii) subject to a binding agreement for development or commencement of construction by MAA or a MAA Subsidiary, in each case other than those pertaining to minor capital repairs, replacements and other similar correction of deferred maintenance items in the ordinary course of business.

(o) MAA and the MAA Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them as of the date of this Agreement (other than property owned by tenants and used or held in connection with the applicable tenancy), except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect. None of MAA’s or any of the MAA Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for MAA Permitted Liens and Liens that would not reasonably be expected to have a MAA Material Adverse Effect. Section 5.18(o) of the MAA Disclosure Letter sets forth all leased personal property of MAA or any MAA Subsidiary with monthly lease obligations in excess of $100,000 and that are not terminable upon thirty (30) days’ notice.

(p) Section 5.18(p) of the MAA Disclosure Letter lists the parties currently providing third-party property management services to MAA or a MAA Subsidiary and the number of facilities currently managed by each such party.

(q) Except (A) for capital expenditures made or to be made in the ordinary course of business, (B) as set forth in Section 5.18(q) of the MAA Disclosure Letter or (C) as, individually or in the aggregate, would cost MAA and the MAA Subsidiaries less than $1,000,000 to repair or otherwise remediate for any MAA Property, MAA has no Knowledge of (i) any structural defects relating to any MAA Property, (ii) MAA Properties whose building systems are not in working order, or (iii) physical damage to any MAA Property for which there is not insurance in effect covering the cost of the restoration and the loss of revenue (subject to a reasonable deduction or retention limit).

Section 5.19 Material Contracts.

(a) Except for contracts listed in Section 5.19(a) of the MAA Disclosure Letter or filed as exhibits to the MAA SEC Documents, as of the date of this Agreement, neither MAA nor any MAA Subsidiary is a party to or bound by any contract that, as of the date hereof:

(i) is required to be filed as an exhibit to MAA’s Annual Report on Form 10-K pursuant to Item 601(b)(2), (4), (9) or (10) of Regulation S-K promulgated under the Securities Act;

(ii) obligates MAA or any MAA Subsidiary to make non-contingent aggregate annual expenditures (other than principal and/or interest payments or the deposit of other reserves with respect to debt obligations) in excess of $1,000,000 and is not cancelable within ninety (90) days without material penalty to MAA or any MAA Subsidiary, except for any MAA Lease or any ground lease affecting any MAA Property;

(iii) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area that restricts the business of MAA or any MAA Subsidiary, or that otherwise restricts the lines of business conducted by MAA or any MAA Subsidiary or the geographic area in which MAA or any MAA Subsidiary may conduct business;

(iv) is an agreement which obligates MAA or any MAA Subsidiary to indemnify any past or present directors, officers, trustees, employees and agents of MAA or any MAA Subsidiary pursuant to which MAA or a MAA Subsidiary is the indemnitor;

(v) constitutes an Indebtedness obligation of MAA or any MAA Subsidiary with a principal amount as of the date hereof greater than $5,000,000;

(vi) would prohibit or materially delay the consummation of the Mergers as contemplated by this Agreement;

(vii) requires MAA or any MAA Subsidiary to dispose of or acquire assets or properties (other than in connection with the expiration of a MAA Lease or a ground lease affecting a MAA Property) with a fair market value in excess of $5,000,000, or involves any pending or contemplated merger, consolidation or similar business combination transaction, except for any MAA Lease or any ground lease affecting any MAA Property;

(viii) constitutes an interest rate cap, interest rate collar, interest rate swap or other contract or agreement relating to a hedging transaction which has a notional amount in excess of $1,000,000;

(ix) sets forth the operational terms of a joint venture, partnership, limited liability company with a Third Party member or strategic alliance of MAA or any MAA Subsidiary;

(x) constitutes a loan to any Person (other than a wholly owned MAA Subsidiary) by MAA or any MAA Subsidiary (other than advances made pursuant to and expressly disclosed in the MAA Leases or pursuant to any disbursement agreement, development agreement, or development addendum entered into in connection with a MAA Lease with respect to the development, construction, or equipping of MAA Properties or the funding of improvements to MAA Properties) in an amount in excess of $5,000,000;

(xi) constitutes a regulatory agreement or similar agreement that requires that any portion of a Property be leased to persons meeting criteria set forth in such agreement; or

(xii) with respect to any non-residential MAA Property, requires payment of material commissions (including leasing commissions or brokerage fees) or material tenant improvement costs, allowances or other.

(b) Each such contract described in clauses (i)-(xii) of Section 5.19(a) above is referred to herein as a “MAA Material Contract”.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, each MAA Material Contract is legal, valid, binding and enforceable on MAA and each MAA Subsidiary that is a party thereto and, to the Knowledge of MAA, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Laws affecting creditors’ rights generally and by general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at Law). Except as, individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, MAA and each MAA Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each MAA Material Contract and, to the Knowledge of MAA, each other party thereto has performed all obligations required to be performed by it under such MAA Material Contract prior to the date hereof. None of MAA or any MAA Subsidiary, nor, to the Knowledge of MAA, any other party thereto, is in material breach or violation of, or default under, any MAA Material Contract, and no event has occurred that with notice or lapse of time or both would constitute a violation of, breach of or default under any MAA Material Contract, except where in each case such breach, violation or default is not reasonably likely to have, individually or in the aggregate, a MAA Material Adverse Effect. Neither MAA nor any MAA Subsidiary has received notice of any violation of or default under any MAA Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a MAA Material Adverse Effect.

Section 5.20 Insurance. MAA has made available to Colonial copies of all material insurance policies and all material fidelity bonds or other material insurance service contracts in MAA’s possession providing coverage for all MAA Properties (the “MAA Insurance Policies”). Except as individually or in the aggregate, would not reasonable be expected to have a MAA Material Adverse Effect, there is no claim for coverage by MAA or any MAA Subsidiary pending under any of the MAA Insurance Policies that has been denied or disputed by the issuer. Except as individually or in the aggregate, would not reasonably be expected to have a MAA Material Adverse Effect, all premiums payable under all MAA Insurance Policies have been paid, and MAA and the MAA Subsidiaries have otherwise complied in all material respects with the terms and conditions of all the MAA Insurance Policies. To the Knowledge of MAA, such MAA Insurance Policies are valid and enforceable in accordance with their terms and are in full force and effect. No written notice of cancellation or termination has been received by MAA or any MAA Subsidiary with respect to any such policy which has not been replaced on substantially similar terms prior to the date of such cancellation.

Section 5.21 Opinion of Financial Advisor. The MAA Board has received the oral opinion of J.P. Morgan Securities Inc. (“JP Morgan”) (to be confirmed in writing) to the effect that, as of the date of this Agreement, and subject to the assumptions and limitations set forth in JP Morgan’s written opinion, the Exchange Ratio is fair from a financial point of view to the holders (other than Colonial and its Affiliates) of shares of MAA Common Stock. MAA will make available to Colonial, solely for informational purposes, a complete and correct copy of the written opinion promptly after receipt thereof by the MAA Board.

Section 5.22 Vote Required. The affirmative vote of the holders of a majority of the outstanding shares of MAA Common Stock (the “MAA Shareholder Approval”) is the only vote of holders of securities of MAA required to adopt this Agreement, approve the Parent Merger and the other transactions contemplated by this Agreement, and to approve the issuance of the MAA Common Stock to be issued in the Parent Merger. The affirmative vote of 66 2/3% of the Class A MAA OP Units (the “MAA Partner Approval”) is the only vote or consent required of the holders of any class or series of MAA OP Units or other securities of, or equity interests in, MAA LP, other than the approval of MAA as the general partner of MAA LP and the holder of all Class B MAA OP Units, required to approve this Agreement, to approve and consummate the Partnership Merger, including the amendment and restatement of the MAA LP Agreement pursuant to Section 2.4, and to waive the provisions of Section 12 of the MAA LP Agreement.

Section 5.23 Brokers. Except for the fees and expenses payable to JP Morgan, no broker, investment banker or other Person is entitled to any broker’s, finder’s or other similar fee or commission in connection with the Mergers or any transactions contemplated by this Agreement based upon arrangements made by or on behalf of MAA or any MAA Subsidiary.

Section 5.24 Investment Company Act. Neither MAA nor any MAA Subsidiary is required to be registered as an investment company under the Investment Company Act.

Section 5.25 Takeover Statutes. The MAA Board has taken all action necessary to render inapplicable to the Parent Merger and the other transactions contemplated by this Agreement, the restrictions on business combinations contained in the Tennessee Business Combination Act. No Takeover Statutes are applicable to this Agreement, the Parent Merger or the other transactions contemplated by this Agreement.

Section 5.26 Related Party Transactions. Except as set forth in Section 5.26 of the MAA Disclosure Letter or in the MAA SEC Documents filed and publicly available through and including the date of this Agreement or as permitted by this Agreement, from January 1, 2010 through the date of this Agreement there have been no transactions, agreements, arrangements or understandings between MAA or any MAA Subsidiary, on the one hand, and any Affiliates (other than MAA Subsidiaries) of MAA or other Persons, on the other hand, that would be required to be disclosed under Item 404 of Regulation S-K promulgated by the SEC.

Section 5.27 No Other Representations and Warranties. Except for the representations or warranties expressly set forth in this Article V, no MAA Party nor any of their Affiliates nor any other person on behalf of any MAA Party has made any representation or warranty, expressed or implied, with respect to MAA or any of the MAA Subsidiaries, their respective businesses, operations, assets, liabilities, financial condition, results of operations, future operating or financial results, estimates, projections, forecasts, plans or prospects (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, plans or prospects) or with respect to the accuracy or completeness of any information regarding MAA or the MAA Subsidiaries.

ARTICLE VI

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 6.1 Conduct of Business by Colonial.

(a) Each Colonial Party covenants and agrees that, between the date of this Agreement and the earlier to occur of the Partnership Merger Effective Time and the date, if any,

on which this Agreement is terminated pursuant to Section 9.1 (the “Interim Period”), except to the extent required by Law, as may be consented to in writing by MAA (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Colonial Disclosure Letter, the Colonial Parties shall, and shall cause each of the other Colonial Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear excepted), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all Colonial Insurance Policies and (E) maintain the status of Colonial as a REIT.

(b) Without limiting the foregoing, each Colonial Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by MAA (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement, or as set forth in Section 6.1(a) or Section 6.1(b) of the Colonial Disclosure Letter, the Colonial Parties shall not, and shall not cause or permit any other Colonial Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the Colonial Declaration of Trust or Colonial Bylaws, (B) the Colonial LP Agreement (other than any amendment necessary to effect the Partnership Merger, the Parent Merger or the other transactions contemplated hereby) or certificate of limited partnership of Colonial LP or (C) such equivalent organizational or governing documents of any Colonial Subsidiary material to Colonial and the Colonial Subsidiaries, considered as a whole, if such amendment would be materially adverse to Colonial or MAA, or (D) grant any additional waivers to the stock ownership limit under the Colonial Declaration of Trust;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of Colonial or any Colonial Subsidiary (other than any wholly owned Colonial Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of Colonial or any Colonial Subsidiary or other equity securities or ownership interests in Colonial or any Colonial Subsidiary, except for (A) the declaration and payment by Colonial of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice at a rate not to exceed $0.21 per quarter (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of MAA Common Stock or the holders of Colonial Common Shares receive a dividend for a particular quarter prior to the Closing Date, then the holders of Colonial Common Shares and the holders of MAA Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for Colonial’s dividends pursuant to this Section 6.1(b)(iii) shall be the same as MAA’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (B) the regular distributions that are required to be made in respect of the Colonial OP Units in connection with any dividends paid on the Colonial Common Shares, (C) the declaration and payment of dividends or other distributions to Colonial by any directly or indirectly wholly owned Colonial Subsidiary, and (D) distributions by any Colonial Subsidiary that is not wholly owned, directly or indirectly, by Colonial, in accordance with the requirements of the organizational documents of such Colonial Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, Colonial and any Colonial Subsidiary shall be permitted to make (or increase) distributions, including under Sections 858 or 860 of the Code, reasonably necessary for Colonial to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of Colonial or a Colonial Subsidiary, other than (A) the acquisition by Colonial of Colonial Common Shares in connection with the surrender of Colonial Common Shares by holders of Colonial Options in order to pay the exercise price of the Colonial Option in connection with the exercise of Colonial Options, (B) the repurchase of Colonial “excess shares” pursuant to the Colonial Declaration of Trust, (C) the withholding of Colonial Common Shares to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the Colonial Equity Incentive Plans and (D) of Colonial OP Units under the Colonial LP Agreement;

(v) except for (A) transactions among Colonial and one or more wholly owned Colonial Subsidiaries or among one or more wholly owned Colonial Subsidiaries, (B) issuances of Colonial Common Shares upon the exercise or settlement of any Colonial Option outstanding as of the date of this Agreement and issuances of equity or equity based awards pursuant to the Colonial Equity Incentive Plans to the extent required under the terms of such Colonial Equity Incentive Plans, the Colonial ESPP or the Colonial DRIP (subject to Section 7.13) as in effect as of the date of this Agreement, (C) exchanges of Colonial OP Units for Colonial Common Shares, in accordance with the Colonial LP Agreement, (D) as contemplated in Section 6.1(b)(vi) or (E) as set forth on Section 6.1(b)(v) of the Colonial Disclosure Letter, issue, sell, pledge, dispose, encumber or grant any shares of Colonial’s or any of the Colonial Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of Colonial’s or any of the Colonial Subsidiaries’ capital stock or other equity interests;

(vi) except to the extent required under any Colonial Equity Incentive Plan, grant, confer, award, or modify the terms of any Colonial Option or any Colonial Restricted Share Award or take any action not required under the Colonial Equity Incentive Plans or not contemplated by this Agreement;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by Colonial or any wholly owned Colonial Subsidiary of or from an existing wholly owned Colonial Subsidiary, (B) the pending acquisitions set forth on Section 6.1(b)(vii) of the Colonial Disclosure Letter (the “Colonial Pending Acquisitions”), (C) transactions conducted in accordance with Section 1031 of the Code in connection with acquisitions or dispositions otherwise permitted pursuant to this Agreement, including purchases of property with funds held by a qualified intermediary or other agent serving in a similar capacity, provided notice is provided to MAA prior to consummation of such transactions, or (D) in the ordinary course of business consistent with past practice not to exceed the amount of remaining acquisition activity (after taking into account all other transactions permitted under this Section 6.1(b)(vii)) included in the assumptions accompanying Colonial’s 2013 guidance as publicly disclosed prior to the date of this Agreement;

(viii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 6.1(b)(viii) of the Colonial Disclosure Letter (provided, that no such sale, pledge, transfer or other distribution would result in Colonial or any Colonial Subsidiary making (or increasing) distributions in excess of Colonial’s regular quarterly dividend in order for Colonial to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code for any taxable year ending on or before the Parent Merger), (B) by Colonial, or any wholly-owned Colonial Subsidiary, with, to or from any existing wholly-owned Colonial Subsidiary, (C) subject to Section 6.1(b)(viii)(C) of the Colonial Disclosure Letter, in the ordinary course of business consistent with past practice not to exceed the amount of remaining disposition activity (after taking into account all other transactions permitted under this Section 6.1(b)(viii)) included in the assumptions accompanying Colonial’s 2013 guidance as publicly disclosed prior to the date of this Agreement, and (D) pledges or encumbrances of direct or indirect equity interests in entities from time to time under Colonial’s existing revolving credit facility that (1) acquire properties that are the subject of Colonial Pending Acquisitions, or (2) are not currently included in Colonial’s borrowing base under Colonial’s existing revolving credit facility and are set forth on Section 6.1(b)(viii) of the Colonial Disclosure Letter;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of Colonial or any of the Colonial Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned Colonial Subsidiary), except (A) Indebtedness incurred under Colonial’s existing revolving credit facility (including the existing cash management line) for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.1(b)(iii)), (B) Indebtedness incurred under existing construction loan facilities with respect to ongoing construction projects,

(C) Indebtedness incurred in connection with the funding of any transactions permitted by this Section 6.1(b), (D) refinancing of any existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on Colonial compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing); (E) any additional Indebtedness in an amount that, in the aggregate, does not exceed $7,500,000; and (F) as set forth on Section 6.1(b)(ix) of the Colonial Disclosure Letter;

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, trustees, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by Colonial or a wholly owned Colonial Subsidiary to Colonial or a wholly owned Colonial Subsidiary, and (B) loans or advances required to be made under any of the Colonial Leases, ground leases pursuant to which any third party is a lessee or sublessee on any Colonial Property or any existing joint venture arrangements to which a Colonial Subsidiary is a party as of the date hereof;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any Colonial Material Contract (or any contract that, if existing as of the date hereof, would be a Colonial Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing Colonial Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which Colonial or any Colonial Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect Colonial, any Colonial Subsidiary or MAA, (C) the entry into any commercial leases in the ordinary course of business, (D) any renewal of any of the Colonial Insurance Policies upon its scheduled termination on substantially the same terms as currently in effect, except as set forth on Section 6.1(b)(xi) of the Colonial Disclosure Letter, (D) as may be reasonably necessary to comply with the terms of this Agreement or (E) as otherwise expressly permitted by this Section 6.1(b);

(xii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of Colonial or any Colonial Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Section 6.1(b);

(xiii) except with respect to the matters set forth on Schedule 6.1(b)(xiii) of the Colonial Disclosure Letter, waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $1,000,000 in the aggregate, (B) do not involve the imposition of any material injunctive relief against Colonial or any Colonial Subsidiary, (C) do not provide for any admission of material liability by Colonial or any of the Colonial Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of Colonial Common Shares or Colonial OP Units, in accordance with Section 7.8;

(xiv) except as required by applicable Law or as set forth on Section 6.1(b)(xiv) of the Colonial Disclosure Letter, (A) hire any officer (with a title of senior vice president or higher) of Colonial or promote or appoint any Person to a position of officer (with a title of senior vice president or higher) of Colonial (other than to replace any officer that departs after the date of this Agreement), in each case without consultation with the MAA Board, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of Colonial’s trustees or officers not required by any plan or arrangement as in effect on the date hereof, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or Colonial Employee Benefit Plan or any Employee Benefit Plan that if entered into or adopted would be a Colonial Employee Benefit Plan, (D) accelerate the vesting or payment of any award under the Colonial Equity Incentive Plans or of any other compensation or benefits, or (E) grant any awards under the Colonial Equity Incentive Plans or any bonus, incentive, performance or other compensation plan or arrangement, other than, with respect to clauses (C) and (E) (as to non-equity awards only), increases in salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, or in connection with any non-officer employee hires or the promotion of any non-officer employees, consistent with past practice;

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvi) enter into any new line of business;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xviii) except as set forth in Section 6.1(b)(xviii) of the Colonial Disclosure Letter, enter into or modify in a manner adverse to Colonial or MAA any Colonial Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve Colonial’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any Colonial Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any Colonial Pending Acquisitions permitted pursuant to Section 6.1(b)(vii) and in a manner that would not reasonably be expected (A) to be materially adverse to Colonial or (B) to prevent or impair the ability of Colonial to consummate the Mergers;

(xx) form any new funds or joint ventures;

(xxi) except (A) pursuant to Colonial’s budget previously provided to MAA, (B) capital expenditures necessary to repair any casualty losses in an amount up to $2,000,000 or to the extent such losses are covered by existing insurance, and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the Colonial Properties or as is necessary in the event of an emergency situation, after prior notice to MAA (provided, that if the nature of such emergency renders prior notice to MAA impracticable, Colonial shall provide notice to MAA as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate;

(xxii) amend or modify the compensation terms or any other obligations of Colonial contained in the engagement letter with the financial advisor referred to in Section 4.23 in a manner materially adverse to Colonial, any Colonial Subsidiary or MAA or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiii) except to the extent permitted by Section 7.4, take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by this Agreement; or

(xxiv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) Colonial from taking any action, at any time or from time to time, that in the reasonable judgment of the Colonial Board, upon advice of counsel to Colonial, is necessary for Colonial to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to shareholders of Colonial in accordance with this Agreement or otherwise, or to qualify or preserve the status of any Colonial Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) Colonial LP from taking any action, at any time or from time to time, as Colonial LP determines to be necessary to: (A) be in compliance at all times with all of its obligations under any Colonial Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any Colonial Tax Protection Agreement.

Section 6.2 Conduct of Business by MAA.

(a) Each MAA Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Colonial (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the MAA Disclosure Letter, the MAA Parties shall, and shall cause each of the other MAA Subsidiaries to, (i) conduct its business in all material respects in the ordinary course and in a manner consistent with past practice, and (ii) use its commercially reasonable efforts to (A) maintain its material assets and properties in their current condition (normal wear and tear), (B) preserve intact in all material respects its current business organization, goodwill, ongoing businesses and significant relationships with third parties, (C) provided it does not require additional compensation, keep available the services of its present officers, (D) maintain all MAA Insurance Policies, and (E) maintain the status of MAA as a REIT.

(b) Without limiting the foregoing, each MAA Party covenants and agrees that, during the Interim Period, except to the extent required by Law, as may be consented to in writing by Colonial (which consent shall not be unreasonably withheld, delayed or conditioned), as may be expressly contemplated, required or permitted pursuant to this Agreement, or as set forth in Section 6.2(a) or Section 6.2(b) of the MAA Disclosure Letter, the MAA Parties shall not, and shall not cause or permit any other MAA Subsidiary to, do any of the following:

(i) amend or propose to amend (A) the MAA Charter or MAA Bylaws, (B) the MAA LP Agreement (other than any amendment necessary to effect the Partnership Merger, the Parent Merger or the other transactions contemplated hereby) or certificate of limited partnership of MAA LP, (C) such equivalent organizational or governing documents of any MAA Subsidiary material to MAA and the MAA Subsidiaries, considered as a whole, if such amendment would be materially adverse to MAA or Colonial or (D) grant any additional waivers to the stock ownership limit under the MAA Charter; except as set forth on Section 6.2(b)(i) of the MAA Disclosure Letter;

(ii) split, combine, reclassify or subdivide any shares of stock or other equity securities or ownership interests of MAA or any MAA Subsidiary (other than any wholly-owned MAA Subsidiary);

(iii) declare, set aside or pay any dividend on or make any other distributions (whether in cash, stock, property or otherwise) with respect to shares of capital stock of MAA or any MAA Subsidiary or other equity securities or ownership interests in MAA or any MAA Subsidiary, except for (A) the declaration and payment by MAA of regular quarterly dividends, aggregated and paid quarterly in accordance with past practice at a rate not to exceed $0.695 per quarter (it being agreed that the timing of any such quarterly dividends will be coordinated so that, if either the holders of MAA Common Stock or the holders of Colonial Common Shares receive a dividend for a particular quarter prior to the Closing Date, then the holders of Colonial Common Shares and the holders of MAA Common Stock, respectively, shall receive a dividend for such quarter prior to the Closing Date; provided, however, that the record and payment dates for MAA’s dividends pursuant to this Section 6.2(b)(iii) shall be the same as Colonial’s record and payment dates, to the extent that such dates were not declared prior to the date of this Agreement), (B) the regular distributions that are required to be made in respect of the MAA OP Units in connection with any dividends paid on the MAA Common Stock, (C) the declaration and payment of dividends or other distributions to MAA by any directly or indirectly wholly owned MAA Subsidiary, and (D) distributions by any MAA Subsidiary that is not wholly owned, directly or indirectly, by MAA, in accordance with the requirements of the organizational documents of such MAA Subsidiary; provided, however, that, notwithstanding anything herein to the contrary, MAA and any MAA Subsidiary shall be permitted to make (or increase) distributions, including under Sections 858 or 860 of the Code, reasonably necessary for MAA to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code;

(iv) redeem, repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock or other equity interests of MAA or a MAA Subsidiary, other than (A) the acquisition by MAA of shares of MAA Common Stock in connection with the surrender of shares of MAA Common Stock by holders of MAA Options in order to pay the exercise price of the MAA Option in connection with the exercise of MAA Options, (B) the repurchase of MAA “excess shares” pursuant to the MAA Charter, (C) the withholding of shares of MAA Common Stock to satisfy withholding Tax obligations with respect to outstanding awards granted pursuant to the MAA Equity Incentive Plans and (D) of MAA OP Units under the MAA LP Agreement;

(v) except for (A) transactions among MAA and one or more wholly owned MAA Subsidiaries or among one or more wholly owned MAA Subsidiaries, (B) issuances of MAA Common Stock upon the exercise or settlement of any MAA Option outstanding as of the date of this Agreement and issuances of equity or equity based awards under the MAA Equity Incentive Plans, MAA’s Employee Stock Purchase Plan or MAA’s Dividend Reinvestment and Stock Purchase Plan in the ordinary course of business consistent with past practice, (C) exchanges of MAA OP Units for shares of MAA Common Stock, in accordance with the MAA LP Agreement, (D) the issuance of MAA OP Units contemplated by Section 7.18, (E) as otherwise contemplated in Section 6.2(b)(vi), or (F) in an underwritten public offering for cash, issue, sell, pledge, dispose, encumber or grant any shares of MAA’s or any of the MAA Subsidiaries’ capital stock, or any options, warrants, convertible securities or other rights of any kind to acquire any shares of MAA’s or any of the MAA Subsidiaries’ capital stock or other equity interests;

(vi) except to the extent required under any MAA Equity Incentive Plan, grant, confer, award, or modify the terms of any MAA Option or take any action not required under the MAA Equity Incentive Plans or not contemplated by this Agreement;

(vii) acquire or agree to acquire (including by merger, consolidation or acquisition of stock or assets) any real property, personal property (other than personal property at a total cost of less than $1,000,000 in the aggregate), corporation, partnership, limited liability company, other business organization or any division or material amount of assets thereof, except (A) acquisitions by MAA or any wholly owned MAA Subsidiary of or from an existing wholly owned MAA Subsidiary, (B) the pending acquisitions set forth on Section 6.2(b)(vii) of the MAA Disclosure Letter (the “MAA Pending Acquisitions”), (C) transactions conducted in accordance with Section 1031 of the Code in connection with acquisitions or dispositions otherwise permitted pursuant to this Agreement, including purchases of property with funds held by a qualified intermediary or other agent serving in a similar capacity, provided notice is provided to MAA prior to consummation of such transactions, or (D) in the ordinary course of business consistent with past practice not to exceed the amount of remaining acquisition activity (after taking into account all other transactions permitted under this Section 6.2(b)(vii)) included in the assumptions accompanying MAA’s 2013 guidance as publicly disclosed prior to the date of this Agreement;

(viii) sell, mortgage, pledge, lease, assign, transfer, dispose of or encumber, or effect a deed in lieu of foreclosure with respect to, any property or assets, except (A) as set forth on Section 6.2(b)(viii) of the MAA Disclosure Letter (provided, that no such sale, pledge, transfer or other distribution would result in MAA or any MAA Subsidiary making (or increasing) distributions in excess of MAA’s regular quarterly dividend in order for MAA to maintain its status as a REIT under the Code and/or avoid or reduce the imposition of any entity-level income or excise Tax under the Code for any taxable year ending on or before the Parent Merger), (B) by MAA, or any wholly-owned MAA Subsidiary, with, to or from any existing wholly-owned MAA Subsidiary, (C) subject to Section 6.2(b)(viii)(C) of the MAA Disclosure Letter, in the ordinary course of business consistent with past practice not to exceed the amount of remaining disposition activity (after taking into account all other transactions permitted under this Section 6.2(b)(viii)) included in the assumptions accompanying MAA’s 2013 guidance as publicly disclosed prior to the date of this Agreement, and (D) pledges or encumbrances of direct or indirect equity interests in entities from time to time under MAA’s existing revolving credit facility that (1) acquire properties that are the subject of MAA Pending Acquisitions, or (2) are not currently included in MAA’s borrowing base under MAA’s existing revolving credit facility and are set forth on Section 6.2(b)(viii) of the MAA Disclosure Letter;

(ix) incur, create, assume, refinance, replace or prepay any Indebtedness for borrowed money or issue or amend the terms of any debt securities of MAA or any of the MAA Subsidiaries, or assume, guarantee or endorse, or otherwise become responsible (whether directly, contingently or otherwise) for the Indebtedness of any other Person (other than a wholly owned MAA Subsidiary), except (A) Indebtedness incurred under MAA’s existing revolving credit facility for working capital purposes in the ordinary course of business consistent with past practice (including to the extent necessary to pay dividends permitted by Section 6.2(b)(iii)), (B) Indebtedness incurred in connection with the funding of any transactions permitted by this Section 6.2(b), (C) refinancing of any existing Indebtedness (provided, that the terms of such new Indebtedness shall not be materially more onerous on MAA compared to the existing Indebtedness and the principal amount of such replacement Indebtedness shall not be materially greater than the Indebtedness it is replacing); (D) any additional Indebtedness in an amount that, in the aggregate, does not exceed $7,500,000; and (E) as set forth on Section 6.2(b)(ix) of the MAA Disclosure Letter.

(x) make any loans, advances or capital contributions to, or investments in, any other Person (including to any of its officers, directors, Affiliates, agents or consultants), make any change in its existing borrowing or lending arrangements for or on behalf of such Persons, or enter into any “keep well” or similar agreement to maintain the financial condition of another entity, other than (A) by MAA or a wholly owned MAA Subsidiary to MAA or a wholly owned MAA Subsidiary, and (B) loans or advances required to be made under any of the MAA Leases, ground leases pursuant to which any third party is a lessee or sublessee on any MAA Property or any existing joint venture arrangements to which a MAA Subsidiary is a party as of the date hereof;

(xi) enter into, renew, modify, amend or terminate, or waive, release, compromise or assign any rights or claims under, any MAA Material Contract (or any contract that, if existing as of the date hereof, would be a MAA Material Contract), other than (A) any termination or renewal in accordance with the terms of any existing MAA Material Contract, (B) the entry into any modification or amendment of, or waiver or consent under, any mortgage or related agreement to which MAA or any MAA Subsidiary is a party as required or necessitated by this Agreement or the transactions contemplated hereby; provided, that any such modification, amendment, waiver or consent does not increase the principal amount thereunder or otherwise materially adversely affect MAA, (C) the entry into any commercial leases in the ordinary course of business, (D) any renewal of any of the MAA Insurance Policies upon its scheduled termination on substantially the same terms as currently in effect, (E) as may be reasonably necessary to comply with the terms of this Agreement or (F) as otherwise expressly permitted by this Section 6.2(b);

(xii) waive, release, assign any material rights or claims or make any payment, direct or indirect, of any liability of MAA or any MAA Subsidiary before the same comes due in accordance with its terms, other than in the ordinary course of business consistent with past practice or as otherwise expressly permitted by this Section 6.2(b);

(xiii) except with respect to the matters set forth on Section 6.2(b)(xiii) of the MAA Disclosure Letter, waive, release, assign, settle or compromise any Action, other than waivers, releases, assignments, settlements or compromises that (A) with respect to the payment of monetary damages, involve only the payment of monetary damages (excluding any portion of such payment payable under an existing property-level insurance policy) that do not exceed $500,000 individually or $1,000,000 in the aggregate; (B) do not involve the imposition of injunctive relief against MAA or any MAA Subsidiary, (C) do not provide for any admission of material liability by MAA or any of the MAA Subsidiaries, and (D) with respect to any legal Action involving any present, former or purported holder or group of holders of the MAA Common Stock or MAA OP Units, in accordance with Section 7.8;

(xiv) except as required by applicable Law, or as set forth on Section 6.2(b)(xiv) of the MAA Disclosure Letter, (A) hire any officer (with a title of senior vice president or higher) of MAA or promote or appoint any Person to a position of officer (with a title of senior vice president or higher) of MAA (other than to replace any officer that departs after the date of this Agreement), in each case without consultation with the Colonial Board, (B) increase in any manner the amount, rate or terms of compensation or benefits of any of MAA’s directors or officers not required by any plan or arrangement as in effect on the date hereof, (C) enter into, adopt, amend or terminate any employment, bonus, severance or retirement contract or other compensation or MAA Employee Benefit Plan other than in the ordinary course of business and subject to the limitations set forth in clause (E) below, (D) accelerate the vesting or payment of any award under the MAA Equity Incentive Plans or of any other compensation or benefits except pursuant to the existing terms of any MAA Benefit Plan or other agreement in effect as of the date hereof, (E) except with respect to cash bonuses not to exceed $2,500,000 in the aggregate and the granting of up awards with respect to 15,000 shares in the aggregate, grant any awards under the MAA Equity Incentive Plans or any bonus, incentive, performance or other compensation plan or arrangement, or (F) increase the size of the MAA Board beyond seven directors, except as contemplated in Section 2.5, other than, with respect to clauses (C) and (E) (as to non-equity awards only), increases in salary in the ordinary course of business and consistent with past practice in the case of non-officer employees, or in connection with any non-officer employee hires or the promotion of any non-officer employees, consistent with past practice;

(xv) fail to maintain all financial books and records in all material respects in accordance with GAAP (or any interpretation thereof) or make any material change to its methods of accounting in effect at December 31, 2012, except as required by a change in GAAP (or any interpretation thereof) or in applicable Law, or make any change, other than in the ordinary course of business consistent with past practice, with respect to accounting policies, principles or practices unless required by GAAP or the SEC;

(xvi) enter into any new line of business;

(xvii) fail to duly and timely file all material reports and other material documents required to be filed with any Governmental Authority, subject to extensions permitted by Law or applicable rules and regulations;

(xviii) except as set forth in Section 6.2(b)(xviii) of the MAA Disclosure Letter, enter into, or modify in a manner adverse to MAA or Colonial, any MAA Tax Protection Agreement, make, change or rescind any material election relating to Taxes, change a material method of Tax accounting, amend any material income Tax Return, settle or compromise any material federal, state, local or foreign Tax liability, audit, claim or assessment, enter into any material closing agreement related to Taxes, or knowingly surrender any right to claim any material Tax refund, except, in each case, (A) to the extent required by Law or (B) to the extent necessary (x) to preserve MAA’s qualification as a REIT under the Code or (y) to qualify or preserve the status of any MAA Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be;

(xix) adopt a plan of merger, complete or partial liquidation or resolutions providing for or authorizing such merger, liquidation or a dissolution, consolidation, recapitalization or bankruptcy reorganization, except in connection with any MAA Pending Acquisitions permitted pursuant to Section 6.2(b)(vii) and in a manner that would not reasonably be expected (A) to be materially adverse to MAA or (B) to prevent or impair the ability of MAA to consummate the Mergers;

(xx) form any new funds or joint ventures;

(xxi) except (A) pursuant to MAA’s budget previously provided to Colonial, (B) capital expenditures necessary to repair any casualty losses in an amount up to $2,000,000 or to the extent such losses are covered by existing insurance, and (C) capital expenditures in the ordinary course of business consistent with past practice necessary to repair and/or prevent damage to any of the MAA Properties or as is necessary in the event of an emergency situation, after prior notice to Colonial (provided, that if the nature of such emergency renders prior notice to Colonial impracticable, MAA shall provide notice to Colonial as promptly as reasonably practicable after making such capital expenditure), make or commit to make any capital expenditures in excess of $500,000 individually or $1,000,000 in the aggregate;

(xxii) amend or modify the compensation terms or any other obligations of MAA contained in the engagement letter with JP Morgan a manner materially adverse to MAA, any MAA Subsidiary or Colonial or engage other financial advisors in connection with the transactions contemplated by this Agreement;

(xxiii) except to the extent permitted by Section 7.4, take any action that would reasonably be expected to prevent or delay the consummation of transactions contemplated by this Agreement; or

(xxiv) authorize, or enter into any contract, agreement, commitment or arrangement to do any of the foregoing.

(c) Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit (i) MAA from taking any action, at any time or from time to time, that in the reasonable judgment of the MAA Board, upon advice of counsel to MAA, is necessary for MAA to avoid or to continue to avoid incurring entity-level income or excise Taxes under the Code or to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Partnership Merger Effective Time, including making dividend or other distribution payments to shareholders of MAA in accordance with this Agreement or otherwise, or to qualify or preserve the status of any MAA Subsidiary as a disregarded entity or partnership for United States federal income tax purposes or as a Qualified REIT Subsidiary or a Taxable REIT Subsidiary under the applicable provisions of Section 856 of the Code, as the case may be; and (ii) MAA LP from taking any action, at any time or from time to time, as MAA LP determines to be necessary to: (A) be in compliance at all times with all of its obligations under any MAA Tax Protection Agreement, and (B) avoid liability for any indemnification or other payment under any MAA Tax Protection Agreement.

Section 6.3 No Control of Other Party’s Business. Nothing contained in this Agreement shall give Colonial, directly or indirectly, the right to control or direct MAA’s or any MAA Subsidiary’s operations prior to the Partnership Merger Effective Time, and nothing contained in this Agreement shall give MAA, directly or indirectly, the right to control or direct Colonial’s or any Colonial Subsidiary’s operations prior to the Partnership Merger Effective Time. Prior to the Partnership Merger Effective Time, each of Colonial and MAA shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VII

ADDITIONAL AGREEMENTS

Section 7.1 Preparation of Proxy Statement; Shareholders Meetings; Consent Solicitation.

(a) As promptly as reasonably practicable following the date of this Agreement, (i) Colonial and MAA shall jointly prepare the Joint Proxy Statement in preliminary form for inclusion in MAA’s Form S-4 to be filed by MAA with the SEC, (ii) MAA shall prepare and cause to be filed with the SEC the Form S-4 with respect to the MAA Common Stock issuable in the Parent Merger, which will include the Joint Proxy Statement with respect to the Colonial Shareholder Meeting and MAA Shareholder Meeting, (iii) MAA shall prepare the consent solicitation statement with respect to the MAA Partner Approval (the “MAA Consent Solicitation”) and (iv) MAA shall prepare and cause to be submitted to the NYSE the application and other agreements and documentation necessary for the listing of the MAA Common Stock issuable in the Parent Merger on the NYSE. Each of Colonial and MAA shall use its reasonable best efforts to (v) have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, (w) ensure that the Form S-4 complies in all material respects with the applicable provisions of the Exchange Act or Securities Act, (x) mail or deliver the Joint Proxy Statement to its respective shareholders as promptly as practicable after the Form S-4 is declared effective and (y) keep the Form S-4 effective for so long as necessary to complete the Mergers. MAA shall use its reasonable best efforts to mail or deliver the MAA Consent Solicitation concurrently with the mailing of the Joint Proxy Statement. MAA shall use its reasonable best efforts to have the application for the listing of the MAA Common Stock accepted by the NYSE as promptly as is practicable following submission. Each of Colonial and MAA shall furnish all information as may be reasonably requested concerning itself, its Affiliates and the holders of its capital stock to the other and provide such other assistance as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement and the preparation and filing of the NYSE listing application. Each of Colonial LP and MAA LP shall furnish all information as may be reasonably requested concerning itself, its Affiliates and the holders of its partnership interests to the other and provide such other assistance as may be reasonably requested in connection with the preparation and distribution of the MAA Consent Solicitation. The Form S-4, the Joint Proxy Statement, the MAA Consent Solicitation and the NYSE listing application shall include all information reasonably requested by such other Party to be included therein. Each of Colonial and MAA shall promptly notify the other upon the receipt of any comments from the SEC or the NYSE or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement or from the NYSE for amendments of supplements to the NYSE listing application, and shall, as promptly as practicable after receipt thereof, provide the other with copies of all correspondence between it and its Representatives, on one hand, and the SEC or the NYSE, on the other hand, and all written comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE and advise the other Party of any oral comments with respect to the Joint Proxy Statement or the Form S-4 received from the SEC or to the NYSE listing application from the NYSE. Each of Colonial and MAA shall use its reasonable best efforts to respond as promptly as practicable to any comments from the SEC with respect to the Joint Proxy Statement, and MAA shall use its reasonable best efforts to respond as promptly as practicable to any comment from the SEC with respect to the Form S-4 and to any comments from the NYSE with respect to the NYSE listing application. Notwithstanding the foregoing, prior to (x) filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, (y) submitting the NYSE listing application to the NYSE or responding to any comments of the NYSE with respect thereto, or (z) mailing the MAA Consent Solicitation (or any amendment or supplement thereto), each of Colonial and MAA shall cooperate and provide the other a reasonable opportunity to review and comment on such document or response (including the proposed final version of such document or response) and shall give reasonable and good faith consideration to any comments thereon made by the other Party or its counsel and, with respect to clause (x) above, each of Colonial and MAA also shall have consented to the filing and mailing contemplated therein (which consent shall not be unreasonably withheld, conditioned or delayed). MAA shall advise

Colonial, promptly after it receives notice thereof, (A) of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the MAA Common Stock issuable in connection with the Parent Merger for offering or sale in any jurisdiction, and MAA shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated and (B) of the time the NYSE listing application is accepted. MAA shall take any other action required to be taken under the Securities Act, the Exchange Act, NYSE rules and regulations, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the MAA Common Stock in the Parent Merger, and Colonial shall furnish all information concerning Colonial and the holders of the Colonial Common Shares as may be reasonably requested in connection with any such actions. MAA shall also take any other action required to be taken under the Securities Act, any applicable foreign or state securities or “blue sky” Laws and the rules and regulations thereunder in connection with the issuance of the New MAA OP Units in the Partnership Merger, and Colonial shall furnish all information concerning Colonial, Colonial LP and the holders of the Colonial OP Units as may be reasonably requested in connection with any such actions.

(b) If, at any time prior to the receipt of the Colonial Shareholder Approval or the MAA Shareholder Approval, any information relating to Colonial or MAA, or any of their respective Affiliates, should be discovered by Colonial or MAA which, in the reasonable judgment of Colonial or MAA, should be set forth in an amendment of, or a supplement to, any of the Form S-4 or the Joint Proxy Statement, so that any of such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto, and Colonial and MAA shall cooperate in the prompt filing with the SEC of any necessary amendment of, or supplement to, the Joint Proxy Statement or the Form S-4 and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to shareholders of Colonial and the shareholders of MAA. If, at any time prior to the receipt of the MAA Partner Approval, any information relating to Colonial or MAA, or any of their respective Affiliates, should be discovered by Colonial or MAA which, in the reasonable judgment of MAA, should be set forth in an amendment of, or a supplement to, the MAA Consent Solicitation, so that the MAA Consent Solicitation would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties hereto, and Colonial and MAA shall cooperate in the prompt amendment of, or supplement to, the MAA Consent Solicitation and, to the extent required by Law, in disseminating the information contained in such amendment or supplement to holders of MAA OP Units. For purposes of Section 4.15, Section 5.15 and this Section 7.1, any information concerning or related to Colonial, its Affiliates or the Colonial Shareholder Meeting will be deemed to have been provided by Colonial, and any information concerning or related to MAA, its Affiliates or the MAA Shareholder Meeting will be deemed to have been provided by MAA. Nothing in this Section 7.1(b) shall limit the obligations of any Party under Section 7.1(a).

(c) Subject to the exercise of Colonial’s rights with respect to a Superior Proposal under Section 7.4, Colonial shall, in accordance with applicable Law and the Colonial Declaration of Trust and Colonial Bylaws, establish a record date for, duly call, give notice of, convene and hold the Colonial Shareholder Meeting. Colonial shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of Colonial entitled to vote at the Colonial Shareholder Meeting and, subject to the exercise of Colonial’s rights with respect to a Superior Proposal under Section 7.4, to hold the Colonial Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. Colonial shall, through the Colonial Board, recommend to its shareholders that they vote in favor of the Parent Merger as contemplated by the Plan of Merger, include such recommendation in the Joint Proxy Statement and solicit and use its reasonable best efforts to obtain the Colonial Shareholder Approval, except to the extent that the Colonial Board shall have made a Change in Colonial Recommendation as permitted by Section 7.4(b) and subject to the exercise of Colonial’s rights with respect to a Superior Proposal under Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(c), if, on a date for which the Colonial Shareholder Meeting is scheduled, Colonial has not received proxies representing a sufficient number of Colonial Common Shares to obtain the Colonial Shareholder Approval, whether or not a quorum is present, Colonial shall have the right to make one or more successive postponements or adjournments of the Colonial Shareholder Meeting; provided, that the Colonial Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the Colonial Shareholder Meeting was originally scheduled (excluding any postponement or adjournments required by applicable Law).

(d) Subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4, MAA shall, in accordance with applicable Law and the MAA Charter and MAA Bylaws, establish a record date for, duly call, give notice of, convene and hold the MAA Shareholder Meeting. MAA shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to the shareholders of MAA entitled to vote at the MAA Shareholder Meeting and, subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4, to hold the MAA Shareholder Meeting as soon as practicable after the Form S-4 is declared effective under the Securities Act. MAA shall, through the MAA Board, recommend to its shareholders that they vote in favor of the Parent Merger, include such recommendation in the Joint Proxy Statement, and solicit and use its reasonable best efforts to obtain the MAA Shareholder Approval, except to the extent that the MAA Board shall have made a Change in MAA Recommendation as permitted by Section 7.4(b) and subject to the exercise of MAA’s rights with respect to a Superior Proposal under Section 7.4. Notwithstanding the foregoing provisions of this Section 7.1(d), if, on a date for which the MAA Shareholder Meeting is scheduled, MAA has not received proxies representing a sufficient number of shares of MAA Common Stock to obtain the MAA Shareholder Approval, whether or not a quorum is present, MAA shall have the right to make one or more successive postponements or adjournments of the MAA Shareholder Meeting; provided, that the MAA Shareholder Meeting is not postponed or adjourned to a date that is more than thirty (30) days after the date for which the MAA Shareholder Meeting was originally scheduled (excluding any postponements or adjournments required by applicable Law).

(e) Subject to the exercise of Colonial’s or MAA’s rights with respect to a Superior Proposal under Section 7.4, Colonial and MAA will use their respective reasonable best efforts to hold the Colonial Shareholder Meeting and the MAA Shareholder Meeting on the same date and as soon as reasonably practicable after the date of this Agreement.

Section 7.2 Access to Information.

(a) During the Interim Period, to the extent permitted by applicable Law and contracts, and subject to reasonable restrictions described in writing imposed from time to time upon advice of counsel, each of Colonial and MAA shall, and shall cause each of the Colonial Subsidiaries and the MAA Subsidiaries, respectively, to, afford to the other Party and to the Representatives of such other Party reasonable access during normal business hours and upon reasonable advance notice to all of their respective properties, offices, books, contracts, commitments, personnel and records and, during such period, each of Colonial and MAA shall, and shall cause each of the Colonial Subsidiaries and the MAA Subsidiaries, respectively, to, (i) furnish reasonably promptly to the other Party a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities Laws, and (ii) furnish, upon reasonable request, all other information (financial or otherwise) concerning its business, properties and personnel as such other Party may reasonably request. No representation or warranty as to the accuracy of information provided pursuant to this Section 7.2 is made and the Parties may not rely on the accuracy of such information except to the extent expressly set forth in the representations and warranties included in Article IV or Article V, and no investigation under this Section 7.2 or otherwise shall affect any of the representations and warranties of the Colonial Parties or of the MAA Parties, respectively, contained in this Agreement or any condition to the obligations of the Parties under this Agreement. Notwithstanding the foregoing, neither Colonial nor MAA shall be required by this Section 7.2 to provide the other Party or the Representatives of such other Party with access to or to disclose information (x) that is subject to the terms of a confidentiality agreement with a third party entered into prior to the date of this Agreement or entered into after the date of this Agreement in the ordinary course of business consistent with past practice (if Colonial or MAA, as applicable, has used reasonable best efforts to obtain permission or consent of such third party to such disclosure), (y) the disclosure of which would violate any Law or legal duty of the Party or any of its Representatives or (z) that is subject to any attorney-client, attorney work product or other legal privilege or would cause a risk of a loss of privilege to the disclosing Party. Each of Colonial and MAA will use its reasonable best efforts to minimize any disruption to the businesses of the other Party that may result from the requests for access, data and information hereunder. Prior to the Partnership Merger Effective Time, each of the Colonial Parties and each of the MAA Parties shall not, and shall cause their respective Representatives and Affiliates not to, contact or otherwise communicate with parties with which the other Party has a business relationship (including tenants/subtenants) regarding the business of such other Party or this Agreement and the transactions contemplated hereby without the prior written consent of such other Party (provided that, for the avoidance of doubt, nothing in this Section 7.2(a) shall be deemed to restrict a Party and its respective Representatives and Affiliates from contacting such parties in pursuing its own business activities (operating in the ordinary course)).

(b) Each of Colonial and MAA will hold, and will cause its respective Representatives and Affiliates to hold, any nonpublic information, including any information exchanged pursuant to this Section 7.2, in confidence to the extent required by and in accordance with, and will otherwise comply with, the terms of the Confidentiality Agreement, which shall remain in full force and effect pursuant to the terms thereof notwithstanding the execution and delivery of this Agreement or the termination thereof.

(c) Each of Colonial and MAA will give prompt written notice to the other upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the Colonial Subsidiaries or the MAA Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect or a MAA Material Adverse Effect, as the case may be.

(d) Each Party shall cooperate and participate, as reasonably requested by the other Party from time to time, in efforts to oversee the integration of the Parties’ operations in connection with, and taking effect upon consummation of, the Mergers subject to applicable Law, including, without limitation, providing such reports on operational matters and participating on such teams and committees as the Parties shall mutually agree.

Section 7.3 Reasonable Best Efforts.

(a) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use its reasonable best efforts (subject to, and in accordance with, applicable Law) to take, or cause to be taken, all actions and to do promptly, or cause to be done promptly, and to assist and cooperate with each other in doing, all things necessary, proper or advisable under applicable Law to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including preparing and filing as promptly as practicable all documentation to effect all required filings, notices, petitions, statements, registrations, submissions of information, applications and other documents necessary to consummate the Mergers and the other transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, each of the Parties hereto agrees to use its reasonable best efforts to (i) cooperate with the other Party in determining which filings are required to be made prior to the Closing with, and which consents, clearances, approvals, permits or authorizations are required to be obtained prior to the Closing from, any Governmental Authority in connection with the execution and delivery of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby and in timely making all such filings, (ii) promptly furnish the other Party, subject in appropriate cases to appropriate confidentiality agreements to limit disclosure to outside lawyers and consultants, with such information and reasonable assistance as such other Party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations and submissions of information to any Governmental Authority with respect to this Agreement or the transactions contemplated hereby, (iii) supply as promptly as reasonably practicable and to the extent necessary any additional information and documentary material that may be requested pursuant to any applicable Laws by any Governmental Authority, and (iv) take or cause to be taken all other actions necessary, proper or advisable to obtain applicable clearances, consents, authorizations, approvals or waivers and cause the expiration or termination of the applicable waiting periods with respect to the Mergers under any applicable Laws as promptly as reasonably practicable and, in any event, no later than the Outside Date.

(b) Subject to the terms and conditions of this Agreement, each of the Parties hereto shall, in connection with the efforts referenced in Section 5.3(a), use its reasonable best efforts to: (i) cooperate in all respects with each other in connection with any investigation or other inquiry, including any proceeding initiated by a private party with respect to this Agreement or the transactions contemplated hereby; (ii) promptly notify the other Party of any material communication concerning this Agreement or any of the transactions contemplated hereby to that Party from or with any Governmental Authority and consider in good faith the views of the other Party and keep the other Party reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other with copies of any written notices or other material communications received by such Party from, or given by such Party to, any U.S. or foreign Governmental Authority and of any material communication received or given in connection with any proceeding by a private party, in each case regarding any of the transactions contemplated hereby, except that any materials concerning one Party’s valuation of the other Party may be redacted; and (iii) to the extent reasonably practicable, permit the other Party to review in draft any proposed written communication to be submitted by it to any Governmental Authority with reasonable time and opportunity to comment, and consult with each other in advance of any in-person or telephonic meeting or conference with any Governmental Authority or, in connection with any proceeding by a private party with respect to this Agreement or the transactions contemplated hereby, with any other Person, and, to the extent permitted by the applicable Governmental Authority or Person, use reasonable best efforts not to participate in any meeting or discussion with any Governmental Authority relating to any filings or investigations concerning this Agreement or any of the transactions contemplated hereby unless it consults with the other Party and its Representatives in advance and so long as it is acceptable to the Governmental Authority invites the other Party’s Representatives to attend in accordance with applicable Laws. The Parties may, as they deem advisable and necessary, designate competitively sensitive information provided to the other under this Section 7.3 as “outside counsel only.” Such materials and the information contained therein shall be given only to outside counsel of the recipient and will not be disclosed by such outside counsel to employees, officers, or directors of the recipient without the advance written consent of the Party providing such materials.

(c) In furtherance and not in limitation of the foregoing, subject to the terms and conditions of this Agreement, each of the Parties hereto shall (i) use its reasonable best efforts to resolve objections, if any, as may be asserted with respect to the transactions contemplated by this Agreement under any Laws, including defending any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby (including seeking to have any stay, temporary restraining order or preliminary injunction entered by any court or other Governmental Authority vacated or reversed), and (ii) take, or cause to be taken, all such further reasonable actions as may be necessary to resolve such objections, if any, as any Governmental Authority or any other Person may assert under any Law with respect to the Mergers and the other transactions contemplated hereby, and to avoid or eliminate each and every impediment under any Law so as to enable the Closing to occur as promptly as reasonably practicable and, in any event, no later than the Outside Date , including (but only with the prior written consent of the other Party) (x) proposing, negotiating, committing to and effecting, by consent decree, hold separate order or otherwise, the sale, divestiture, license or disposition of any assets of MAA, Colonial or any of their respective Subsidiaries or Affiliates, and (y) otherwise taking or committing to take any actions that after the Closing would limit the freedom of MAA, Colonial or their respective Subsidiaries’ or Affiliates’ freedom of action with respect to one or more of MAA’s, Colonial’s or their Subsidiaries’ businesses or assets, in each case as may be required in order to effect the satisfaction of the conditions to the Mergers set forth in Article VIII and to avoid the entry of, or to effect the dissolution of, any injunction, temporary restraining order or other order in any suit or proceeding that would otherwise have the effect of preventing or delaying the Closing; provided, however, that neither MAA nor Colonial shall be required to become subject to, or consent or agree to or otherwise take any action with respect to, any Order, requirement, condition, understanding or agreement of or with a Governmental Authority to sell, to license, to hold separate or otherwise dispose of, or to conduct, restrict, operate, or otherwise change their assets or businesses, unless such Order, requirement, condition, understanding or agreement is conditioned upon the occurrence of the Closing. Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 7.3 shall limit a Party’s right to terminate this Agreement pursuant to Section 9.1 so long as such Party has, prior to such termination, been complying with its obligations under this Section 7.3.

(d) Each of MAA and Colonial shall, if any Takeover Statute becomes applicable to this Agreement, the Mergers, or any other transactions contemplated hereby or thereby, grant approvals and use all reasonable best efforts to ensure that the Mergers and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated hereby or thereby and otherwise to minimize the effect of such Takeover Statute on this Agreement, the Mergers and the other transactions contemplated hereby.

Section 7.4 Acquisition Proposals; Changes in Recommendation.

(a) Each of MAA and Colonial agrees that it shall not, nor shall it permit any of its Subsidiaries to, authorize or permit any of its officers, trustees, directors or employees to, and shall use its reasonable best efforts to cause its and its Subsidiaries’ Representatives not to, directly or indirectly, (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or the making of any proposal or offer by or with a Third Party with respect to (A) any merger, consolidation, share exchange, business combination or similar transaction involving it or any of its Subsidiaries, (B) any sale, lease, exchange, mortgage, pledge, license, transfer or other disposition, directly or indirectly, by merger, consolidation, sale of equity interests, share exchange, joint venture, business combination or otherwise, of any of its assets or that of its Subsidiaries (including stock or other ownership interests of its Subsidiaries) representing twenty percent (20%) or more of consolidated assets, as determined on a book-value basis, (C) any issue, sale or other disposition of (including by way of merger, consolidation, joint venture, business combination, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing twenty percent (20%) or more of its voting power, (D) any tender offer or exchange offer in which any Person or “group” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act) shall seek to acquire beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), or the right to acquire beneficial ownership, of twenty percent (20%) or more of the outstanding shares of any class of its voting securities, or (E) any recapitalization, restructuring, liquidation, dissolution or other similar type of transaction in which a Third Party shall acquire beneficial ownership of twenty percent (20%) or more of the outstanding shares of any class of its voting securities (any such proposal, offer or transaction (other than a proposal or offer made by one Party to this Agreement or an Affiliate thereof) being hereinafter referred to as an “Acquisition Proposal”), (ii) engage in any negotiations concerning, or provide any confidential information or data to any person relating to an Acquisition Proposal, or knowingly facilitate any effort or attempt to make or implement an Acquisition Proposal, (iii) approve or execute or enter into any letter of intent, agreement in principle, merger agreement, asset purchase or share exchange agreement, option agreement or other similar agreement related to any Acquisition Proposal (an “Acquisition Agreement”), or (iv) propose publicly or agree to do any of the foregoing.

(b)

(i) Notwithstanding the foregoing, the Colonial Board and MAA Board shall each be permitted, prior to its respective meeting of shareholders to be held pursuant to Section 7.1(c) or (d), as applicable, and subject to compliance with the other terms of this Section 7.4 and to first entering into a confidentiality agreement having provisions that are no less favorable to such party than those contained in the Confidentiality Agreement, to engage in discussions and negotiations with, or provide any nonpublic information or data to, any Person in response to an unsolicited bona fide written Acquisition Proposal by such Person made after the date of this Agreement (that did not result from a breach of this Section 7.4) and which the Colonial Board or the MAA Board, as applicable, concludes in good faith (after consultation with outside legal counsel and financial advisors) constitutes or is reasonably likely to lead to a Superior Proposal, if and only to the extent that the directors of MAA or the trustees of Colonial, as applicable, conclude in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law. Colonial and MAA, as applicable, shall provide the other with a copy of any nonpublic information or data provided to a third party pursuant to the prior sentence prior to or simultaneously with furnishing such information to such third party.

(ii) Each Party shall notify the other Party promptly (but in no event later than one Business Day) after receipt of any Acquisition Proposal, or any request for nonpublic information relating to such Party or any of its Subsidiaries by any person that informs such Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal, or any inquiry from any person seeking to have discussions or negotiations with such Party relating to a possible Acquisition Proposal. Such notice shall be made orally and confirmed in writing, and shall indicate the identity of the person making the Acquisition Proposal, inquiry or request and the material terms and conditions of any inquiries, proposals or offers (including a copy thereof if in writing and any related documentation or correspondence). Each Party shall also promptly, and in any event within one Business Day, notify the other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal or provides nonpublic information or data to any person in accordance with this Section 7.4(b) and keep the other Party informed in all material respects of the status and terms of any such proposals, offers, discussions or negotiations on a current basis, including by providing a copy of all material documentation or correspondence relating thereto.

(iii) Except as provided in Section 7.4(b)(iv) or Section 7.4(b)(v), neither the Colonial Board, the MAA Board, nor any committee thereof shall withhold, withdraw or modify in any manner adverse to the other Party, or propose publicly to withhold, withdraw or modify in any manner adverse to the other Party, the approval, recommendation or declaration of advisability by the Colonial Board or the MAA Board, as applicable, or any such committee thereof with respect to this Agreement or the transactions contemplated hereby (a “Change in Colonial Recommendation” or a “Change in MAA Recommendation,” respectively).

(iv) Notwithstanding anything in this Agreement to the contrary, with respect to an Acquisition Proposal, the Colonial Board or the MAA Board, as applicable, may make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable (and in the event that the Colonial Board or the MAA Board, as applicable, determines such Acquisition Proposal to be a Superior Proposal, in accordance with this Section 7.4, terminate this Agreement pursuant to Section 9.1), if and only if (A) an unsolicited bona fide written Acquisition Proposal (that did not result from a breach of this Section 7.4) is made to Colonial or MAA, as applicable, and is not withdrawn, (B) the Colonial Board or the MAA Board, as applicable, has concluded in good faith (after consultation with outside legal counsel and financial advisors) that such Acquisition Proposal constitutes a Superior Proposal, (C) the trustees of Colonial or the directors of MAA, as applicable, have concluded in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (D) four (4) Business Days (the “Notice Period”) shall have elapsed since the Party proposing to take such action has given written notice to the other Party advising such other Party that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, including the terms and conditions of any such Superior Proposal that is the basis of the proposed action (a “Notice of Recommendation Change”), (E) during such Notice Period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (F) the directors or trustees, as applicable, of the Party proposing to take such action, following such Notice Period, again reasonably determines in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with their duties under applicable Law; provided, however, that (1) if, during the Notice Period, any material revisions are made to the Superior Proposal (it being understood that a material revision shall include, without limitation, any change in the purchase price or form of consideration in such Superior Proposal), the Colonial Board or the MAA Board, as applicable, shall give a new written notice to the other Party and shall comply with the requirements of this Section 7.4(b)(iv) with respect to such new written notice and (2) in the event the Colonial Board or the MAA Board, as applicable, does not determine that such Acquisition Proposal is a Superior Proposal, but thereafter determines to make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, pursuant to this Section 7.4 with respect to an Acquisition Proposal, the foregoing procedures referred to in this Section 7.4(b)(iv) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change with respect thereto.

(v) Notwithstanding anything in this Agreement to the contrary, in circumstances not involving or relating to an Acquisition Proposal, the Colonial Board or the MAA Board, as applicable, may make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, if and only if (A) a material development or change in circumstances has occurred or arisen after the date of this Agreement that was neither known to such Party nor reasonably foreseeable as of the date of this Agreement (and which change or development does not relate to an Acquisition Proposal), (B) the directors or trustees, as applicable, of the Party proposing to take such action have first reasonably determined in good faith (after consultation with outside legal counsel) that failure to do so would be inconsistent with their duties under applicable Law, (C) four (4) Business Days (the “Intervening Event Notice Period”) shall have elapsed since the Party proposing to take such action has given a Notice of Recommendation Change to the other Party advising that the notifying Party intends to take such action and specifying in reasonable detail the reasons therefor, (D) during such four-Business-Day period, the notifying Party has considered and, at the reasonable request of the other Party, engaged in good faith discussions with such Party regarding, any adjustment or modification of the terms of this Agreement proposed by the other Party, and (E) the directors or trustees, as applicable, of the Party proposing to take such action, following such Intervening Event Notice Period, again reasonably determine in good faith (after consultation with outside legal counsel, and taking into account any adjustment or modification of the terms of this Agreement proposed by the other Party) that failure to do so would be inconsistent with their duties under applicable Law; provided, however, that in the event the Colonial Board or the MAA Board, as applicable, does not make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, following such four-Business-Day period, but thereafter determines to make a Change in Colonial Recommendation or a Change in MAA Recommendation, as applicable, pursuant to this Section 7.4 in circumstances not involving an Acquisition Proposal, the foregoing procedures referred to in this Section 7.4(b)(v) shall apply anew and shall also apply to any subsequent withdrawal, amendment or change.

(vi) Nothing contained in this Section 7.4 shall prohibit either Party or its Subsidiaries from taking and disclosing to its respective shareholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act or from making a statement contemplated by Item 1012(a) of Regulation M-A or Rule 14d-9 promulgated under the Exchange Act, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder; provided, however, that compliance with such rules shall not in any way limit or modify the effect that any action taken pursuant to such rules has under any other provision of this Agreement, including Section 7.1(c) or (d), as applicable, and provided, further, that any such disclosure that addresses the approval, recommendation or declaration of advisability by the Colonial Board or the MAA Board, as applicable, with respect to this Agreement or an Acquisition Proposal shall be deemed to be a Change in Colonial Recommendation or Change in MAA Recommendation, as applicable, unless the Colonial Board or the MAA Board, as applicable, of such party, in connection with such communication publicly states that its recommendation with respect to this Agreement and the transactions contemplated hereby has not changed or refers to the prior recommendation of such party, without disclosing any Change in Colonial Recommendation or Change in MAA Recommendation, as applicable.

(c) For purposes of this Section 7.4 and this Agreement, “Superior Proposal” means a written bona fide Acquisition Proposal (except that, for purposes of this definition, the references in the definition of “Acquisition Proposal” to “twenty percent (20%)” shall be replaced by “fifty percent (50%)”) made by a Third Party on terms that the Colonial Board or the MAA Board, as applicable, determines in its good faith judgment, after consultation with outside legal counsel and financial advisors, taking into account all financial, legal, regulatory and any other aspects of the transaction described in such proposal and such other relevant factors (including, without limitation, the identity of the Person making such proposal, any break-up fees, expense reimbursement provisions, conditions to consummation and feasibility and certainty of consummation (including whether consummation is reasonably capable of being completed on a timely basis on the terms proposed), as well as any changes to the financial terms of this Agreement proposed by the other Party in response to such proposal or otherwise), would, if consummated, be more favorable to Colonial and its shareholders, or to MAA and its shareholders, as applicable, from a financial point of view than the transactions contemplated by this Agreement.

(d) Each of Colonial and MAA agrees that (i) it will and will cause its Subsidiaries, and its and their Representatives to, cease immediately and terminate any and all existing activities, discussions or negotiations with any third parties conducted heretofore with respect to any Acquisition Proposal, and (ii) it will not release any third party from, or waive any provisions of, any confidentiality or standstill agreement to which it or any of its Subsidiaries is a party with respect to any Acquisition Proposal. Each of Colonial and MAA agrees that it will use its reasonable best efforts to promptly inform its and its Subsidiaries’ respective Representatives of the obligations undertaken in this Section 7.4.

(e)

(i) Notwithstanding any Change in Colonial Recommendation or Change in MAA Recommendation, as applicable, unless such Change in Colonial Recommendation or Change in MAA Recommendation, as applicable, is with respect to a Superior Proposal and this Agreement is terminated pursuant to Section 9.1, each of Colonial and MAA shall cause the adoption of this Agreement to be submitted to a vote of its respective shareholders at the Colonial Shareholder Meeting and the MAA Shareholder Meeting, respectively.

(ii) Without the prior written consent of each of Colonial and MAA (which shall not be unreasonably withheld, conditioned or delayed), or otherwise as set forth on Section 7.4(e)(ii) of the Colonial Disclosure Letter or MAA Disclosure Letter, adoption of this Agreement and approval of the Mergers and the other transactions contemplated hereby is the only matter, other than any say-on-golden parachute vote that may be required pursuant to Section 14A(b)(2) of the Exchange Act and Rule 14a-21(c) thereunder and a proposal to approve the adjournment of the Colonial Shareholders Meeting or the MAA Shareholders Meeting, as applicable, if necessary, to solicit additional proxies, in the event that there are not sufficient votes at the time of the Colonial Shareholders Meeting or the MAA Shareholders Meeting, as applicable, to obtain the approval of Colonial’s shareholder or MAA’s shareholders, as applicable, which either Colonial or MAA, as applicable, shall propose to be acted on by its respective shareholders at the Colonial Shareholders Meeting or the MAA Shareholders Meeting, as applicable.

(iii) Notwithstanding anything to the contrary set forth in this Section 7.4 or elsewhere in this Agreement, if either Colonial or MAA, as applicable, receives a written Acquisition Proposal from any third Person following the date hereof, and not as a result of a violation of this Section 7.4, then Colonial or MAA, as applicable, or its respective Representatives, may contact such third Person in writing solely for the purpose of clarifying such Acquisition Proposal (the “Clarification Request”); provided, however, that Colonial shall deliver a copy of all Clarification Requests to MAA, and MAA shall deliver a copy of all Clarification Requests to Colonial, in each case concurrently with the delivery of such Clarification Requests to any third Person.

(f) References in this Section 7.4 to the Colonial Board or the MAA Board shall mean the board of trustees of Colonial or the board of directors of MAA, as applicable, or a duly authorized committee thereof.

(g) Neither party shall submit to the vote of its respective shareholders any Acquisition Proposal other than the Mergers prior to the termination of this Agreement.

Section 7.5 Public Announcements. Except with respect to any Change in Colonial Recommendation, Change in MAA Recommendation or any action taken by Colonial or the Colonial Board, or by MAA or the MAA Board, pursuant to and in accordance with Section 7.4, so long as this Agreement is an effect, the Parties hereto shall consult with each other before issuing any press release or otherwise making any public statements or filings with respect to this Agreement or any of the transactions contemplated by this Agreement, and none of the Parties shall issue any such press release or make any such public statement or filing prior to obtaining the other Parties’ consent (which consent shall not be unreasonably withheld, conditioned or delayed); provided, however, that a Party may, without obtaining the other Parties’ consent, issue such press release or make such public statement or filing as may be required by Law, Order or the applicable rules of any stock exchange if for any reason it is not reasonably practicable to consult with the other Party before making any public statement with respect to this Agreement or any of the transactions contemplated by this Agreement. The Parties have agreed upon the form of a joint press release announcing the Mergers and the execution of this Agreement and shall make such joint press release no later than one (1) Business Day following the date on which this Agreement is signed.

Section 7.6 Indemnification; Directors’ and Officers’ Insurance.

(a) Without limiting any additional rights that any manager, director, officer, trustee, agent, or fiduciary may have under any indemnification agreement or under the Colonial Declaration of Trust, the Colonial Bylaws, the Colonial LP Agreement or, if applicable, similar organizational documents or agreements of any Colonial Subsidiary (the “Organizational Documents”) from and after the Parent Merger Effective Time, MAA and MAA LP (the “Indemnifying Parties”), jointly and severally, shall: (i) indemnify and hold harmless each person who is at the date hereof, was previously, or during the period from the date hereof through the date of the Parent Merger Effective Time, serving as a manager, director, officer, trustee or fiduciary of Colonial or any of the Colonial Subsidiaries and acting in such capacity (collectively, the “Indemnified Parties”) to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, in connection with any Claim and any losses, claims, damages, liabilities, costs, Claim Expenses, judgments, fines, penalties and amounts paid in settlement (including all interest, assessments and other charges paid or payable in connection with or in respect of any thereof) relating to or resulting from such Claim; and (ii) promptly pay on behalf of or, within ten (10) Business Days after any request for advancement, advance to each of the Indemnified Parties, to the fullest extent authorized or permitted by applicable Law, as now or hereafter in effect, any Claim Expenses incurred in defending, serving as a witness with respect to or otherwise participating with respect to any Claim in advance of the final disposition of such Claim, including payment on behalf of or advancement to the Indemnified Party of any Claim Expenses incurred by such Indemnified Party in connection with enforcing any rights with respect to such indemnification and/or advancement, in each case without the requirement of any bond or other security, but subject to MAA’s receipt of an undertaking by or on behalf of such Indemnified Party to repay such Claim Expenses if it is ultimately determined under applicable Laws or any of the Organizational Documents that such Indemnified Party is not entitled to be indemnified; provided, however, that none of the Indemnifying Parties shall be liable for any amounts paid in settlement effected without MAA’s prior written consent and shall not be obligated to pay the fees and expenses of more than one counsel (selected by a plurality of the applicable Indemnified Parties) for all Indemnified Parties in any jurisdiction with respect to any single Claim except to the extent an Indemnified Party is advised by counsel that such Indemnified Party has conflicting interests with one or more other Indemnified Parties in the outcome of such action (in which event such Indemnified Party shall be entitled to engage separate counsel, the fees and expenses for which the Indemnifying Parties shall be liable); provided, further, that if, at any time prior to the sixth (6th) anniversary of the Partnership Merger Effective Time, any Indemnified Party delivers to MAA or MAA LP a written notice asserting that indemnification is required in accordance with this Section 7.6 with respect to a Claim, then the provisions for indemnification contained in this Section 7.6 with respect to such Claim shall survive the sixth (6th) anniversary of the Partnership Merger Effective Time until such time as such Claim is fully and finally resolved. The indemnification and advancement obligations of the Indemnifying Parties pursuant to this Section 7.6(a) shall extend to acts or omissions occurring at or before the Parent Merger Effective Time and any Claim relating thereto (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto), and all rights to indemnification and advancement conferred hereunder shall continue as to a person who has ceased to be a director, officer, trustee, employee, agent, or fiduciary of Colonial or any of the Colonial Subsidiaries after the date hereof and shall inure to the benefit of such person’s heirs, executors and personal and legal representatives. As used in this Section 7.6(a): (x) the term “Claim” means any threatened, asserted, pending or completed Action or inquiry, whether civil, criminal, administrative, investigative or otherwise, including any arbitration or other alternative dispute resolution mechanism, and whether instituted by any Party hereto, any Governmental Authority or any other Person arising out of or pertaining to matters that relate to such Indemnified Party’s duties (including with respect to any acts or omissions occurring in connection with the approval of this Agreement, the Mergers and the consummation of the other transactions contemplated by this Agreement, including the consideration and approval thereof and the process undertaken in connection therewith and any Claim relating thereto) or service as a manager, director, officer, trustee, employee, agent or fiduciary of Colonial or, any of the Colonial Subsidiaries or, to the extent such person is or was serving at the request or for the benefit of Colonial or any of the Colonial Subsidiaries, any other entity or any Employee Benefit Plan maintained by any of the foregoing at or prior to the Parent Merger Effective Time; and (y) the term “Claim Expenses” means reasonable attorneys’ fees and all other reasonable costs, expenses and obligations (including experts’ fees, travel expenses, court costs, retainers, transcript fees, duplicating, printing and binding costs, as well as telecommunications, postage and courier charges) paid or incurred in connection with investigating, defending, being a witness in or participating in (including on appeal), or preparing to investigate, defend, be a witness in or participate in, any Claim, including any Action relating to a claim for indemnification or advancement brought by an Indemnified Party as contemplated in this Section 7.6. No Indemnifying Party shall settle, compromise or consent to the entry of any judgment in, or seek termination with respect to, any actual or threatened Claim in respect of which indemnification may be sought by an Indemnified Party hereunder unless such settlement, compromise or judgment includes an unconditional release of such Indemnified Parties from all liability arising out of such Claim. No Indemnified Party shall be liable for any amounts paid in any settlement effected without its prior express written consent.

(b) Without limiting the foregoing, MAA agrees that all rights to indemnification and exculpation from liabilities for acts or omissions occurring at or prior to the Parent Merger Effective Time now existing in favor of the current or former trustees, directors, officers, agents or fiduciaries of Colonial or any of the Colonial Subsidiaries as provided in the Organizational Documents and indemnification agreements of Colonial shall survive the Parent Merger and shall continue in full force and effect in accordance with their terms. For a period of six (6) years from the Parent Merger Effective Time, (i) MAA shall and shall cause the MAA Subsidiaries (including MAA LP) to honor and fulfill in all respects the obligations of MAA and the MAA Subsidiaries (including MAA LP) to the Indemnified Parties under the Organizational Documents and any indemnification agreement of Colonial or any Colonial Subsidiary entered into prior to the Partnership Merger Effective Time and (ii) the MAA charter and bylaws and the limited partnership agreement of MAA LP and the organizational documents of any applicable Colonial Subsidiary shall contain provisions no less favorable with respect to indemnification and limitations on liability of directors and officers than are set forth in the Organizational Documents, which provisions shall not be amended, repealed or otherwise modified for a period of six (6) years from the Parent Merger Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Parent Merger Effective Time, were directors, officers, trustees, agents or fiduciaries of Colonial or any of the Colonial Subsidiaries, unless such modification shall be required by applicable Law and then only to the minimum extent required by applicable Law.

(c) Prior to the Partnership Merger Effective Time, Colonial shall purchase, and MAA shall cause to be maintained in full force and effect (and the obligations under to be honored), during the six (6) year period beginning on the date of the Partnership Merger Effective Time, a “tail” prepaid insurance policy or policies (which policy or policies by their respective express terms shall survive the Mergers), of at least the same coverage and amounts and containing terms and conditions that are no less favorable to the directors, officers, agents or fiduciaries of Colonial or any of the Colonial Subsidiaries as Colonial’s and the Colonial Subsidiaries’ existing policy or policies, for the benefit of the current and former trustees, directors, officers, agents or fiduciaries of Colonial and each Colonial Subsidiary with a claims period of six (6) years from the Partnership Merger Effective Time with respect to directors’ and officers’ liability insurance for Claims arising from facts or events that occurred on or prior to the Partnership Merger Effective Time; provided, however, that in no event shall the aggregate premium payable for such “tail” insurance policy for its entire period exceed an amount per year of coverage equal to 300% of the current annual premium paid by Colonial for such insurance (such amount being the “Maximum Premium”). If Colonial is unable to obtain the “tail” insurance described in the first sentence of this Section 7.6(c) for an amount equal to or less than the Maximum Premium, Colonial shall be entitled to obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium. If Colonial is unable to purchase such “tail” insurance contemplated in the two preceding sentences, MAA shall, at Colonial’s request, purchase, and maintain in full force and effect (and honor the obligations under), during the six (6) year period beginning on the date of the Partnership Merger Effective Time, a “tail” insurance policy from one or more insurance carriers believed to be sound and reputable with respect to directors’ and officers’ liability insurance and fiduciary liability insurance of at least the same coverage and amounts and containing terms and conditions no less favorable to directors, officers, agents, or fiduciaries of Colonial or any of the Colonial Subsidiaries as Colonial or any of the Colonial Subsidiaries’ existing policy or policies for the benefit of the current and former directors, officers, agents or fiduciaries of Colonial or any Colonial Subsidiary with a claims period of six (6) years from the Partnership Merger Effective Time; provided, however, that in no event shall MAA be required to pay more than the Maximum Premium as the aggregate premium for such “tail” insurance policies for its entire period, in which case MAA will obtain as much comparable “tail” insurance as possible for an amount equal to the Maximum Premium.

(d) If any of MAA, MAA LP or any of their respective successors or assigns (i) consolidates with or merges with or into any other Person and shall not be the continuing or surviving company, partnership or other entity of such consolidation or merger or (ii) liquidates, dissolves or winds-up, or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of MAA or MAA LP, as applicable, shall assume the obligations set forth in this Section 7.6.

(e) MAA shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any Indemnified Person in enforcing the indemnity and other obligations provided in this Section 7.6; provided, however, that such Indemnified Person provides an undertaking to repay such expenses if it is determined by a final and non-appealable judgment of a court of competent jurisdiction that such Person is not legally entitled to indemnification under Law.

(f) The provisions of this Section 7.6 are intended to be for the express benefit of, and shall be enforceable by, each Indemnified Person (who are intended to be third party beneficiaries of this Section 7.6), his or her heirs and his or her personal representatives, shall be binding on all successors and assigns of MAA and Colonial, and shall not be amended in a manner that is adverse to the Indemnified Person (including his or her successors, assigns and heirs) without the prior written consent of the Indemnified Person (including the successors, assigns and heirs) affected thereby. The exculpation and indemnification provided for by this Section 7.6 shall be in addition to, and not in substitution for, any other rights to indemnification or exculpation which an Indemnified Person is entitled, whether pursuant to applicable Law, contract or otherwise.

(g) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Colonial or any of the Colonial Subsidiaries for any of their respective trustees, directors, managers, officers or other employees, it being understood and agreed that (i) the indemnification provided for in this Section 7.6 is not prior to or in substitution for any such claims under such policies; (ii) the indemnification provided by Colonial, MAA and MAA LP under this Section 7.6 with respect to any Claim shall be specifically excess of any valid and collectible insurance available to such Persons for such Claim; and (iii) to the extent that any Indemnified Party receives any payment with respect to a Claim under any insurance maintained by Colonial, MAA or MAA LP after payment by Colonial, MAA or MAA LP of any amounts with respect to indemnification provided for in this Section 7.6, such Indemnified Party shall promptly pay the duplicative portion of such insurance payment to Colonial, MAA or MAA LP, as applicable.

Section 7.7 Appropriate Action; Consents

(a) Subject to the terms and conditions set forth in this Agreement, each of Colonial and MAA shall, and shall cause the Colonial Subsidiaries and the MAA Subsidiaries, respectively, to use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Party in doing, all things necessary, proper or advisable under applicable Law or pursuant to any contract or agreement to consummate and make effective, as promptly as practicable, the Mergers and the other transactions contemplated by this Agreement, including (i) the taking of all actions necessary to cause the conditions to Closing set forth in Article VIII to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Persons (other than Governmental Authorities, which are addressed in Section 7.3) necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Authority or other Persons necessary in connection with the consummation of the Mergers and the other transactions contemplated by this Agreement, (iii) subject to Section 7.8(e), the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the Mergers or the other transactions contemplated by this Agreement, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Authority vacated or reversed, so as to enable the Closing to occur as soon as reasonably possible, and (iv) the execution and delivery of any additional instruments necessary to consummate the Mergers and the other transactions contemplated by this Agreement and to fully carry out the purposes of this Agreement.

(b) In connection with and without limiting the foregoing, each of MAA and Colonial shall use its reasonable best efforts to give (or shall cause the MAA Subsidiaries or the Colonial Subsidiaries, respectively, use its reasonable best efforts to give) any notices to third parties, and each of MAA and Colonial shall use, and cause each of their respective Affiliates to use, its reasonable best efforts to obtain any third party consents not covered by Section 7.7(a) that are necessary, proper or advisable to consummate the Mergers and the other transactions contemplated by this Agreement.

Section 7.8 Notification of Certain Matters; Transaction Litigation.

(a) The Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, of any notice or other communication received by such Party from any Person alleging that the consent of such Person is or may be required in connection with the Mergers or the other transactions contemplated by this Agreement such that the failure to obtain such consent would result in a failure of the condition in Section 8.1(e).

(b) The Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, if (i) any representation or warranty made by it contained in this Agreement becomes untrue or inaccurate such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement such that it would be reasonable to expect that the applicable closing conditions would be incapable of being satisfied by the Outside Date; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the Parties or the conditions to the obligations of the Parties under this Agreement. Without limiting the foregoing, the Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, if, to the Knowledge of such Party, the occurrence of any state of facts, change, development, event or condition would cause, or would reasonably be expected to cause, any of the conditions to Closing set forth herein not to be satisfied or satisfaction to be materially delayed.

(c) Notwithstanding anything to the contrary in this Agreement, the failure by the Colonial Parties or the MAA Parties to provide notice under Section 7.8(a), Section 7.8(b) or Section 7.8(d) shall not constitute a breach of covenant for purposes of Section 8.2(b) or Section 8.3(b).

(d) Each of the Parties hereto agrees to give prompt written notice to the other Parties upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of the other Colonial Subsidiaries or the other MAA Subsidiaries, respectively, which could reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect or a MAA Material Adverse Effect, as the case may be.

(e) The Colonial Parties shall give prompt notice to the MAA Parties, and the MAA Parties shall give prompt notice to the Colonial Parties, of any Action commenced or, to such Party’s Knowledge, threatened against, relating to or involving such Party or any of the other Colonial Subsidiaries or the other MAA Subsidiaries, respectively, which relates to this Agreement, the Mergers or the other transactions contemplated by this Agreement. The Colonial Parties shall give the MAA Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the Colonial Parties and/or their trustees relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without MAA’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed). The MAA Parties shall give the Colonial Parties the opportunity to reasonably participate in the defense and settlement of any litigation against the MAA Parties and/or their directors relating to this Agreement and the transactions contemplated hereby, and no such settlement shall be agreed to without Colonial’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 7.9 OP Merger Sub; Pending Closing.

(a) MAA and MAA LP shall take all actions necessary to ensure that, prior to the Partnership Merger Effective Time, OP Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement.

(b) Between the Partnership Effective Time and the Parent Merger Effective Time, Colonial shall not take any action or conduct any business of any nature whatsoever other than as specifically contemplated by this Agreement (including without limitation, Section 7.11 hereof) and as necessary to effect the Parent Merger.

Section 7.10 Section 16 Matters. Prior to the Partner Merger Effective Time, Colonial and MAA shall, as applicable, take all such steps to cause any dispositions of Colonial Common Shares (including derivative securities with respect to Colonial Common Shares) or acquisitions of MAA Common Stock resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Colonial to be exempt under Rule 16b-3 promulgated under the Exchange Act. Upon request, Colonial shall promptly furnish MAA with all requisite information for MAA to take the actions contemplated by this Section 7.10.

Section 7.11 Certain Tax Matters.

(a) Each of MAA and Colonial shall use their respective commercially reasonable efforts (before and, as relevant, after the Parent Merger Effective Time) to cause the Parent Merger to qualify as a reorganization within the meaning of Section 368(a) of the Code. Provided Colonial shall have received the opinion of counsel referred to in Section 8.3(f) and MAA shall have received the opinion of counsel referred to in Section 8.2(f), the Parties shall treat the Parent Merger as a “reorganization” under Section 368(a) of the Code and no Party shall take any position for tax purposes inconsistent therewith, except to the extent otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(b) MAA and Colonial shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, “Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. Subject to Section 3.5(c)(iii), from and after the Partnership Merger Effective Time, MAA and MAA LP (or Colonial LP) shall pay or cause to be paid, without deduction or withholding from any consideration or amounts payable to holders of Colonial Common Shares or Colonial OP Units, all Transfer Taxes.

(c) The Parties agree and acknowledge that the income, assets, and operations of MAA LP and certain MAA Subsidiaries will affect the ability of Colonial to qualify as a REIT for its taxable year ending at the Parent Merger Effective Time. The Parties shall cooperate (and shall cause their Affiliates, agents, and advisors to cooperate) and to take such actions (or, as applicable, refrain from taking actions) as reasonably deemed necessary by Colonial or MAA to permit Colonial to qualify as a REIT for its taxable year ending at the Parent Merger Effective Time including, without limiting the foregoing, filing elections to treat each corporation in which Colonial acquires an interest as a result of the Partnership Merger as a Taxable REIT Subsidiary of Colonial on or prior to the Closing Date of the Parent Merger.

Section 7.12 Voting of Shares; Voting of MAA OP Units.

(a) MAA shall vote all Colonial Common Shares beneficially owned by it or any of the MAA Subsidiaries as of the record date for the Colonial Shareholder Meeting, if any, in favor of approval of the Parent Merger. Colonial shall vote all shares of MAA Common Stock beneficially owned by it or any of the Colonial Subsidiaries as of the record date for the MAA Shareholder Meeting, if any, in favor of approval of the Parent Merger and issuance of the MAA Common Stock to be issued in the Parent Merger.

(b) MAA shall vote all MAA OP Units beneficially owned by it or any of the MAA Subsidiaries, if any, in favor of the MAA Partner Approval.

Section 7.13 Termination of Colonial Equity Incentive Plans, Colonial DRIP and Colonial ESPP.

(a) Prior to the Partnership Merger Effective Time, the Colonial Board shall adopt such resolutions or take such other actions as may be required by the Colonial Equity Incentive Plans no later than immediately prior to the Partnership Merger Effective Time to effect the intent of Article III hereof.

(b) The Colonial Board shall adopt such resolutions or take such other actions as may be required to terminate the Colonial DRIP, effective prior to the Partnership Merger Effective Time, and ensure that no purchase or other rights under the Colonial DRIP enable the holder of such rights to acquire any interest in MAA or any MAA Subsidiary as a result of such purchase or the exercise of such rights at or after the Partnership Merger Effective Time.

(c) The Colonial Board shall adopt such resolutions or take such other actions as may be required to provide that with respect to the Colonial ESPP: (A) participants in the Colonial ESPP (“ESPP Participants”) may not increase their payroll deductions under the Colonial ESPP from those in effect on the date of this Agreement; (B) no new ESPP Participants may commence participation in the Colonial ESPP following the date of this Agreement; (C) all participation in and purchases under the Colonial ESPP shall be suspended effective as of June 30, 2013 (the “ESPP Suspension Date”), such that the offering period in effect as of the date of this Agreement will be the final offering period under the Colonial ESPP until otherwise determined by the MAA Board after the Partnership Merger Effective Time; and (D) with respect to any offering period under the Colonial ESPP in effect as of the date of the Agreement, Colonial shall ensure that such offering period ends at the ESPP Suspension Date and that each ESPP Participant’s accumulated contributions for such offering period are applied to the purchase of Colonial Common Shares in accordance with the terms of the Colonial ESPP unless the ESPP Participant has previously withdrawn from such offering period in accordance with the terms of the Colonial ESPP. Any cash remaining in the Colonial ESPP after purchases occurring on the ESPP Suspension Date shall be refunded to Colonial ESPP participants promptly following the ESPP Suspension Date.

(d) If requested by MAA, Colonial shall (or shall cause each applicable Colonial Subsidiary to) terminate each Colonial Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code as of the day prior to the Closing Date (but contingent upon the occurrence of the Mergers) and adopt all required compliance amendments pursuant to written resolutions, the form and substance of which shall be reasonable satisfactory to MAA.

Section 7.14 Governance.

(a) Prior to the Partnership Merger Effective Time, the MAA Board shall adopt resolutions (subject to and effective immediately following the Partnership Merger Effective Time), and the MAA Board shall take all other actions necessary so that, effective immediately following the Partnership Merger Effective Time, the number of directors that will comprise the full MAA Board shall be 12 as set forth in, and in accordance with, Section 2.5. The current chairman of the MAA Board shall remain chairman of the MAA Board after the Partnership Merger Effective Time. After the Partnership Merger Effective Time, the headquarters of MAA will remain at MAA’s current headquarters in Memphis, Tennessee, and the NYSE ticker symbol of MAA will remain MAA’s current NYSE ticker symbol of “MAA”.

(b) By written notice to MAA within two weeks from the date hereof, Colonial shall designate the Colonial Designees to be appointed to the MAA Board pursuant to, and in accordance with, Section 2.5; provided, that (1) Thomas H. Lowder shall be a Colonial Designee, and (2) each other Colonial Designee shall be one of the current Colonial trustees listed on Section 7.14 of the Colonial Disclosure Letter.

Section 7.15 Tax Representation Letters.

(a) The Colonial Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(e) and Section 8.3(f), (ii) deliver to Hogan Lovells US LLP, counsel to Colonial, and Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to MAA, or other counsel described in Section 8.2(e) and Section 8.3(e), respectively, a tax representation letter, dated as of the effective date of the Form S-4 (as relevant) and the Closing Date and signed by an officer of Colonial and Colonial LP, in form and substance as set forth in Exhibit F, which such representations shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Hogan Lovells US LLP (or such Colonial counsel rendering such opinion) or Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or such other MAA counsel rendering such opinion) and shall be reasonably acceptable to and approved by MAA or Colonial, respectively (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), containing representations of the Colonial Parties for purposes of rendering the opinions described in Section 8.2(e) and Section 8.3(e) (and any similar opinion dated as of the effective date of the Form S-4), and (iii) deliver to Goodwin Procter LLP, counsel to MAA, and Hogan Lovells US LLP, counsel to Colonial, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of Colonial and Colonial LP, in form and substance as shall be mutually agreeable to Colonial and MAA, containing representations of the Colonial Parties as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Hogan Lovells US, LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

(b) The MAA Parties shall (i) use their reasonable best efforts to obtain or cause to be provided, as appropriate, the opinions of counsel referred to in Section 8.2(f) and Section 8.3(e), (ii) (A) deliver to Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, counsel to MAA, or other counsel described in Section 8.2(e) (and any similar opinion dated as of the effective date of the Form S-4), a tax representation letter, dated as of the effective date of the Form S-4 and the Closing Date and signed by an officer of MAA and MAA LP, in form and substance as set forth in Exhibit G-1, containing representations of the MAA Parties for purposes of rendering the opinion described in Section 8.3(e), and (B) to deliver to Hogan Lovells US LLP, counsel to Colonial, or other counsel described in Section 8.2(e), a tax representation letter, dated as of the Closing Date and signed by an officer of MAA and MAA LP, in form and substance as set forth in Exhibit G-2, containing representations of the MAA Parties for purposes of rendering the opinion described in Section 8.2(e), which such representations in Exhibits G-1 and G-2 shall be subject to such changes or modifications from the language set forth on such exhibit as may be deemed necessary or appropriate by Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or such other MAA counsel rendering such opinion) or by Hogan Lovells US LLP (or such counsel rendering the opinion) and shall be reasonably acceptable to and approved by Colonial, in the case of Exhibit G-1, and MAA, in the case of Exhibit G-2 (in either case, which approval shall not be unreasonably conditioned, withheld or delayed), and (iii) deliver to

Goodwin Procter LLP, counsel to MAA, and Hogan Lovells US LLP, counsel to Colonial, or other counsel described in Section 8.2(f) and Section 8.3(f), respectively, tax representation letters, dated as of the effective date of the Form S-4 and the Closing Date, respectively, and signed by an officer of MAA and MAA LP, in form and substance as shall be mutually agreeable to Colonial and MAA, containing representations of the MAA Parties as shall be reasonably necessary or appropriate to enable Goodwin Procter LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.2(f), respectively, and Hogan Lovells US, LLP to render an opinion on the effective date of the Form S-4 and on the Closing Date, as described in Section 8.3(f), respectively.

Section 7.16 Dividends. In the event that a distribution with respect to the Colonial Common Shares permitted under the terms of this Agreement has (i) a record date prior to the Partnership Merger Effective Time and (ii) has not been paid as of the Partnership Merger Effective Time, the holders of Colonial Common Shares and Colonial OP Units shall be entitled to receive such distribution from Colonial (or Colonial LP, as applicable) immediately prior to the time such shares are exchanged pursuant to Article III of this Agreement.

Section 7.17 Employment Matters.

(a) During the period commencing on the Closing and ending on the date that is twelve (12) months after the Closing (or if earlier, the date of the employee’s termination of employment with MAA and the MAA Subsidiaries (including Colonial LP and MAA LP)), MAA shall, and shall cause each MAA Subsidiary (including Colonial LP and MAA LP), as applicable, to, provide each individual who is an employee of Colonial or any Colonial Subsidiary immediately prior to the Closing and who remains employed by Colonial, any Colonial Subsidiary, MAA or any MAA Subsidiary (including Colonial LP and MAA LP) immediately following the Closing (each a “Continuing Employee” and collectively, the “Continuing Employees”) with (i) an aggregate annual base salary and target bonus opportunity (excluding equity-based compensation) at least equal to that provided by Colonial and the Colonial Subsidiaries immediately prior to the Closing, (ii) severance payments and benefits that are no less favorable to those provided by Colonial and the Colonial Subsidiaries immediately prior to the closing, and (iii) all other compensation and benefits, that are, in the aggregate, no less favorable than those provided to similarly situated employees of MAA or the MAA Subsidiary, as applicable, immediately following the Closing.

(b) MAA shall, and shall cause the MAA Subsidiaries (including Colonial LP and MAA LP) to, provide credit for each Continuing Employee’s length of service with Colonial and the Colonial Subsidiaries (as well as service with any predecessor employer of Colonial or any Colonial Subsidiary) for all purposes (including eligibility, vesting and benefit level, but not for purposes of any benefit accrual under any defined benefit pension plan) under each plan, program, policy, agreement or arrangement of MAA or the MAA Subsidiaries (including Colonial LP and MAA LP) (including vacation, paid time-off and severance arrangements) to the same extent that such service was recognized under a similar plan, program, policy, agreement or arrangement of Colonial or any Colonial Subsidiary, except that no such prior service credit will be required or provided to the extent that (i) it results in a duplication of benefits, or (ii) such service was not recognized under the corresponding Colonial Employee Benefit Plan.

(c) To the extent permitted by applicable Law, MAA shall cause each MAA Employee Benefit Plan in which any Continuing Employee participates that provides health or welfare benefits to (i) waive all limitations as to preexisting conditions, exclusions, waiting periods and service conditions with respect to participation and coverage requirements applicable to Continuing Employees, other than limitations applicable under the corresponding Colonial Employee Benefit Plan or to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Colonial Employee Benefit Plan and (ii) honor any payments, charges and expenses of Continuing Employees (and their eligible dependents) that were applied toward the deductible and out-of-pocket maximums under the corresponding Colonial Employee Benefit Plan in satisfying any applicable deductibles, out-of-pocket maximums or co-payments under a corresponding Colonial Buyer Benefit Plan during the calendar year in which the Closing occurs.

(d) Nothing in this Section 7.17 shall (i) confer any rights upon any Person, including any Continuing Employee or former employee of Colonial or the Colonial Subsidiaries, other than the parties to this Agreement and their respective successors and permitted assigns, (ii) constitute or create an employment agreement or create any right in any Continuing Employee or any other Person to any continued employment or service with or for Colonial, the Colonial Subsidiaries, MAA, or the MAA Subsidiaries, or to any compensation or benefits of any nature or kind whatsoever, (iii) constitute or be treated as an amendment, modification, adoption, suspension or termination of any employee benefit plan, program, policy, agreement or arrangement of Colonial, the Colonial Subsidiaries, MAA, or the MAA Subsidiaries, or (iv) alter or limit the ability of Colonial, the Colonial Subsidiaries, MAA, or the MAA Subsidiaries to amend, modify or terminate any benefit plan, program, policy, agreement or arrangement at any time assumed, established, sponsored or maintained by any of them.

Section 7.18 Transfer of Assets. Prior to the Partnership Merger Effective Time, MAA shall transfer, or cause the transfer of, the real property assets listed on Section 7.18 of the MAA Disclosure Letter to MAA LP (or to a subsidiary of MAA LP) such that (i) all of the interests owned by MAA, directly or indirectly, in the assets listed on Section 5.18(a) of the MAA Disclosure Letter shall be owned by MAA LP, directly or indirectly, at the Partnership Merger Effective Time, and in connection with such transfer, MAA LP shall issue additional MAA OP Units to MAA and (ii) following completion of the transfer of such real property assets, MAA shall not directly own any assets other than partnership interests in MAA LP or as permitted under the Amended Partnership Agreement.

Section 7.19 Registration Rights Agreements. At the Closing, Colonial and Colonial LP shall assign and MAA and MAA LP shall assume by appropriate instrument the Registration Rights Agreements set forth in Section 7.19(a) of the Colonial Disclosure Letter, subject to applicable Law; provided, that no such assumption shall be required if the issuance of New MAA OP Units and the shares of MAA Common Stock into which such New MAA OP Units may be exchanged pursuant to the terms of the Amended Partnership Agreement has been registered under the Securities Act.

ARTICLE VIII

CONDITIONS PRECEDENT

Section 8.1 Conditions to Each Party’s Obligation to Effect the Mergers. The respective obligations of the Parties to this Agreement to effect the Mergers and to consummate the other transactions contemplated by this Agreement on the Closing Date are subject to the satisfaction or (to the extent permitted by Law) waiver by each of the Parties at or prior to the Partnership Merger Effective Time of the following conditions:

(a) Shareholder Approvals. Each of the Colonial Shareholder Approval, the MAA Shareholder Approval and the MAA Partner Approval shall have been obtained.

(b) Registration Statement. The Form S-4 shall have become effective in accordance with the provisions of the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall have been issued by the SEC and remain in effect and no proceeding to that effect shall have been commenced or threatened by the SEC and not withdrawn.

(c) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Mergers or any of the other transactions contemplated by this Agreement shall be in effect.

(d) Listing. The shares of MAA Common Stock to be issued in the Parent Merger shall have been approved for listing on the NYSE, subject to official notice of issuance, at, or prior to, the Closing.

(e) Third Party Consents. The consents and approvals set forth in Section 8.1(e) of the MAA Disclosure Letter shall have been obtained and shall be in full force and effect, and all conditions to such consents shall be satisfied, except where the failure to obtain any such consent, or for any such consent to be in full force and effect or any conditions applicable thereto not to be satisfied, would not be reasonably likely to, individually or in the aggregate, have a Colonial Material Adverse Effect or MAA Material Adverse Effect.

Section 8.2 Conditions to Obligations of the MAA Parties. The obligations of the MAA Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by MAA, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties set forth in Section 4.3(a) (Capital Structure) (except the first two sentences), Section 4.4 (Authority) and Section 4.22 (Vote Required), shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 4.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, and (iii) each of the other representations and warranties of the Colonial Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “Colonial Material Adverse Effect” qualifications set forth therein) would not reasonably be expected to have, individually or in the aggregate, a Colonial Material Adverse Effect.

(b) Performance of Covenants and Obligations of the Colonial Parties. Each Colonial Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Partnership Merger Effective Time.

(c) Delivery of Certificates. Colonial shall have delivered to MAA a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the Colonial Parties, certifying to the effect that the conditions set forth in Section 8.2(a), Section 8.2(b) and Section 8.2(d) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change, or occurrence arising after the date of this Agreement that, individually, or in the aggregate, constitutes a Colonial Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. MAA shall have received the written opinion of Hogan Lovells US LLP (or other Colonial counsel reasonably acceptable to MAA), dated as of the Closing Date and in the form attached hereto as Exhibit H, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004 and ending with its taxable year that ends with the Parent Merger, Colonial has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)(B)).

(f) Section 368 Opinion. MAA shall have received the written opinion of Goodwin Procter LLP (or other counsel reasonably satisfactory to MAA), dated as of the Closing Date and in the form set forth in Exhibit J, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and in a full form customary for similar transactions and reasonably satisfactory to Colonial, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).

(g) Dissenting Shares. No more than 15% of the outstanding Colonial Common Shares as of the Closing shall be Dissenting Shares.

Section 8.3 Conditions to Obligations of the Colonial Parties. The obligations of the Colonial Parties to effect the Mergers and to consummate the other transactions contemplated by this Agreement are subject to the satisfaction or (to the extent permitted by Law) waiver by Colonial, at or prior to the Partnership Merger Effective Time, of the following additional conditions:

(a) Representations and Warranties. (i) The representations and warranties set forth in Section 5.3(a) (Capital Structure) (except the first two sentences), Section 5.4 (Authority), and Section 5.22 (Vote Required), shall be true and correct in all material respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, (ii) the representations and warranties set forth in the first two sentences of Section 5.3(a) (Capital Structure) shall be true and correct in all but de minimis respects as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, and (iii) each of the other representations and warranties of the Partnership Parties contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Partnership Merger Effective Time, as though made as of the Partnership Merger Effective Time, except (x) in each case, representations and warranties that are made as of a specific date shall be true and correct only on and as of such date, and (y) in the case of clause (iii) where the failure of such representations or warranties to be true and correct (without giving effect to any materiality or “MAA Material Adverse Effect” qualifications set forth therein) does not have, and would not reasonably be expected to have, individually or in the aggregate, a MAA Material Adverse Effect.

(b) Performance of Covenants or Obligations of the MAA Parties. Each MAA Party shall have performed in all material respects all obligations, and complied in all material respects with all agreements and covenants, required to be performed by it under this Agreement on or prior to the Partnership Merger Effective Time.

(c) Delivery of Certificates. MAA shall have delivered to Colonial a certificate, dated the date of the Closing and signed by its chief executive officer or chief financial officer on behalf of the MAA Parties, certifying to the effect that the conditions set forth in Section 8.3(a), Section 8.3(b) and Section 8.3(d) have been satisfied.

(d) Material Adverse Change. On the Closing Date, there shall not exist any event, change or occurrence arising after the date of this Agreement that, individually or in the aggregate, constitutes a MAA Material Adverse Effect.

(e) Opinion Relating to REIT Qualification. Colonial shall have received the written opinion of Baker, Donelson, Bearman, Caldwell & Berkowitz, PC (or other MAA counsel reasonably satisfactory to Colonial), dated as of the Closing Date in the form attached hereto as Exhibit I, to the effect that for all taxable periods commencing with its taxable year ended December 31, 2004, MAA has been organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code and that its past, current and intended future organization and operations will permit MAA to continue to qualify for taxation as a REIT under the Code for its taxable year which includes the Parent Merger Effective Time and thereafter (which opinion shall be based upon the representation letters described in Section 7.15(a)(ii) and Section 7.15(b)(ii)(A)).

(f) Section 368 Opinion. Colonial shall have received the written opinion of Hogan Lovells US LLP (or other counsel reasonably satisfactory to Colonial), dated as of the Closing Date and in the form set forth in Exhibit K, to the effect that, on the basis of facts, representations and assumptions set forth or referred to in such opinion and in a full form customary for similar transactions and reasonably satisfactory to MAA, the Parent Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel shall rely upon the tax representation letters described in Section 7.15(a)(iii) and Section 7.15(b)(iii).

(g) Transfer of Assets. MAA shall have effected, or shall have otherwise caused to be effected, the transfer of assets described in Section 7.18 prior to the Partnership Merger Effective Time.

ARTICLE IX

TERMINATION AND AMENDMENT

Section 9.1 Termination. This Agreement may be terminated at any time prior to the Partnership Merger Effective Time, by action taken or authorized by the MAA Board or Colonial Board, as applicable, as follows:

(a) by mutual consent of MAA and Colonial in a written instrument;

(b) by either MAA or Colonial, upon written notice to the other Party, if any Governmental Authority of competent jurisdiction shall have issued an order, decree or ruling or taken any other action permanently enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action has become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, such action;

(c) by either MAA or Colonial, upon written notice to the other Party, if the Mergers shall not have been consummated on or before 5:00 p.m. (New York time) on December 31, 2013 (such date and time referred to as the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to any Party whose failure to comply with any provision of this Agreement has been the cause of, or resulted in, the failure of the Mergers to occur on or before such date;

(d) by either MAA or Colonial, upon written notice to the other Party, if there shall have been a breach by the other Party of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of such other Party, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure to be satisfied of a condition set forth in Section 8.2(a) or (b) or Section 8.3(a)

or (b), as the case may be, unless such breach is reasonably capable of being cured, and the other Party shall continue to use its reasonable best efforts to cure such breach, prior to the Outside Date; provided, that a Party shall not have the right to terminate this Agreement pursuant to this Section 9.1(d) if such Party is then in breach of any of its own respective representations, warranties, covenants or agreements set forth in this Agreement such that the conditions set forth in Section 8.2(a) or (b) or Section 8.3(a) or (b), as the case may be, would not be satisfied;

(e) by either MAA or Colonial, if the MAA Shareholder Approval or Colonial Shareholder Approval shall not have been obtained upon a vote taken thereon at the duly convened MAA Shareholders Meeting or Colonial Shareholders Meeting, as the case may be; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to MAA where a failure to obtain the MAA Shareholder Approval was primarily caused by any action or failure to act of a MAA Party that constitutes a material breach of its obligations under Section 7.1 or Section 7.4, and the right to terminate this Agreement under this Section 9.1(e) shall not be available to Colonial where a failure to obtain the Colonial Shareholder Approval was primarily caused by any action or failure to act of a Colonial Party that constitutes a material breach of its obligations under Section 7.1 or Section 7.4;

(f) by Colonial, by written notice to MAA:

(i) at any time prior to the receipt of the Colonial Shareholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(a)(v) is made in full to MAA substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void; or

(ii) if (x) the MAA Board shall have made a Change in MAA Recommendation (provided that Colonial’s right to terminate this Agreement pursuant to this Section 9.1(f)(ii) in respect of a Change in MAA Recommendation shall expire ten (10) Business Days after the date on which Colonial receives notice from MAA of such Change in MAA Recommendation) or (y) the MAA Parties shall have materially breached any of their obligations under Section 7.4 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal);

(g) by MAA, by written notice to Colonial:

(i) at any time prior to the receipt of the MAA Shareholder Approval in order to enter into an Acquisition Agreement with respect to a Superior Proposal in accordance with Section 7.4; provided, however, that this Agreement may not be so terminated unless the payment required by Section 9.3(a)(vii) is made in full to Colonial substantially concurrently with the occurrence of such termination and the entry into such Acquisition Agreement with respect to such Superior Proposal, and in the event that such Acquisition Agreement is not substantially concurrently entered into and such payment is not concurrently made, such termination shall be null and void;

(ii) if (x) the Colonial Board shall have made a Change in Colonial Recommendation (provided that MAA’s right to terminate this Agreement pursuant to this Section 9.1(g)(ii) in respect of a Change in Colonial Recommendation shall expire ten (10) Business Days after the date on which MAA receives notice from Colonial of such Change in Colonial Recommendation) or (y) the Colonial Parties shall have materially breached any of their obligations under Section 7.4 (other than any immaterial or inadvertent breaches thereof not intended to result in an Acquisition Proposal);

(h) by either MAA or Colonial, if the MAA Partner Approval shall not have been obtained prior to, or contemporaneously with, the MAA Shareholder Meeting; provided, however, that the right to terminate this Agreement under this Section 9.1(h) shall not be available to MAA where a failure to obtain the MAA Partner Approval was primarily caused by any action or failure to act of a MAA Party that constitutes a material breach of this Agreement.

Section 9.2 Effect of Termination.

(a) In the event that this Agreement is terminated pursuant to Section 9.1, written notice thereof shall be given to the other Party or Parties, specifying the provisions hereof pursuant to which such termination is made and describing the basis therefor in reasonable detail, and subject to compliance with Section 9.3, this Agreement shall forthwith become null and void and of no further force or effect whatsoever without liability on the part of any Party hereto, and all rights and obligations of any Party hereto shall cease; provided, however, that, notwithstanding anything in the foregoing to the contrary (a) no such termination shall relieve any Party hereto of any liability or damages resulting from or arising out of fraud or any intentional breach of this Agreement; and (b) the Confidentiality Agreement, Section 7.2(b), this Section 9.2, Section 9.3, Article X (other than Section 10.1) and the definitions of all defined terms appearing in such sections shall survive any termination of this Agreement pursuant to Section 9.1. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the Governmental Authority or other Person to which they were made. For purposes of the foregoing, “intentional breach” shall mean a material breach that is a consequence of an act knowingly undertaken by the breaching Party with the intent of causing a breach of this Agreement.

Section 9.3 Termination Fees and Expense Amount.

(a) If, but only if, this Agreement is terminated:

(i) by either MAA or Colonial pursuant to Section 9.1(c), Section 9.1(e) or Section 9.1(h), or by Colonial pursuant to Section 9.1(d), and MAA (x) receives or has received a bona fide Acquisition Proposal with respect to MAA after the date of this Agreement, which proposal has been publicly announced prior to the date of the MAA Shareholder Meeting (with respect to a termination under Section 9.1(e) or Section 9.1(h))

or prior to the termination of this Agreement (with respect to a termination under Section 9.1(c) or Section 9.1(d)), and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then MAA shall pay, or cause to be paid, to Colonial a fee equal to the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(iv) below, the Expense Amount, by wire transfer of same day funds to an account designated by Colonial, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(i), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(ii) by either MAA or Colonial pursuant to Section 9.1(c) or Section 9.1(e) or by MAA pursuant to Section 9.1(d) and Colonial (x) receives or has received a bona fide Acquisition Proposal with respect to Colonial, which proposal has been publicly announced prior to the date of the Colonial Shareholder Meeting (with respect to a termination under Section 9.1(e)) or prior to the termination of this Agreement (with respect to a termination under Section 9.1(c) or Section 9.1(d)) and (y) within twelve (12) months of the termination of this Agreement, consummates a transaction regarding, or executes a definitive agreement which is later consummated with respect to, an Acquisition Proposal, then Colonial shall pay, or cause to be paid, to MAA the Termination Fee plus, if not previously paid pursuant to Section 9.3(a)(v) below, the Expense Amount, by wire transfer of same day funds to an account designated by MAA, not later than the consummation of such transaction arising from such Acquisition Proposal; provided, however, that for purposes of this Section 9.3(a)(ii), the references to “twenty percent (20%)” in the definition of Acquisition Proposal shall be deemed to be references to “fifty percent (50%)”;

(iii) by either MAA or Colonial pursuant to Section 9.1(e) because the MAA Shareholder Approval shall not have been obtained, by either MAA or Colonial pursuant to Section 9.1(h) because the MAA Partner Approval shall not have been obtained, or by Colonial pursuant to Section 9.1(d), then MAA shall pay, or cause to be paid, to Colonial the Expense Amount (by wire transfer to an account designated by Colonial) within two (2) Business Days of such termination;

(iv) by either MAA or Colonial pursuant to Section 9.1(e) because the Colonial Shareholder Approval shall not have been obtained, or by MAA pursuant to Section 9.1(d), then Colonial shall pay, or cause to be paid, to MAA the Expense Amount (by wire transfer to an account designated by MAA) within two (2) Business Days of such termination;

(v) by Colonial pursuant to Section 9.1(f)(i) then Colonial shall pay, or cause to be paid, to MAA the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by MAA as a condition to the effectiveness of such termination;

(vi) by Colonial pursuant to Section 9.1(f)(ii), then MAA shall pay, or cause to be paid, to Colonial the Termination Fee together with Expense Amount, by wire transfer of same day funds to an account designated by Colonial, within two (2) Business Days of such termination;

(vii) by MAA pursuant to Section 9.1(g)(i), then MAA shall pay, or cause to be paid, to Colonial the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by Colonial as a condition to the effectiveness of such termination; or

(viii) by MAA pursuant to Section 9.1(g)(ii), then Colonial shall pay, or cause to be paid, to MAA the Termination Fee together with the Expense Amount, by wire transfer of same day funds to an account designated by MAA, within two (2) Business Days of such termination;

(b) Notwithstanding anything to the contrary set forth in this Agreement, the Parties agree that:

(i) under no circumstances shall MAA or Colonial be required to pay the Termination Fee and the Expense Amount on more than one occasion; and

(ii) neither MAA nor Colonial shall be required to pay any amount in excess of the sum of the Termination Fee and the Expense Amount, except as set forth in Section 9.3(c) or in the case of such Party’s fraud or intentional breach of this Agreement.

(c) Each of the Parties hereto acknowledges that (i) the agreements contained in this Section 9.3 are an integral part of the transactions contemplated by this Agreement, (ii) neither the Termination Fee nor the Expense Amount is a penalty, and (iii) without these agreements, the Parties would not enter into this Agreement; accordingly, if MAA or Colonial, as the case may be, fails to timely pay any amount due pursuant to this Section 9.3 and, in order to obtain such payment, either MAA or Colonial, as the case may be, commences a suit that results in a judgment against the other Party for the payment of any amount set forth in this Section 9.3, such paying Party shall pay the other Party its costs and Expenses in connection with such suit, together with interest on such amount at the annual rate of the prime rate of Citibank, N.A. in effect on the date of payment for the period from the date such payment was required to be made through the date such payment was actually received, or such lesser rate as is the maximum permitted by applicable Law

(d) Limitations on Payment

(i) If one Party to this Agreement (the “Fee Payor”) is required to pay another Party to this Agreement (the “Fee Payee”) an Expense Amount and/or Termination Fee, such Expense Amount and/or Termination Fee, as applicable, shall be paid into escrow on the date such payment is required to be paid by the Fee Payor pursuant to this Agreement by wire transfer of immediately available funds to an escrow account designated in accordance with this Section 9.3(d). In the event that the Fee Payor is obligated to pay the Fee Payee the Expense Amount and/or Termination Fee, as applicable, the amount payable to the Fee Payee in any tax year of the Fee Payee shall not exceed the lesser of (i) the Expense Amount and/or Termination Fee, as applicable, of the Fee Payee, and (ii) the sum of (A) the maximum amount that can be paid to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Section 856(c)(2) and (3) of the Code for the relevant tax year, determined as if the payment of such amount did not constitute income described in Sections 856(c)(2) or 856(c)(3) of the Code (“Qualifying Income”) and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in each case, as determined by the Fee Payee’s independent accountants, plus (B) in the event the Fee Payee receives either (x) a letter from the Fee Payee’s counsel indicating that the Fee Payee has received a ruling from the IRS as described below in this Section 9.3(d) or (y) an opinion from the Fee Payee’s outside counsel as described below in this Section 9.3(d), an amount equal to the excess of the Expense Amount and/or the Termination Fee, as applicable, less the total amount paid under clause (A) above.

(ii) To secure the Fee Payor’s obligation to pay these amounts, the Fee Payor shall deposit into escrow an amount in cash equal to the Expense Amount or the Termination Fee, as applicable, with an escrow agent selected by the Fee Payor on such terms (subject to this Section 9.3(d)) as shall be mutually agreed upon by the Fee Payor, the Fee Payee and the escrow agent. The payment or deposit into escrow of the Expense Amount or the Termination Fee, as applicable, pursuant to this Section 9.3(d) shall be made at the time the Fee Payor is obligated to pay the Fee Payee such amount pursuant to Section 9.3 by wire transfer. The escrow agreement shall provide that the Expense Amount or the Termination Fee, as applicable, in escrow or any portion thereof shall not be released to the Fee Payee unless the escrow agent receives any one or combination of the following: (i) a letter from the Fee Payee’s independent accountants indicating the maximum amount that can be paid by the escrow agent to the Fee Payee without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income and the Fee Payee has income from unknown sources during such year in an amount equal to 1% of its gross income which is not Qualifying Income (in addition to any known or anticipated income which is not Qualifying Income), in which case the escrow agent shall release such amount to the Fee Payee, or (ii) a letter from the Fee Payee’s counsel indicating that (A) the Fee Payee received a ruling from the IRS holding that the receipt by the Fee Payee of the Expense Amount and/or Termination Fee, as applicable, would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code or (B) the Fee Payee’s outside counsel has rendered a legal opinion to the effect that the receipt by the Fee Payee of the Expense Amount and/or the Termination Fee, as applicable, should either constitute Qualifying Income or should be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code, in which case the escrow agent shall release the remainder of the Expense Amount and/or the Termination Fee, as applicable, to the Fee Payee. The Fee Payor agrees to amend this Section 9.3(d) at the reasonable request of the Fee Payee in order to (i) maximize the portion of the Expense Amount and/or the Termination Fee, as applicable, that may be distributed to the Fee Payee hereunder without causing the Fee Payee to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (ii) improve the Fee Payee’s chances of securing a favorable ruling described in this Section 9.3(d) or (iii) assist the Fee Payee in obtaining a favorable legal opinion from its outside counsel as described in this Section 9.3(d). Any amount of the Expense Amount and/or the Termination Fee, as applicable, that remains unpaid as of the end of a taxable year shall be paid as soon as possible during the following taxable year, subject to the foregoing limitations of this Section 9.3(d), provided, that the obligation of the Fee Payor to pay the unpaid portion of the Expense Amount and/or the Termination Fee, as applicable, shall terminate on the December 31 following the date which is five (5) years from the date of this Agreement. Any costs and expenses of the escrow agent shall be borne solely by the Fee Payee.

Any payment due to a Party described in Section 9.3(c) shall be subject to the same limitations on payment as set forth in this Section 9.3(d).

(e) Except as set forth in this Section 9.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the Mergers are consummated.

Section 9.4 Amendment. To the extent permitted by applicable Law, this Agreement may be amended by the Parties hereto, by action taken or authorized by the Colonial Board or the MAA Board, as applicable, at any time before or after approval of the matters presented in connection with the Mergers by the shareholders of MAA, shareholders of Colonial or holders of MAA OP Units, but, after any such approval, no amendment shall be made which by Law requires further approval by such shareholders or holders without such further approval by such shareholders or holders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties hereto.

Section 9.5 Extension; Waiver. At any time prior to the Partnership Merger Effective Time, the Parties hereto, by action taken or authorized by the Colonial Board or the MAA Board, as applicable, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other Party hereto, (b) waive any inaccuracies in the representations and warranties of the other Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a Party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party. The failure of a Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. No single or partial exercise of any right, remedy, power or privilege hereunder shall preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Any waiver shall be effective only in the specific instance and for the specific purpose for which given and shall not constitute a waiver to any subsequent or other exercise of any right, remedy, power or privilege hereunder.

ARTICLE X

GENERAL PROVISIONS

Section 10.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, and agreements, shall survive the Partnership Merger Effective Time, except for those covenants and agreements contained herein and therein that by their terms apply or are to be performed in whole or in part after the Partnership Merger Effective Time. The Confidentiality Agreements will survive termination of this Agreement in accordance with its terms.

Section 10.2 Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be delivered personally, by telecopy or telefacsimile, by a recognized courier service, or by registered or certified mail, return receipt requested, postage prepaid, and in each case shall be deemed duly given on the date of actual delivery, upon confirmation of receipt. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice, and a copy of each notice shall also be sent via e-mail.

(a)	if to the MAA Parties, to:

Mid-America Apartment Communities, Inc.
6584 Poplar Avenue
Memphis, TN 38138
	Telephone:	(901) 682-6600
	Facsimile:	(901) 682-6667
	Attention:	H. Eric Bolton Jr.
Chief Executive Officer

with copies to:

Goodwin Procter LLP
620 Eighth Avenue
New York, NY 10018
	Telephone:	(212) 813-8800
	Facsimile:	(212) 355-3333
	Attention:	Gilbert G. Menna
Yoel Kranz

and

Baker, Donelson, Bearman, Caldwell & Berkowitz, PC
First Tennessee Building
165 Madison Avenue
Suite 2000
Memphis, TN 38103
	Telephone:	(901) 526-2000
	Facsimile:	(901) 577-2303
	Attention:	Robert J. DelPriore

(b)	if to the Colonial Parties, to:

Colonial Properties Trust
2101 Sixth Avenue North, Suite 750
Birmingham, AL 35203
	Telephone:	(205) 250-8700
	Facsimile:	(205) 986-6915
	Attention:	Thomas H. Lowder
Chief Executive Officer

with copies to:

Hogan Lovells US LLP
Columbia Square
555 Thirteenth Street, NW
Washington, DC 20004
	Telephone:	(202) 637-5600
	Facsimile:	(202) 637-5910
	Attention:	Paul Manca
Joseph Gilligan

and

Burr & Forman LLP
420 North 20th Street
Suite 3400
Birmingham, AL 35203
	Telephone:	(205) 251-3000
	Facsimile:	(205) 458-5100
	Attention:	Ed Hardin, Jr.
Jack Stephenson, Jr.

Section 10.3 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party (including by means of electronic delivery), it being understood that the Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 10.4 Entire Agreement; No Third-Party Beneficiaries. This Agreement (including the schedules, documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement, which shall survive the execution and delivery of this Agreement. Nothing in this Agreement, express or implied, is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement except for (i) the rights, benefits and remedies granted to the Indemnified Parties under Section 7.6, (ii) after the Partnership Merger Effective Time, the rights of the holders of MAA OP Units to receive the consideration set forth in Article III in accordance with the provisions of this Agreement; (iii) after the Parent Merger Effective Time, the rights of the holders of Colonial Common Shares to receive the Merger Consideration, and the rights of holders of Colonial Options and Colonial Restricted Share Awards to receive the consideration specified in Article III in accordance with the provisions of this Agreement, and (iv) the right of Colonial and MAA, on behalf of its respective shareholders, to pursue claims for damages and other relief, including equitable relief, for the other Parties’ intentional breach of this Agreement, to the extent recovery is otherwise permitted under Section 9.2. The representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of the knowledge of any of the Parties. Accordingly, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

Section 10.5 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability and, unless the effect of such invalidity or unenforceability would prevent the Parties from realizing the major portion of the economic benefits of the Mergers that they currently anticipate obtaining therefrom, shall not render invalid or unenforceable the remaining terms and provisions of this Agreement or affect the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 10.6 Assignment. Neither this Agreement nor any of the rights, interests or obligations of the Parties hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any attempt to make any such assignment without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

Section 10.7 Governing Law. This Agreement and all claims or causes of actions (whether at Law, in contract or in tort) that may be based upon, arise out of or related to this Agreement or the negotiation, execution or performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements entered into and performed entirely therein by residents thereof, without regard to any provisions relating to choice of laws among different jurisdictions, except that (i) the laws of the State of Alabama (including the provisions of the AREITL and the ABNEC applicable to the Parent Merger) will apply to the Parent Merger and to the discharge of the fiduciary duties of the Colonial Board or any committee thereof in connection herewith, and (ii) the laws of the State of Tennessee (including the provisions of the TBCA applicable to the Parent Merger) will apply to the Parent Merger and the Partnership Merger and to the discharge of the fiduciary duties of the MAA Board or any committee thereof in connection herewith.

Section 10.8 Specific Performance; Venue. The Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article IX, the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each Party hereto hereby waives any requirement for the securing or posting of any bond in connection with such remedy, this being in addition to any other remedy to which they are entitled at Law or in equity. Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by any other Party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall decline to accept jurisdiction over a particular matter, in which case, in any federal court within the State of Delaware), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise)

and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper, or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

Section 10.9 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY SUIT, ACTION OR OTHER PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH PARTY WOULD NOT, IN THE EVENT OF ANY ACTION, SUIT OR PROCEEDING, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT, BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 10.9.

Section 10.10 Authorship. The Parties agree that the terms and language of this Agreement are the result of negotiations between the Parties and their respective advisors and, as a result, there shall be no presumption that any ambiguities in this Agreement shall be resolved against any Party. Any controversy over construction of this Agreement shall be decided without regard to events of authorship or negotiation.

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IN WITNESS WHEREOF, MAA, MAA LP, Colonial, Colonial LP and OP Merger Sub have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

MID-AMERICA APARTMENTS, L.P.

By:	Mid-America Apartment Communities, Inc.,
its sole general partner

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

MARTHA MERGER SUB, L.P.

By:	Mid-America Apartments, L.P.,
its sole general partner

By:	Mid-America Apartment Communities, Inc.,
its sole general partner

By:	/s/ H. Eric Bolton, Jr.
	Name:	H. Eric Bolton, Jr.
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page 1 of 2 to Agreement and Plan of Merger]

COLONIAL PROPERTIES TRUST

By:	/s/ Thomas H. Lowder
	Name:	Thomas H. Lowder
	Title:	Chairman of the Board and Chief Executive Officer

COLONIAL REALTY LIMITED PARTNERSHIP

By:	Colonial Properties Trust,
its sole general partner

By:	/s/ Thomas H. Lowder
	Name:	Thomas H. Lowder
	Title:	Chairman of the Board and Chief Executive Officer

[Signature Page 2 of 2 to Agreement and Plan of Merger]

EXHIBITS AND SCHEDULES*

*	The Company will furnish supplementally a copy of any omitted exhibit or schedule to the SEC upon request; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended, for any schedule or exhibit so furnished.

Exhibit D

PLAN OF MERGER

THIS PLAN OF MERGER (the “Plan of Merger”), dated as of [                     ], 2013, is by and between MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (“MAA”) and COLONIAL PROPERTIES TRUST, an Alabama real estate investment trust (“Colonial”). MAA and Colonial are each sometimes referred to herein as a “Party” and collectively as the “Parties.”

R E C I T A L S:

WHEREAS, concurrently with the execution and delivery of this Plan of Merger, Colonial and MAA have entered into an Agreement and Plan of Merger (the “Merger Agreement”) that, among other things, contemplates a merger of Colonial with and into MAA, with MAA being the surviving entity (the “Parent Merger”), on the terms and subject to the conditions set forth in this Plan of Merger and in accordance with the Alabama Real Estate Investment Trust Law (as amended, the “AREITL”), the Alabama Business and Nonprofit Entities Code (“ABNEC”) and the Tennessee Business Corporation Act (as amended, the “TBCA”).

WHEREAS, the board of directors of MAA and the board of trustees of Colonial have determined that it is in the best interests of their respective companies and respective shareholders for MAA and Colonial to combine their businesses by way of a merger of Colonial with and into MAA, with MAA being the surviving entity.

WHEREAS, the MAA Board has authorized the execution and delivery of this Plan of Merger to effectuate the Parent Merger.

WHEREAS, the Colonial Board has deemed the Parent Merger advisable and has authorized the execution and delivery of this Plan of Merger to effectuate the Parent Merger.

NOW, THEREFORE, in consideration of the premises and mutual covenants and agreements of the Parties set forth herein, the Parties hereby agree as follows:

1. Definitions. For purposes of this Plan of Merger, capitalized terms used and not otherwise defined herein shall have the following meanings:

(a) “Colonial Common Shares” means common shares of beneficial interest in Colonial, par value $0.01 per share.

(b) “Colonial Equity Incentive Plans” means the Colonial 2008 Omnibus Incentive Plan, as amended, the Colonial Third Amended and Restated Share Option and Restricted Share Plan, as amended, and the Colonial Non-Employee Trustee Share Option Plan, as amended.

(c) “Colonial Option” means any option to purchase Colonial Common Shares under the Colonial Equity Incentive Plans or otherwise.

(d) “Colonial Restricted Share Award” means an award of Colonial Common Shares granted under the Colonial Equity Incentive Plans that are unvested or subject to a substantial risk of forfeiture.

(e) “Colonial Subsidiary” means Colonial LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) Colonial and/or Colonial LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) Colonial and/or any Person that is a Colonial Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “Colonial Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) Colonial and/or Colonial LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

(f) “MAA Common Stock” means shares of common stock in MAA, par value $0.01 per share.

(g) “MAA Subsidiary” means MAA LP and any corporation, other partnership, limited liability company, joint venture, business trust, real estate investment trust or other organization, whether incorporated or unincorporated, or other legal entity of which (a) MAA and/or MAA LP directly or indirectly owns or controls at least a majority of the capital stock or other equity interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions, (b) MAA and/or any Person that is a MAA Subsidiary by reason of the application of clause (a) or clause (c) of this definition of “MAA Subsidiary” is a general partner, manager, managing member, trustee, director or the equivalent, or (c) MAA and/or MAA LP, directly or indirectly, holds a majority of the beneficial, equity, capital, profits or other economic interest.

(h) “Partnership Merger” means a merger transaction involving Mid-America Apartments, L.P., a Tennessee limited partnership (“MAA LP”) and Colonial Realty Limited Partnership (“Colonial LP”), a Delaware limited partnership, in which immediately prior to the Parent Merger, Colonial LP shall merge with and into MAA LP, with MAA LP continuing as the surviving entity and a subsidiary of MAA thereafter.

(i) “Person” means an individual, corporation, partnership, limited partnership, limited liability company, person (including a “person” as defined in Section 13(d)(3) of the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder), trust, association or other entity or a Governmental Authority or a political subdivision, agency or instrumentality of a Governmental Authority.

2. The Parent Merger. As of the Parent Merger Effective Time (as defined herein), Colonial shall be merged with and into MAA, with MAA being the surviving business entity in the merger. The Parent Merger will have the effects set forth in the AREITL and the TBCA.

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3. Effective Time of the Parent Merger. The Parent Merger shall become effective upon the later of such time as the articles of merger have been accepted for record by the Office of the Secretary of State for the State of Alabama or the effective time of the Parent Merger in Tennessee (the “Parent Merger Effective Time”).

4. Effects of Merger on Colonial Common Shares. At the Parent Merger Effective Time and by virtue of the Parent Merger and without any further action on the part of MAA, Colonial, or the holders of any securities of MAA or Colonial:

(a) Cancellation of Certain Colonial Common Shares. Each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time that is held by MAA, any MAA Subsidiary or any wholly owned Colonial Subsidiary shall no longer be outstanding and shall automatically be retired and shall cease to exist, and no payment shall be made with respect thereto.

(b) Conversion of Certain Colonial Common Shares. Except as indicated otherwise herein, each Colonial Common Share issued and outstanding immediately prior to the Parent Merger Effective Time (other than shares to be cancelled in accordance with Section 4(a) and any Dissenting Shares (as defined in and to the extent provided in Section 4(c))), shall automatically be converted into the right to receive [0.360] (as the same may be adjusted pursuant to Section 4(g), the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of MAA Common Stock ( the “Merger Consideration”), without interest.

(c) Dissenting Shares. Notwithstanding anything herein to the contrary, Colonial Common Shares that are outstanding immediately prior to the Parent Merger Effective Time and that are held by any Person who is entitled to dissent and properly perfects such Person’s dissenters’ rights of appraisal with respect to such Colonial Common Shares (the “Dissenting Shares”) pursuant to, and who complies in all respects with, Section 10A-2-13.01 et. seq. of the ABNEC shall not be converted into shares of MAA Common Stock as provided in Section 4(b), but rather the holders of Dissenting Shares shall be entitled to payment by MAA of the fair value (as provided in Section 10A-2-13.01 et. seq. of the ABNEC (“ABNEC Article 13”)) of such Dissenting Shares in accordance with ABNEC Article 13; provided, however, that if any such holder shall fail to perfect or otherwise shall waive, withdraw or lose the right to dissent under ABNEC Article 13, then the right of such holder to be paid the fair value of such holder’s Dissenting Shares shall cease and such Dissenting Shares shall be deemed to have been converted as of the Parent Merger Effective Time into, and shall have become exchangeable solely for the right to receive, shares of MAA Common Stock as provided in Section 4(b).

(d) Fractional Colonial Common Shares. No certificate or scrip representing fractional shares of MAA Common Stock shall be issued upon the surrender for exchange of certificates or the transfer of book-entry shares registered in the transfer books of Colonial, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of MAA. Notwithstanding any other provision herein, each holder of Colonial Common Shares converted pursuant to the Parent Merger who would otherwise have been entitled to receive a fraction of a share of MAA Common Stock shall receive, in lieu thereof, cash, without interest, in an amount equal to such fractional part of a share of MAA Common Stock multiplied by the volume weighted average price of MAA Common Stock for the ten (10) trading days immediately prior to the Closing Date, starting with the opening of trading on the first trading day to the closing of the second to last trading day prior to the Closing Date, as reported by Bloomberg (the “Fractional Share Consideration”).

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(e) Conversion of Restricted Colonial Common Shares. Any and all Colonial Common Shares subject to Colonial Restricted Share Awards that are converted into the right to receive MAA Common Stock pursuant to Section 4(b) shall be converted into the right to receive shares of MAA Common Stock that are subject to the same vesting and forfeiture conditions and other terms and conditions as are applicable to the Colonial Restricted Share Award immediately prior to the Parent Merger Effective Time.

(f) Conversion of Colonial Options. Each outstanding Colonial Option, whether or not exercisable at the Parent Merger Effective Time, shall be assumed by MAA by virtue of the Parent Merger and without any action on the part of the holder thereof. Subject to, and in accordance with, the terms of the applicable Colonial Equity Incentive Plan and award agreement or other agreement or other document evidencing Colonial Options, from and after the Parent Merger Effective Time, each Colonial Option so assumed by MAA pursuant to the Parent Merger will otherwise continue to have, and be subject to, the same terms and conditions (including vesting schedule) as were applicable to the corresponding Colonial Option immediately prior to the Parent Merger Effective Time as set forth in the applicable Colonial Equity Incentive Plan (including any applicable award agreement, other agreement or other document evidencing such Colonial Option) immediately prior to the Parent Merger Effective Time, except that, from and after the Parent Merger Effective Time, (A) each Colonial Option, when exercisable, will be exercisable for that number of whole shares of MAA Common Stock equal to the product of the number of Colonial Common Shares that were subject to such Colonial Option immediately prior to the Parent Merger Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole number of shares of MAA Common Stock and (B) the per share exercise price for the shares of MAA Common Stock issuable upon exercise of such assumed Colonial Option will be equal to the quotient determined by dividing the exercise price of each Colonial Common Share subject to such assumed Colonial Option by the Exchange Ratio, rounded up to the nearest whole cent.

(g) Adjustments. If at any time during the period between the date of this Plan of Merger and the effective time of the Partnership Merger (the “Partnership Merger Effective Time”), Colonial should split, combine or otherwise reclassify the Colonial Common Shares, or make a dividend or other distribution in Colonial Common Shares (including any dividend or other distribution of securities convertible into Colonial Common Shares), or engage in a reclassification, reorganization, recapitalization or exchange or other like change, then (without limiting any other rights of the other Parties hereunder), the Exchange Ratio shall be ratably adjusted to reflect fully the effect of any such change. If at any time during the period between the date of this Plan of Merger and the Partnership Merger Effective Time, MAA should split, combine or otherwise reclassify the MAA Common Stock, or make a distribution in shares of MAA Common Stock (including any dividend or other distribution of securities convertible into MAA Common Stock), or engage in a reclassification, reorganization, recapitalization or exchange or other like change (without limiting any other rights of the other Parties hereunder), then the Exchange Ratio shall be ratably adjusted to reflect any such change.

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(h) Withholding Rights. The Parties, Colonial LP, MAA LP, the respective affiliates of the foregoing and the bank or trust company appointed by MAA to act as exchange agent for the payment and delivery of the Merger Consideration and the Fractional Share Consideration, as applicable, shall be entitled to deduct and withhold from the Merger Consideration and Fractional Share Consideration (and any other consideration otherwise payable pursuant to this Plan of Merger or deemed paid for tax purposes), such amounts as it is required to deduct and withhold with respect to such payments under the Internal Revenue Code of 1986, as amended, or any other provision of state, local or foreign law. Any such amounts so deducted and withheld shall be paid over to the applicable governmental authority in accordance with applicable law and shall be treated for all purposes of this Plan of Merger as having been paid to the person in respect of which such deduction and withholding was made.

(i) Governing Documents. The charter and bylaws of MAA as in effect immediately prior to the Parent Merger Effective Time shall be the charter and bylaws of MAA immediately following the Parent Merger Effective Time, until further amended in accordance with applicable law.

(j) Termination; Abandonment. At any time prior to the Parent Merger Effective Time, this Plan of Merger may be terminated or abandoned by the Board of Directors of MAA or the Board of Trustees of Colonial. In the event of such termination or abandonment, this Plan of Merger shall become void and neither MAA nor Colonial nor their respective shareholders, trustees, directors or officers shall be liable in respect to such termination or abandonment.

5. Effects of Merger on MAA Common Stock. The presently outstanding MAA Common Stock shall remain outstanding, and the present holders of the MAA Common Stock shall retain their present rights therein.

6. Counterparts. This Plan of Merger may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the Parties and delivered to each other Party, it being understood that the Parties need not sign the same counterpart.

7. No Third Party Beneficiaries. Nothing in this Plan of Merger, express or implied, is intended to or shall confer upon any person (other than the Parties hereto) any right, benefit or remedy of any nature whatsoever under or by reason of this Plan of Merger except for, after the Parent Merger Effective Time, the rights of the holders of Colonial Common Shares to receive the Merger Consideration, and the rights of holders of Colonial Options and Colonial Restricted Share Awards to receive the consideration specified in Section 4 in accordance with the provisions of this Plan of Merger.

8. Effect on Merger Agreement. This Plan of Merger is intended to be the plan of merger for the Parent Merger as required by the ABNEC, AREITL and TBCA and has been executed pursuant to and in accordance with the Merger Agreement for the purpose of effecting the Parent Merger in accordance with the laws of Alabama and Tennessee. The parties to the Merger Agreement shall continue to be bound by the terms and conditions of the Merger Agreement, except that if the terms of this Plan of Merger are in conflict with any of the terms of the Merger Agreement, the terms of this Plan of Merger shall govern to the extent of such conflict.

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IN WITNESS WHEREOF, MAA and Colonial have caused this Plan of Merger to be signed by their respective officers thereunto duly authorized, all as of the date first set forth above.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By:
Name: H. Eric Bolton, Jr.
Title: Chairman of the Board and Chief Executive Officer

COLONIAL PROPERTIES TRUST

By:
Name: Thomas H. Lowder
Title: Chairman of the Board and Chief Executive Officer

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